Exhibit 10.1

CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS BEEN EXCLUDED BECAUSE IT (I) IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

Confidential

OPTION, LICENSE AND COLLABORATION AGREEMENT

by and between

Assembly Biosciences, Inc.

and

Gilead Sciences, Inc.

dated as of October 15, 2023

Option, License and Collaboration Agreement

i

Option, License and Collaboration Agreement

5.3	Gilead Development Reports	57

ARTICLE VI REGULATORY MATTERS FOR OPTIONED PRODUCTS		58

6.1	Responsibility	58

6.2	Regulatory Transition	58

6.3	Ownership of Information Contained in Regulatory Materials and Regulatory Approvals	59

ARTICLE VII COMMERCIALIZATION IN OPTIONED PROGRAMS		60

7.1	Commercialization Responsibility and Diligence	60

ARTICLE VIII MANUFACTURE AND SUPPLY IN OPTIONED PROGRAMS		60

8.1	Manufacturing Responsibility	60

8.2	Transitional Supply	60

8.3	Manufacturing Technology Transfer	61

8.4	Other Tech Transfer	61

8.5	Supply by Gilead	61

ARTICLE IX NON-OPTIONED GILEAD PROGRAMS		61

9.1	Development Responsibility and Diligence	62

9.2	Assembly Development Reports	62

9.3	Commercialization Responsibility and Diligence	62

9.4	[***]	62

ARTICLE X ASSEMBLY OPTIONS		63

10.1	Assembly Profit-Share Option	63

10.2	Co-Promotion Option	64

ARTICLE XI COLLABORATION TERM		65

11.1	Termination of the Collaboration Term – in General	65

11.2	Termination of the Collaboration Term – Change of Control	65

11.3	Consequences of Expiration or Termination of the Collaboration Term	66

ARTICLE XII FINANCIALS		66

12.1	Upfront Consideration	66

12.2	Option Payment	67

12.3	[***]	67

Option, License and Collaboration Agreement

12.4	Option Continuation Payments	67

12.5	Milestones	68

12.6	Optioned Product Royalties	70

12.7	Royalty Payments and Reports	72

12.8	Sublicense Revenue	72

12.9	Payments to Third Parties	73

12.10	Following Royalty Term and Sublicense Revenue Term	74

12.11	Profit-Share Program R&D Costs	74

12.12	Shared Operating Profits and Operating Losses	75

12.13	Reimbursement of Research and Development Costs	76

12.14	Taxes	76

12.15	Foreign Exchange	77

12.16	Late Payments	78

12.17	Financial Records; Audits	78

12.18	Manner and Place of Payment	78

12.19	No Double Counting; GAAP	78

ARTICLE XIII LICENSES; TECHNOLOGY TRANSFER		79

13.1	Exclusive Licenses to Assembly	79

13.2	Non-Exclusive Licenses to Gilead	79

13.3	Exclusive Licenses to Gilead	80

13.4	Sublicensing	80

13.5	Gilead Licensed Know-How Transfer	81

13.6	Covenant Regarding Excluded License IP	81

13.7	[***]	81

13.8	Additional Gilead Third Party Agreements	82

13.9	No Implied Licenses	82

13.10	Non-Exclusivity	82

13.11	Confirmatory Licenses	82

ARTICLE XIV INTELLECTUAL PROPERTY		83

14.1	Ownership - Generally	83

14.2	Prosecution of Patents	84

14.3	Patent Term Extensions	87

14.4	Product Orange Book Listings	87

Option, License and Collaboration Agreement

14.5	Infringement by Third Parties	88

14.6	Defense of Patents	91

14.7	Defense of Infringement or Misappropriation Actions	92

14.8	Patent Marking	94

14.9	Personnel Obligations	94

14.10	Product Trademarks	94

ARTICLE XV REPRESENTATIONS AND WARRANTIES AND COVENANTS		95

15.1	Mutual Representations, Warranties and Covenants	95

15.2	Representations and Warranties of Assembly	96

15.3	Representations and Warranties of Gilead	102

15.4	No Other Representations or Warranties	105

15.5	Post-Effective Date Covenants	105

15.6	Compliance Violations	108

ARTICLE XVI INDEMNIFICATION		109

16.1	Indemnification by Assembly	109

16.2	Indemnification by Gilead	110

16.3	Indemnification Procedures	110

16.4	Shared Development Losses	111

16.5	Shared Commercialization Losses	111

16.6	Limitation of Liability	112

16.7	Insurance	112

ARTICLE XVII CONFIDENTIALITY		113

17.1	Confidentiality Obligations	113

17.2	Authorized Disclosure of Confidential Information	114

17.3	Terms of Agreements	116

17.4	Public Disclosures of Data	116

ARTICLE XVIII TERM AND TERMINATION		118

18.1	Term	118

18.2	Termination at Will	119

18.3	Termination by Either Party for Material Breach	120

18.4	Termination by Either Party for Insolvency	121

18.5	Termination of Gilead Program for Inactivity	121

Option, License and Collaboration Agreement

18.6	Effects of Termination of this Agreement	121

18.7	Alternative to Termination	125

18.8	Other Remedies	126

18.9	Rights in Bankruptcy	126

18.10	Survival	126

ARTICLE XIX DISPUTE RESOLUTION		127

19.1	Disputes	127

19.2	Arbitration	128

19.3	Governing Law	130

19.4	Award	130

19.5	Injunctive Relief	130

19.6	Jurisdiction	131

19.7	Patent and Trademark Disputes	131

ARTICLE XX MISCELLANEOUS		131

20.1	Entire Agreement; Amendment	131

20.2	No Third Party Beneficiary Rights	131

20.3	Force Majeure	131

20.4	Notices	132

20.5	No Strict Construction; Headings	132

20.6	Assignment, Change of Control	133

20.7	Subcontractors	133

20.8	Compliance with Applicable Law	134

20.9	Further Actions	134

20.10	Severability	134

20.11	No Waiver	134

20.12	Independent Contractors	134

20.13	Counterparts	134

v

OPTION, LICENSE AND COLLABORATION AGREEMENT

THIS OPTION, LICENSE AND COLLABORATION AGREEMENT (this “Agreement”) is effective as of October 15, 2023 (the “Effective Date”), by and between ASSEMBLY BIOSCIENCES, INC., a Delaware corporation having its principal place of business at 331 Oyster Point Blvd., Fourth Floor, South San Francisco, CA 94080 (“Assembly”), and GILEAD SCIENCES, INC., a Delaware corporation having its principal place of business at 333 Lakeside Drive, Foster City, CA, 94404, USA (“Gilead”). Assembly and Gilead are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Assembly is in the business of discovering, researching and developing biopharmaceutical products, including conducting Assembly Programs;

WHEREAS, Gilead is a pharmaceutical company with expertise in the development and commercialization of pharmaceutical products, including conducting certain Gilead Programs;

WHEREAS, Assembly Controls and may in the future Control certain intellectual property and other rights relating to the discovery, research and development of biopharmaceutical products, including certain Assembly Programs;

WHEREAS, Gilead Controls and may in the future Control certain intellectual property and other rights relating to the discovery, research and development of biopharmaceutical products, including the Gilead Programs;

WHEREAS, Gilead wishes to grant, and Assembly wishes to accept, an exclusive license to certain intellectual property of Gilead with respect to each Gilead Program, subject to the terms and conditions below;

WHEREAS, Gilead and Assembly have agreed to collaborate in connection with certain research and development activities under certain Assembly Programs (including Gilead Programs) on and after the Effective Date, as contemplated herein;

WHEREAS, Assembly wishes to grant, and Gilead wishes to accept, an Option to exclusively license intellectual property from Assembly with respect to each Assembly Program as contemplated herein;

WHEREAS, Gilead wishes to grant, and Assembly wishes to accept, an option to share in the Operating Profit (or Loss) and the R&D Costs of any Optioned Program and participate in co-promotion in connection therewith; and

WHEREAS, simultaneous with the execution and delivery of this Agreement, the Parties have entered into that certain Common Stock Purchase Agreement and that certain Investor Rights Agreement, in each case, by and between Assembly and Gilead (respectively, the “Stock Purchase Agreement” and the “Investor Rights Agreement”), which Stock Purchase Agreement provides for the issuance and sale by Assembly, and the purchase by Gilead, of a number of shares of Assembly’s common stock as of the Effective Date and for the potential future purchase of additional shares of Assembly’s common stock on the terms and conditions set forth therein.

Option, License and Collaboration Agreement

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this ARTICLE I.

1.1 “Access Territory” means, with respect to an Optioned Product, any and all countries and territories where Gilead (itself or through its Affiliates) has publicly announced a policy to generally sell or otherwise make available such Optioned Product and one or more other Gilead products at a significantly discounted price to patients in such countries or territories. The list of countries and territories included in the Access Territory as of the Effective Date is set forth on Schedule 1.1, which list shall be updated by Gilead on at least an annual basis.

1.2 “Acquired Assembly Program” means an Assembly Program with respect to which Assembly or any of its Affiliates acquires, other than by means of a Change of Control of Assembly, rights (whether such acquisition occurs prior to the date on which such acquired program becomes an Assembly Program or thereafter) as the result of any license, merger, acquisition, reorganization, consolidation or combination or any other transaction on or after the Effective Date but prior to the end of the Collaboration Term.

1.3 “Acquirer” means any Third Party who acquires a Party through a Change of Control transaction and, as of immediately before such Change of Control transaction, any of such Third Party’s then-current Affiliates.

1.4 “Affiliate” means, with respect to a particular Person, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Person, for so long as such control exists, regardless of whether such Person is or becomes an Affiliate on or after the Effective Date. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, by contract or otherwise.

1.5 “Allowable Expenses” means [***].

Option, License and Collaboration Agreement

1.6 “Ancillary Agreement” means (a) any agreement entered into by the Parties or their designated Affiliates pursuant to this Agreement and (b) any other agreement in effect between the Parties or their designated Affiliates which specifies that it is an “Ancillary Agreement” as defined under this Agreement, but excluding the Stock Purchase Agreement and the Investor Rights Agreement.

1.7 “Antitrust Approval” means, as the context requires, any consent, approval or other authorization required under the applicable Antitrust Laws from the applicable Antitrust Authority to effect either (a) Gilead’s exercise of an Option with respect to an Assembly Program or (b) the transactions contemplated by the Stock Purchase Agreement or this Agreement (including any prospective exercise by Gilead of an Option under this Agreement).

1.8 “Antitrust Authority” means any applicable Governmental Authority exercising authority with respect to any Antitrust Laws.

1.9 “Antitrust Condition” means with respect to any Option Exercise Closing, as applicable, that (a) all waiting periods (and any extension thereof) applicable to Gilead’s exercise of such Option pursuant to Section 4.1(b) and Section 4.1(d) under any and all applicable Antitrust Laws shall have expired or been terminated, and (b) if applicable, any applicable Antitrust Approvals necessary for the exercise of such Option under such Antitrust Laws shall have been received.

1.10 “Antitrust Filing” means, as the context requires, a filing or notification, together with all required documentary attachments thereto, by the Parties with or to the applicable Antitrust Authority as required by the Antitrust Laws with respect to (a) Gilead’s exercise of an Option with respect to an Assembly Program pursuant to Section 4.1(b) and Section 4.1(d), or (b) the transactions contemplated by the Stock Purchase Agreement or this Agreement.

1.11 “Antitrust Laws” means any Applicable Law governing merger control, competition, monopolies or restrictive trade practices, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.12 “Applicable Law” means all applicable laws, rules and regulations, including any rules, regulations, or other requirements of Governmental Authorities, including Regulatory Authorities, that may be in effect from time to time, and including, with respect to Pre-Program Activities, Assembly Programs, Optioned Programs and Non-Optioned Gilead Programs, GCP, GLP and GMP to the extent applicable to any such activities or programs.

1.13 “Assembly Foreground Know-How” means any Collaboration Know-How conceived, discovered, developed, reduced to practice, generated or otherwise made solely by or on behalf of Assembly or its Affiliates, but excluding any Product IP or Joint Collaboration Know-How.

Option, License and Collaboration Agreement

1.14 “Assembly Foreground Patent” means any Patent (a) claiming Assembly Foreground Know-How and (b) not claiming any Product IP or Joint Collaboration Know-How.

1.15 “Assembly Licensed IP” means Assembly Licensed Know-How and Assembly Licensed Patents.

1.16 “Assembly Licensed Know-How” means any Information Controlled by Assembly or any of its Affiliates as of the Effective Date or during the Term that is necessary or reasonably useful to Research, Develop, Manufacture, Commercialize or otherwise Exploit any Assembly Molecule or Assembly Product (other than a Gilead Molecule or Gilead Product), but excluding (a) any Joint Collaboration Know-How and (b) any Excluded License IP.

1.17 “Assembly Licensed Patent” means any Patent Controlled by Assembly or any of its Affiliates as of the Effective Date or during the Term that (a) claims any Assembly Licensed Know-How or (b) is otherwise necessary or reasonably useful to Research, Develop, Manufacture, Commercialize or otherwise Exploit any Assembly Molecule or Assembly Product (other than a Gilead Molecule or Gilead Product), but excluding (i) any Joint Collaboration Patent and (ii) any Excluded License IP. The Assembly Licensed Patents include as of the Effective Date the Existing Assembly Licensed Patents.

1.18 “Assembly Molecule” means [***].

1.19 “Assembly Option Exercise Representations” means the representations and warranties set forth in Schedule 1.19 that Assembly shall make as of each Option Bringdown Date with respect to each Optioned Program.

1.20 “Assembly Option Schedule of Exceptions” means the schedule of exceptions that Assembly shall deliver with respect to the Assembly Option Exercise Representations in connection with each Option Exercise Closing. Any information disclosed in one schedule to the Assembly Option Schedule of Exceptions shall be deemed to be disclosed with respect to, and shall be deemed to apply to qualify, all other representations and warranties of Assembly to the extent the relevance of such item to such other representations and warranties is reasonably apparent.

1.21 “Assembly Product” means any product containing an Assembly Molecule [***].

1.22 “Assembly Product Collaboration IP” means Assembly Product Collaboration Know-How and Assembly Product Collaboration Patents.

1.23 “Assembly Product Collaboration Know-How” means any Collaboration Know-How embodied by or directed to an Assembly Molecule or Assembly Product (other than a Gilead Molecule or Gilead Product).

1.24 “Assembly Product Collaboration Patent” means any Patent (a) claiming any Assembly Product Collaboration Know-How and (b) not claiming any Gilead Product Collaboration Know-How.

Option, License and Collaboration Agreement

1.25 “Assembly Program” means [***], with respect to a particular Target and a particular mechanism of action, including any Assembly Molecules Directed To such Target that have such mechanism of action, any Related Assembly Molecules with respect to such Assembly Molecules, and any Assembly Products containing such Assembly Molecules or such Related Assembly Molecules, Controlled by Assembly or any of its Affiliates (including any Research or Development program other than Pre-Program Activities and any commercial program) that exists as of the Effective Date or thereafter comes into existence at any time prior to the end of the applicable Collaboration Term (including, for clarity, any New Assembly Program), including the Existing Assembly Programs, and (b) solely to the extent licensed by Gilead to Assembly hereunder pursuant to Section 13.1, a Gilead Program, excluding in each case ((a) and (b)) an Optioned Program, a Non-Optioned Gilead Program and an Excluded Assembly Program.

1.26 “Assembly Program Start Date” means (a) the Effective Date (with respect to Existing Assembly Programs) and (b) the New Assembly Program Designation Date (with respect to New Assembly Programs).

1.27 “Assembly Third Party Agreement” means any agreement between Assembly or any of its Affiliates on the one hand and a Third Party on the other hand that relates to an Assembly Program and applies to the activities to be performed or any grant of rights hereunder, including, for clarity, any applicable Pre-Option In-Licenses to which Assembly or one of its Affiliates (and not Gilead or one of its Affiliates) is a party, but excluding any Excluded License.

1.28 “Assembly Third Party Obligations” means those obligations set forth in any Assembly Third Party Agreement.

1.29 “Assembly Third Party Obligations Schedule” means a Schedule provided by Assembly to Gilead pursuant to this Agreement for an Assembly Program setting forth for each Assembly Third Party Agreement existing at such time that relates to such Assembly Program those provisions relevant to the Parties’ respective rights and obligations hereunder.

1.30 “Baseball Matter” means [***].

1.31 “[***]” means [***].

1.32 “BLA” means a biologics license application for Regulatory Approval of an Assembly Product, Optioned Product or Non-Optioned Gilead Product that is filed with the FDA under Section 351 of the Public Health Service Act, including all amendments and supplements to any such application, and any equivalent application, amendment or supplement to the equivalent Regulatory Authority in any other regulatory jurisdiction.

1.33 “Business Day” means a day other than (a) a Saturday or a Sunday, (b) a bank or other public holiday in California, United States, (c) the Sunday through Saturday containing July 4th or (d) the period commencing on December 25th and ending on January 1st (inclusive).

Option, License and Collaboration Agreement

1.34 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, provided that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete such three (3)-month period thereafter; and (b) the final Calendar Quarter of the Term shall end on the last day of the Term.

1.35 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31, provided that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs, and the last Calendar Year of the Term shall end on the last day of the Term.

1.36 “Change of Control” means the closing of (a) a merger, consolidation, recapitalization or other reorganization of a Party, unless securities representing more than fifty percent (50%) of the total combined voting power of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the Persons who beneficially owned such Party’s outstanding voting securities immediately prior to such transaction; (b) a sale, transfer, exclusive license or other disposition of all or substantially all of such Party’s assets or all or a majority of such Party’s assets which relate to this Agreement, or any plan of dissolution or liquidation of such Party; or (c) any transaction or series of transactions to which any Person or any group of Persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the Securities and Exchange Act becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities and Exchange Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of such Party’s securities (as measured in terms of the power to vote with respect to the election of board members) outstanding immediately after the consummation of such transaction or series of transactions, whether such transaction involves a direct issuance from such Party or the acquisition of outstanding securities held by one or more of such Party’s existing stockholders.

1.37 “Clinical Trial” means any human clinical trial of a product.

1.38 “CMC Activities” means those Manufacturing activities and regulatory activities designed to support preparation of the Chemistry, Manufacturing and Controls sections of any Regulatory Materials or Regulatory Approval.

1.39 “CMO” means a contract manufacturing organization.

1.40 “Co-Promotion” means those activities set forth in the applicable Co-Promotion Agreement for the applicable Co-Promotion Product, including detailing and promotional activities (including performing sales calls) and, to the extent set forth in the Co-Promotion Agreement, other sales and marketing activities, in each case, related to a Co-Promotion Product in the Profit-Share Territory. Assembly’s rights with respect to Co-Promotion do not include [***]. “Co-Promote” has a correlative meaning.

1.41 “Collaboration IP” means any Collaboration Know-How and Collaboration Patents.

Option, License and Collaboration Agreement

1.42 “Collaboration Know-How” means any Information that is conceived, discovered, developed, reduced to practice, generated or otherwise made by or on behalf of either Party or its Affiliates, solely or jointly, during the Term, in performing activities under this Agreement (including, for clarity, any Pre-Program Activities or any activities with respect to any Assembly Program, Optioned Program or Non-Optioned Gilead Program, and for clarity, excluding the performance of activities under a separate written agreement).

1.43 “Collaboration Patent” means any Patent claiming Collaboration Know-How.

1.44 “Collaboration Term” means the period beginning on the Effective Date of the Agreement and ending on the twelfth (12th) anniversary thereof.

1.45 “Combination Product” means any product comprising both [***] an Assembly Molecule, Optioned Molecule, or Non-Optioned Gilead Molecule, on the one hand [***], on the other hand, included in a product that is sold either as a fixed dose combination, with separate doses in a single package, or otherwise, and in the case of a pharmaceutical product, in any and all finished forms, presentations, delivery systems, strength, dosages, and formulations, all for a single price.

1.46     [***].

1.47     [***].

1.48 “Commercialization” means (a) any and all activities directed to marketing, promoting, distributing, importing, exporting, using, offering to sell, selling or having sold a product, including activities related to the commercial manufacture, marketing, promotion, sale or distribution of a product in the Territory, and (b) Medical Affairs Activities. Commercialization shall include commercial activities conducted in preparation for a product launch. Solely for purposes of determining Operating Profit or Operating Loss, “Commercialization,” with respect to any Profit-Share Product, shall include the licensing or partnering of such Profit-Share Product in the Profit-Share Territory. “Commercialize” has a correlative meaning.

1.49 “Commercialization Costs” means all costs incurred by or on behalf of either Party that are reasonably and directly attributable to the Commercialization of any Profit-Share Product including [***].

1.50 “Commercially Reasonable Efforts” means, with respect to the Research, Development, Manufacture or Commercialization of a product, that level of efforts and resources commonly dedicated in the research-based pharmaceutical industry by a similarly situated company to the analogous Research, Development, Manufacture or Commercialization activities of a product of similar commercial potential at a similar stage in its lifecycle [***].

Option, License and Collaboration Agreement

1.51 “Committee” means (a) the Joint Steering Committee, the Joint Development Committee, or the Joint Research Committee or (b) any other committee established by the Parties pursuant to ARTICLE II.

1.52 “Completion Date” means, with respect to a Clinical Trial, the earliest of (a) the date of completion of the final study report for such Clinical Trial, (b) the [***] day after final database lock for such Clinical Trial and (c) any other date agreed by the JDC [***].

1.53 “Compulsory License” means, with respect to an Optioned Product and a country or territory, a license or rights granted to a Third Party by a Governmental Authority for such country or territory to sell or offer for sale such Optioned Product in such country or territory under any Patents owned or controlled by Gilead or its Affiliates, without direct or indirect authorization from Gilead or its Affiliates, for example a right granted pursuant to requests under the 30 August 2003 WTO decision.

1.54 “Compulsory Licensee” means a Third Party granted a Compulsory License.

1.55 “Control” means, with respect to any material, Information, databases, Patent, Trademark, global promotion materials, Regulatory Materials or Regulatory Approvals (each of the foregoing, a “Licensable Item”), the possession (whether by ownership or license (other than by operation of the licenses and other rights granted in ARTICLE XIII or Sections 4.2, 6.2, 6.3 or 14.10)) by a Party or its Affiliates of the ability to grant to the other Party a license, right of reference or other right as provided herein to such item, to the extent not in violation of the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license, right of reference or other right. [***].

1.56 “Cost of Goods Sold” means [***].

Option, License and Collaboration Agreement

1.57 “Cover,” “Covering” or “Covered” means, with respect to a Patent, in the absence of a license to a Valid Claim included in such Patent, the applicable activity, or, to the extent the applicable activity is not specified, the Exploitation of the applicable invention, discovery, process or product, would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue as then-existing).

1.58 “CPI” means the Consumer Price Index for the U.S. City Average (all times).

1.59 “Data Room” means an electronic data room hosted by a Third Party vendor reasonably acceptable to Gilead.

1.60 “Development” means (a) conducting clinical development activities and other development activities for a product; (b) obtaining or maintaining Regulatory Approval of a product for one or more indications; or (c) developing the process for the Manufacture of clinical and commercial quantities of a product. “Development” includes (i) the conduct of Clinical Trials (including Phase 4 Clinical Trials) and (ii) the preparation, submission, review and development of data or information in support of a submission to a Regulatory Authority to obtain or maintain Regulatory Approval of a product, including the performance of IND-enabling studies but excluding Research and Commercialization (including the Manufacture and accumulation of commercial inventory of a product). “Develop” has a correlative meaning.

1.61 “Development Manufacturing Costs” means, with respect to a Profit-Share Product (or placebo or comparator if required for the applicable Clinical Trial pursuant to this Agreement), FTE Costs incurred by Gilead or any of its Affiliates and all out-of-pocket costs and expenses incurred by or on behalf of Gilead or any of its Affiliates, in each case, in Manufacturing such Profit-Share Product (or placebo or comparator) for Development activities [***]. “Development Manufacturing Costs” shall further include: [***].

Option, License and Collaboration Agreement

1.62 “Development Plan” means [***].

1.63 “Directed To” means, with respect to any Molecule and a Target, that such Molecule [***].

1.64 “Distribution Costs” means [***].

1.65 “Distribution Expenses” means [***].

Option, License and Collaboration Agreement

1.66 “Dollars” or “$” means the lawful currency of the United States.

1.67 “EMA” means the European Medicines Agency or its successor.

1.68 “European Union” means all of the European Union member states as its membership may be constituted from time to time.

1.69 “Excluded Assembly Molecule” means any Assembly Molecule that becomes an “Excluded Assembly Molecule” pursuant to Section 4.1(b)(i), 4.1(b)(iii), 4.1(b)(iv), Section 4.1(c), Section 4.1(e), Section 3.6(f) or otherwise under this Agreement.

1.70 “Excluded Assembly Product” means an Assembly Product that contains an Excluded Assembly Molecule.

1.71 “Excluded Assembly Program” means (a) any Assembly Program that does not become an Optioned Program before the end of the Assembly Program Period with respect thereto, but solely after such Assembly Program Period has ended; (b) any program or activities with respect to an Assembly Molecule or Assembly Product that become an “Excluded Assembly Program” pursuant to Section 4.1(b)(iii), Section 4.1(b)(iv), Section 4.1(c), Section 4.1(e), Section 3.6(f) or otherwise under this Agreement; and (c) any Pre-Program Activity, Assembly Program or Optioned Program with respect to which this Agreement is terminated pursuant to ARTICLE XVIII, in each case ((a)-(c)) other than a Non-Optioned Gilead Program.

1.72 “Excluded License” means any written agreement set forth in Schedule 1.72, each as may be further amended from time to time.

1.73 “Excluded License IP” means Patents and Information in each case licensed to Assembly or one of its Affiliates under an Excluded License.

1.74 “Executive Officer” means (a) with respect to Assembly, its Chief Executive Officer or any other Person such Chief Executive Officer designates, and (b) with respect to Gilead, Gilead’s Chief Medical Officer or any other Person such Chief Medical Officer designates.

1.75 “Existing Assembly Licensed Patents” means the Assembly Licensed Patents existing as of the Effective Date, including the Patents set forth in Schedule 1.75.

1.76 “Existing Assembly Program” means any Assembly Program that exists as of the Effective Date. Schedule 1.76 sets forth a list of the Existing Assembly Programs, including [***] (as further described on Schedule 1.76, the “Assembly [***] Program”) and [***] (as further described on Schedule 1.76, the “Assembly [***] Program”).

1.77 “Existing Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement entered into by Gilead and Assembly, dated [***].

1.78 “Existing Gilead Licensed Patents” means the Gilead Licensed Patents existing as of the Effective Date, including the Patents set forth in Schedule 1.78.

Option, License and Collaboration Agreement

1.79 “Existing Gilead Third Party Agreement” means any agreement set forth on Schedule 1.79.

1.80 “Existing Gilead Third Party Obligations Schedule” means those obligations set forth in an Existing Gilead Third Party Agreement attached hereto as Schedule 1.80.

1.81 “Existing Gilead Third Party Reps Schedule” means those representations and warranties set forth in Schedule 1.81.

1.82 “Exploit” means, collectively, research, develop, use, manufacture, have manufactured, sell, have sold, offer for sale, commercialize, import, have imported, distribute, have distributed, export, have exported and otherwise exploit (including, for clarity, to Research, Develop or Commercialize, including to Manufacture therefor). “Exploitation” has a correlative meaning.

1.83 “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.84 “FDA” means the United States Food and Drug Administration or its successor.

1.85 “Field” means [***].

1.86 “First Commercial Sale” means, with respect to an applicable product in a country, the first sale in an arm’s length transaction to a Third Party by or on behalf of a Party or any of its Affiliates or Sublicensees in the Field, in such country following Regulatory Approval of such product in such country. For the avoidance of doubt, a first sale for compassionate use or named patient program sales prior to Regulatory Approval shall not constitute a First Commercial Sale for purposes of this Agreement.

1.87 “First Option Exercise Period” means, for each Assembly Program and subject to Section 4.1 and Section 3.6(f), the period beginning on the Completion Date of the First Triggering Clinical Trial for the first Assembly Molecule in such Assembly Program to achieve such event and ending on the earlier to occur of:

(a) delivery of an Option Exercise Notice by Gilead for such Assembly Program or Gilead’s notice that it declines to exercise such Option, and

(b) 11:59 p.m. Pacific Time on the later of (i) the [***] day after the date on which Assembly has delivered to Gilead a Qualifying Data Package for such Assembly Molecule and (ii) if applicable, [***] Business Days after a determination pursuant to [***] that a Qualifying Data Package for such Assembly Program has been delivered; provided that for any Assembly Program that is an Acquired Assembly Program, clause (b)(i) above shall be the [***] day after the applicable delivery date.

1.88 “First Option Exercise Period Product” means, with respect to an Optioned Program for which Gilead delivered its Option Exercise Notice prior to the conclusion of the applicable First Option Exercise Period, an Optioned Product in such Optioned Program.

1.89 “FTE” means the equivalent of the work of one (1) employee full time for one (1) Calendar Year (consisting of at least a total of [***] hours per Calendar Year) of work directly related to the Research, Development, Commercialization or Medical Affairs Activities of a Profit-Share Molecule or Profit-Share Product. No additional payment shall be made with respect to any person who works more than [***] hours per Calendar Year and any person who devotes less than [***] hours per Calendar Year (or such other

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number as may be agreed by the Parties) shall be treated as an FTE on a pro rata basis based upon the actual number of hours worked divided by [***].

1.90 “FTE Costs” means, with respect to a Party for any period, the applicable FTE Rate multiplied by the applicable number of FTEs of such Party or its Affiliates performing the applicable activities during such period.

1.91 “FTE Rate” means the R&D FTE Rate with respect to the Research and Development activities or the applicable FTE rate with respect to other functions as agreed to between the Parties.

1.92 “GAAP” means, United States Generally Accepted Accounting Principles as consistently applied by a Party in its accounting practices across its operations.

1.93 “Generic Product” means, with respect to a product, a generic version of a product containing the same active Molecule as such product that is marketed by a Third Party in a given country either: (a) pursuant to Section 505(j) of the FD&C Act (21 U.S.C. 355(j)), 505(b)(2) of the FD&C Act (21 U.S.C. 355(b)(2)), or a foreign equivalent of any of the foregoing, by reference to a Marketing Approval of such product, or (b) pursuant to any other Applicable Law (including 42 U.S.C 262(k)(4) or foreign equivalent thereof), where such approval is based on a demonstration of bioequivalence or biosimilarity to such product. [***].

1.94 “Gilead Foreground Know-How” means any Collaboration Know-How conceived, discovered, developed, reduced to practice, generated or otherwise made solely by or on behalf of Gilead or its Affiliates, but excluding any Product IP or Joint Collaboration Know-How.

1.95 “Gilead Foreground Patent” means any Patent (a) claiming Gilead Foreground Know-How and (b) not claiming any Product IP or Joint Collaboration Know-How.

1.96 “Gilead Licensed IP” means Gilead Licensed Know-How and Gilead Licensed Patents.

1.97 “Gilead Licensed Know-How” means any Information Controlled by Gilead or any of its Affiliates as of the Effective Date or during the Term that is necessary or reasonably useful to Research, Develop, Manufacture, Commercialize or otherwise Exploit any Gilead Molecule or Gilead Product, but excluding Joint Collaboration Know-How.

1.98 “Gilead Licensed Patent” means any Patent Controlled by Gilead or any of its Affiliates as of the Effective Date or during the Term that (a) claims any Gilead Licensed Know-How or (b) is otherwise necessary or reasonably useful to Research, Develop, Manufacture, Commercialize or otherwise Exploit any Gilead Molecule or Gilead Product, but excluding in each case ((a) and (b)) any Joint Collaboration Patent. The Gilead Licensed Patents includes as of the Effective Date the Existing Gilead Licensed Patents.

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1.99 “Gilead Molecule” means [***] any molecule set forth in Schedule 1.99 [***].

1.100 “Gilead Product” means any product containing a Gilead Molecule [***].

1.101 “Gilead Product Collaboration IP” means Gilead Product Collaboration Know-How and Gilead Product Collaboration Patents.

1.102 “Gilead Product Collaboration Know-How” means any Collaboration Know-How embodied by or directed to a Gilead Molecule or Gilead Product.

1.103 “Gilead Product Collaboration Patent” means any Patent (a) claiming any Gilead Product Collaboration Know-How and (b) not claiming any Assembly Product Collaboration Know-How.

1.104 “Gilead Program” means [***], as further described on Schedule 1.104(a) (the “Gilead [***] Program”) or [***], as further described on Schedule 1.104(b) (the “Gilead [***] Program”).

1.105 “Gilead Royalty Territory” means, for the applicable Optioned Program at a particular point in time, all countries in the world other than (a) the countries included in the Third Party Territory at such time, (b) the Profit-Share Territory with respect to such Optioned Program at such time in the event that Assembly has exercised its Profit-Share Option for such Optioned Program as of such time, (c) the Terminated Regions pursuant to Sections 18.2 and 18.3 at such time and (d) subject to Section 4.1(e) and Section 18.2, each country for which a required Antitrust Approval has not been obtained with respect to such Optioned Program as of the most recent Option Exercise Closing for such Optioned Program.

1.106 “Gilead Territory” means the Gilead Royalty Territory and the Profit-Share Territory.

1.107 “Gilead Third Party Agreement” means any agreement between Gilead or any of its Affiliates on the one hand and a Third Party on the other hand that relates to a Gilead Program and applies to the activities to be performed or any grant of rights hereunder, including, for clarity, any Existing Gilead Third Party Agreement.

1.108 “Gilead Third Party Obligations” means those obligations set forth in any Gilead Third Party Agreement, including any obligations set forth in the Existing Gilead Third Party Obligations Schedule.

1.109 “Gilead Third Party Obligations Schedule” means a Schedule provided by Gilead to Assembly pursuant to this Agreement for a Gilead Program setting forth for each Gilead Third Party Agreement existing at such time that relates to such Gilead Program those provisions relevant to the Parties’ respective rights and obligations hereunder.

1.110 “Good Clinical Practice” or “GCP” means the then-current standards for Clinical Trials for pharmaceuticals or biologics set forth in the ICH Guideline for Good Clinical Practices, as amended from time to time, FDA regulations set forth under Title 21 of the C.F.R. Parts 50, 54, 56 and 312 (as amended from time to time) together with related FDA guidance, and such standards of good clinical practice as are required by the European Union and other organizations and Governmental Authorities in

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countries in which any Clinical Trial is conducted, to the extent such standards are not less stringent than the ICH guidelines.

1.111 “Good Laboratory Practice” or “GLP” means the then current standards for laboratory activities for nonclinical studies of pharmaceuticals or biologics, as set forth in the FDA’s GLP regulations as set forth under Title 21 of the C.F.R. Part 58, or the GLP principles of the Organization for Economic Co-Operation and Development (OECD), as amended from time to time, and such standards of good laboratory practice as are required by the European Union and other organizations and Governmental Authorities in countries in which any nonclinical study is conducted, to the extent such standards are not less stringent than the FDA’s GLP regulations.

1.112 “Good Manufacturing Practice” or “GMP” means all current regulatory requirements that apply to the manufacture of active ingredients and pharmaceutical or biologic products, including the regulations set forth under Title 21 of the C.F.R., Parts 210, 211 and 600, as may be amended from time to time, as well as applicable guidance published by the FDA from time to time, and such standards of good manufacturing practice as are required in the European Union, and foreign equivalents, in each case, as applicable to any manufacture of active ingredients and pharmaceutical or biologic products.

1.113 “Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal, as well as any securities exchange or securities exchange authority).

1.114 [***].

1.115 [***].

1.116 [***].

1.117 “HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.118 “Identified Assembly Target” means any Target known to and under study by Assembly.

1.119 “IND” means (a) an investigational new drug application as described in the FD&C Act and applicable regulations promulgated thereunder by the FDA, including all amendments and supplements to any such application or (b) the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction, including clinical trial applications and all amendments and supplements to any such application, the filing of which is necessary to initiate a Clinical Trial of a pharmaceutical product in humans in such jurisdiction.

1.120 “Information” means any data, results, and information of a scientific or technical nature, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes (including manufacturing processes (including for active pharmaceutical ingredients and drug products)), inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, Clinical Trial and nonclinical study reports, technology, test data including pharmacological, biological, chemical, biochemical,

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toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures, but excluding any Regulatory Materials and Regulatory Approvals (but, for clarity, not excluding any such data, results or information of a scientific or technical nature contained in any Regulatory Materials or Regulatory Approvals).

1.121 “Initiation” means, with respect to a Clinical Trial, [***] with the applicable Assembly Product, Optioned Product or Non-Optioned Gilead Product (or placebo or comparator) in such Clinical Trial. “Initiate” and “Initiating” shall have a corresponding meaning.

1.122 “Invalidity or Unenforceability Action” means, with respect to any Patent claim, any written allegation of invalidity or unenforceability of such Patent claim by a Third Party, including (a) in a declaratory judgment action; (b) as a defense or counterclaim to a suit or other action enforcing such Patent; or (c) in any proceeding originating in a patent office, including any opposition proceeding, inter partes review proceeding, post grant review proceeding, interference proceeding, reissue proceeding, reexamination proceeding or other post-grant proceeding originating in a patent office.

1.123 “Joint Collaboration Know-How” means any Collaboration Know-How conceived, discovered, developed, reduced to practice, generated or otherwise made jointly by or on behalf of both Parties or their respective Affiliates.

1.124 “Joint Collaboration Patents” means any Collaboration Patent claiming Joint Collaboration Know-How.

1.125 “Joint Product Collaboration IP” means (a) any Collaboration Know-How embodied by or directed to both an Assembly Molecule or Assembly Product, on the one hand, and a Gilead Molecule or Gilead Product, on the other hand and (b) any Patent claiming any of the Information in sub-clause (a).

1.126 “Knowledge” means [***].

1.127 “Lead Selection Process” means, with respect to a Party and a Target, such Party’s standard process for selecting one or more development candidates from its lead candidates for such Target, including [***].

1.128 “Major Market” means [***].

1.129 “Manufacture” means, with respect to a product, the synthesis, manufacturing, processing, formulating, packaging, labeling, storage, quality control testing and release (as applicable) of such product and such other manufacturing-related activities that support the Development (including the seeking and obtaining of Regulatory Approvals) and Commercialization of such product, including manufacturing process development and scale-up, validation, qualification and audit of clinical and

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commercial manufacturing facilities, bulk production and fill/finish work, related quality assurance technical support activities and CMC Activities. “Manufacturing” has a correlative meaning.

1.130 “Market Access Activities” means pricing and reimbursement approvals as well as supporting activities, including payor advisory boards, health economic modelling, real world evidence generation, pricing research, pricing, reimbursement and value dossier preparation, negotiation, national and sub-national payor engagement and negotiations and other market access activities that are typical and customary in the pharmaceutical industry.

1.131 “Market Access Costs” means [***].

1.132 “Marketing Approval” means, with respect to a Marketing Authorization Application and a particular country or jurisdiction, the approval by a Regulatory Authority of such Marketing Authorization Application for such country or jurisdiction.

1.133 “Marketing Authorization Application” or “MAA” means an application for Regulatory Approval in a country, territory or possession, including an NDA or BLA.

1.134 “Materials” means any biological or chemical materials or tangible technology, including samples and assays, provided by or on behalf of a Party or any of its Affiliates to the other Party or any of its Affiliates under this Agreement, but excluding any Assembly Product or Gilead Product.

1.135 “Maximum Fair Price” has the meaning set forth in Section 1191(c)(3) of the Social Security Act.

1.136 “Medical Affairs Activities” means activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, a product, including by way of example: (a) activities of medical scientific liaisons who, among their other functions, may (i) conduct service-based medical activities including providing input and assistance with consultancy meetings, recommend investigators for clinical trials and provide input in the design of such trials and other research related activities, and (ii) deliver non-promotional communications and conduct non-promotional activities including presenting new clinical trial and other scientific information; (b) grants to support continuing medical education, symposia, or Third Party research related to a product; (c) development, publication and dissemination of publications relating to a product; (d) medical information services provided in response to inquiries communicated via sales representatives or received by letter, phone call or email; (e) conducting advisory board meetings or other consultant programs; (f) the support of investigator-initiated trials; and (g) establishment and implementation of risk, evaluation and mitigation and strategies (REMS).

1.137 “Medical Affairs Costs” means all costs incurred by or on behalf of Gilead or its Affiliates or, to the extent agreed to by the Parties in a Co-Promotion Agreement, Assembly, that are reasonably and directly attributable to Medical Affairs Activities for any Profit-Share Product in the Profit-Share Territory.

1.138 “Medicare Price” means, in respect of an Optioned Product, the average negotiated price (as defined in Section 1860D-2(d) of the Social Security Act) under prescription drug plans or MA-PD plans for such Optioned Product during the plan year immediately prior to the Initial Price Applicability Year (as defined in Section 1191(b)(1) of the Social Security Act).

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1.139 “Molecule” means any small molecule or large molecule (including biologics). Without limiting the foregoing, Molecule includes any molecule that is Directed To one or multiple Targets (e.g., a bi-specific or multi-specific antibody).

1.140 “NDA” means a new drug application, as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, including all amendments and supplements to any such application, and any equivalent application, amendment or supplement to the equivalent Regulatory Authority in any other regulatory jurisdiction.

1.141 “Net Receipts” means [***].

1.142 “Net Sales” means [***].

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1.143 “New Assembly Program” means any Research or Development program, excluding [***], (a) Directed To an Identified Assembly Target and (b) first initiated or acquired by Assembly or one of its Affiliates (other than through a Change of Control of Assembly) after the Effective

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Date but prior to the conclusion of the Collaboration Term, including for clarity an Acquired Assembly Program (such date of initiation or closing of such acquisition, the “New Assembly Program Designation Date”).

1.144 “Non-Optioned Gilead Closing” means the date that (a) an Assembly Program becomes a Non-Optioned Gilead Program pursuant to Section 4.1(b)(iii), Section 4.1(b)(iv), Section 4.1(c), Section 4.1(e) or otherwise under this Agreement or (b) an Optioned Program becomes a Non-Optioned Gilead Program pursuant to Section 18.2(a)(ii).

1.145 “Non-Optioned Gilead Molecule” means any Gilead Molecule that becomes a “Non-Optioned Gilead Molecule” pursuant to Section 4.1(b)(iii), Section 4.1(b)(iv), Section 4.1(c), Section 4.1(e), Section 18.2(a)(ii) or otherwise under this Agreement.

1.146 “Non-Optioned Gilead Product” means a Gilead Product that contains a Non-Optioned Gilead Molecule, [***].

1.147 “Non-Optioned Gilead Program” means, as of any given time, (a) any Gilead Program that does not become an Optioned Program before the end of the Assembly Program Period with respect thereto, but solely after such Assembly Program Period has ended; (b) a Gilead Program that has become a “Non-Optioned Gilead Program” pursuant to Section 4.1(b)(iii), Section 4.1(e) or otherwise under this Agreement, and (c) a Gilead Program that Gilead elects to make a “Non-Optioned Gilead Program” pursuant to the first sentence of Section 18.2(a)(ii).

1.148 “Nonclinical Studies” means, with respect to a Target, all preclinical and nonclinical studies in each case performed from such time when Assembly has initiated a Lead Selection Process for such Target, including in vivo and in vitro preclinical studies and toxicology studies, but excluding IND-enabling studies for such Target.

1.149 [***].

1.150 [***].

1.151 “Operating Profit (or Loss)” means [***].

1.152 “Option Exercise Period” means the First Option Exercise Period or the Second Option Exercise Period.

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1.153 “Optioned Molecule” means, for any Optioned Program, each Assembly Molecule included in the applicable Assembly Program as of immediately prior to the applicable Option Exercise Closing for such Optioned Program.

1.154 “Optioned Product” means any product containing an Optioned Molecule, [***]. For purposes of Section 12.6, and except as set forth in the preceding sentence, an “Optioned Product” includes all products containing the same Optioned Molecule. In addition, an “Optioned Product” includes a Profit-Share Product.

1.155 “Optioned Program” means any Assembly Program with respect to which the Option has been exercised and the Initial Option Closing has occurred. For clarity, an “Optioned Program” includes a Profit-Share Program.

1.156 “Out-of-Pocket Costs” means [***].

1.157 “Patent” means (a) any national, regional or international patent or patent application, including any provisional patent application; (b) any patent application claiming priority from such a patent, patent application or provisional application or from an application claiming priority from any of these, including any divisional, continuation, continuation-in-part, converted provisional or continued prosecution application; (c) any patent that has issued or in the future issues from any of the foregoing patent applications ((a) and (b)), including any utility model, petty patent, design patent or certificate of invention; (d) any extension or restoration by existing or future extension or restoration mechanisms, including any revalidation, reissue, re-examination, review and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent application or patent.

1.158 “Patent Costs” means the out-of-pocket costs and expenses paid by a Party or its Affiliates to outside legal counsel, patent offices or other Governmental Authorities, or other Third Parties, including [***].

1.159 [***].

1.160 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

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1.161 “Phase 1a Clinical Trial” means a Clinical Trial of a product, the principal purpose of which is a preliminary determination of [***], and that satisfies the requirements of 21 C.F.R. § 312.21(a) or its non-U.S. equivalents.

1.162 “Phase 1b Clinical Trial” means a Clinical Trial of a product, the principal purpose of which is intended to [***] and that satisfies the requirements of 21 C.F.R. § 312.21(a) or its non-U.S. equivalents.

1.163 “Phase 2 Clinical Trial” means a Clinical Trial of a product [***] that satisfies the requirements of 21 C.F.R. § 312.21(b) or its non-U.S. equivalents. For clarity, a clinical trial that is commonly referred to as a “Phase 1b” clinical trial shall not be considered a Phase 2 Clinical Trial, provided that the stage of a “Phase 1b/2” clinical trial described in the protocol as the “Phase 2 portion” may be a Phase 2 Clinical Trial as described in the preceding sentence.

1.164 “Phase 2b Clinical Trial” means a Clinical Trial of a product [***] and that satisfies the requirements of 21 C.F.R. § 312.21(b) or its non-U.S. equivalents.

1.165 “Phase 4 Clinical Trial” means (a) a Clinical Trial of a product, [***].

1.166 “PhRMA Code” means the PhRMA Code on Interactions with Health Care Professionals.

1.167 “Pivotal Clinical Trial” means a Clinical Trial of a product [***].

1.168 “Post-IND Term Extension” means, for any Assembly Program with at least one Assembly Product for which an IND has been filed, an extension of the applicable Assembly Program Period until the earliest of (a) delivery by Gilead of an Option Exercise Notice for such Assembly Program, (b) the end of the applicable Option Exercise Period prior to delivery by Gilead of an Option Exercise

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Notice for such Option, and (c) the [***]-month anniversary of the end of the Collaboration Term.

1.169 “Pre-Option In-License” means, with respect to each Assembly Program, any agreement between Assembly, Gilead or any of its Affiliates on the one hand (including by way of assignment or other transfer in connection with an Acquired Assembly Program) and any Third Party on the other hand that governs a license of Assembly Licensed IP or Gilead Licensed IP in each case related to such Assembly Program, and that was entered into by Assembly, Gilead or any of its Affiliates at any time prior to the Initial Option Closing for such Assembly Program, including prior to the point when such program had a molecule included in such program that was the subject of an IND filing.

1.170 “Pre-Program Activities” means any discovery, target screening, research, pre-clinical, non-clinical and manufacturing activities conducted by or on behalf of Assembly or any its Affiliates, prior and up to (but not including) [***], and taking place during the Collaboration Term and any Post-IND Term Extension, other than such activities conducted with respect to an Excluded Assembly Molecule or a Non-Optioned Gilead Molecule.

1.171 “Pre-Program Plan” means a written plan submitted by Assembly to the JSC and JRC (as such plan may be updated from time to time by Assembly) containing (a) high-level principles for the Pre-Program Activities for all Molecules and products for any indication with respect to Pre-Program Activities and (b) a high-level outline of Pre-Program Activities, including in the case of clause (b): (i) an identification of the Target(s) (if any) within such Pre-Program Activities, (ii) an estimated timeline for the conduct of pre-clinical Research activities, and (iii) the key deliverables under such Pre-Program Activities with a view to advancing such activities into Research of one or more Assembly Programs.

1.172 “Price Applicability Period” has the meaning set forth in Section 1191(b)(2) of the Social Security Act.

1.173 “Product IP” means any Assembly Product Collaboration IP, Gilead Product Collaboration IP or Joint Product Collaboration IP.

1.174 “Product Trademarks” means the Trademark(s) and international non-proprietary names in each case to be used by either Party or its respective Affiliates, or its or their respective Sublicensees, for the Commercialization of Optioned Products or a Non-Optioned Gilead Product, as applicable, in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of either Party or its Affiliates).

1.175 “Profit-Share Molecule” means, for any Profit-Share Program, each Optioned Molecule included in the applicable Optioned Program as of immediately prior to the applicable date that Assembly exercises its Option for such Optioned Program.

1.176 “Profit-Share Period” means [***].

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1.177 “Profit-Share Plan and Budget” means, with respect to a given Profit-Share Program in the Profit-Share Territory as of any given time [***].

1.178 “Profit-Share Product” means any product containing a Profit-Share Molecule [***]. For purposes of Section 12.6, and except as set forth in the preceding sentence [***].

1.179 “Profit-Share Program” means each Optioned Program for which Assembly exercises its Profit-Share Option pursuant to Section 10.1.

1.180 “Profit-Share Territory” means [***].

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1.181 “Program Claim” means, with respect to (a) any Patent and (b) any Pre-Program Activities, Assembly Program, Optioned Program or Non-Optioned Gilead Program, a claim of such Patent that claims (i) a Molecule or product that is the subject of such Pre-Program Activities or (ii) an applicable Assembly Molecule, Assembly Product, Optioned Molecule, Optioned Product, Non-Optioned Gilead Molecule or Non-Optioned Gilead Product, or, in each case ((i) or (ii)), the Exploitation thereof. For clarity, a Program Claim excludes any claim of a Patent claiming any Other Active Ingredient or other component (whether alone or with other subject matter) or the Exploitation thereof, except solely as a constituent of an Assembly Product, Optioned Product or Non-Optioned Gilead Product.

1.182 “Promotional Materials” means any marketing, promotional or advertising materials.

1.183 “Qualifying Data Package” means, with respect to each Assembly Program, a downloadable copy of each item set forth on Schedule 1.183 (as may be amended by agreement of the Parties), delivered via a Data Room.

1.184 “Quarterly Profit True-Up” means [***].

1.185 “Quarterly R&D Payment” means with respect to a given Calendar Quarter, the amount equal to the R&D Cost Split for such Calendar Quarter.

1.186 “R&D Cost Split” means [***].

1.187 “R&D Costs” means [***].

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1.188 “R&D FTE Rate” means [***].

1.189 “R&D Payment Report” means [***].

1.190 “Region” means [***].

1.191 “Regulatory Approval” means all approvals (including licenses, registrations or authorizations) from any applicable Regulatory Authority in a given country or countries (and, if applicable, the European Union) necessary for the Manufacture, marketing, commercial distribution, importation and sale of an Assembly Product, Optioned Product or Non-Optioned Gilead Product for one (1) or more indications in the Field and in such country or regulatory jurisdiction, including satisfaction of all applicable regulatory and notification requirements, and, where applicable, pricing and reimbursement approvals and labeling approval. Regulatory Approvals include Marketing Approvals.

1.192 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority or institutional review board involved in granting any Regulatory Approval for the applicable product in such country or regulatory jurisdiction or otherwise exercising authority with respect to the Development, Manufacture or Commercialization of an Assembly Product, Optioned Product or Non-Optioned Gilead Product in such country or jurisdiction, including (a) the FDA, (b) the EMA and (c) the European Commission or the successor of any such Governmental Authority.

1.193 “Regulatory Exclusivity” means, with respect to any country in the Territory, an additional market protection, other than Patent protection, granted by a Regulatory Authority in such country which confers an exclusive Commercialization period during which a Party or its Affiliates or Sublicensees have the exclusive right to market and sell a product in such country through a regulatory exclusivity right (e.g., new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity).

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1.194 “Regulatory Materials” means (a) regulatory applications, submissions, notifications, registrations, or other filings made to or with a Regulatory Authority, and (b) correspondence and reports submitted to or received from a Regulatory Authority (including minutes and official contact reports relating to any communication with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files, in each case ((a) and (b)), that are necessary or reasonably desirable in order to Develop, Manufacture, market, sell or otherwise Commercialize a product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs and Marketing Authorization Applications (for clarity, as applications, but not the approvals with respect thereto).

1.195 “Related Assembly Molecule(s)” means, with respect to any Assembly Molecule, any and all other Molecule(s) [***].

1.196 “Research” means any pre-clinical research activities conducted with respect to a product, but excluding Development and Commercialization.

1.197 “Research Plan” means [***].

1.198 “Reversion Know-How” means, with respect to a Reversion Product and a Party [***].

1.199 “Reversion Patent” means, with respect to a Reversion Product and a Party [***].

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1.200 “Reversion Product(s)” means, with respect to a given termination of this Agreement, the Terminated Product(s) with respect thereto [***].

1.201 “Sales and Marketing Costs” means [***].

1.202 “SEC” means the U.S. Securities and Exchange Commission.

1.203 “Second Option Exercise Period” means, for each Assembly Program and subject to Section 4.1 and Section 3.6(f), the period beginning on the Completion Date of the first Second Triggering Clinical Trial for the first Assembly Molecule in such Assembly Program to achieve such event and ending on the earliest to occur of:

(a) delivery of an Option Exercise Notice by Gilead for such Assembly Program or Gilead’s notice that it declines to exercise such Option, and

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(b) 11:59 p.m. Pacific Time on the later of (i) the [***] day after the date on which Assembly has delivered to Gilead a Qualifying Data Package for such Assembly Molecule and (ii) if applicable, [***] Business Days after a determination pursuant to [***] that a Qualifying Data Package for such Assembly Program has been delivered; provided that for any Assembly Program that is an Acquired Assembly Program, clause (b)(i) above shall be the [***] day after the applicable delivery date.

1.204 “Second Option Exercise Period Product” means, with respect to an Optioned Program for which Gilead delivered its Option Exercise Notice after the conclusion of the First Option Exercise Period but prior to the conclusion of the applicable Second Option Exercise Period, an Optioned Product in such Optioned Program.

1.205 “Selected Drug” means a drug selected under the Drug Price Negotiation Program, as described in Section 1192 of the Social Security Act.

1.206 “Settlement Sublicensee” means a Third Party that is granted a license or sublicense under a settlement agreement between such Third Party and a Party, any of its Affiliates, or any of its or their respective licensees or sublicensees, which agreement was entered into in connection with any settlement or similar agreement.

1.207 “Small Molecule” means a Molecule which is eligible to be or is approved under a NDA pathway.

1.208 “Stock Purchase Agreement” has the meaning set forth in the Recitals.

1.209 “Sublicense Agreement” means any agreement pursuant to which a Party grants a sublicense to a Third Party under the rights licensed to a Party hereunder. For clarity, an agreement between a Party and a Third Party subcontractor shall not be deemed a “Sublicense Agreement” hereunder.

1.210 “Sublicense Revenue” means [***].

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Any non-cash Sublicense Revenue received by a Party or one of its Affiliates shall be valued at its fair market value as of the date of receipt as mutually determined by the Parties.

1.211 “Sublicensee” means any Third Party that is granted a sublicense under the rights licensed to a Party hereunder. For clarity, any Third Party subcontractor that is engaged to perform activities on behalf of a Party shall not be deemed a “Sublicensee” hereunder, and such engagement shall be subject to the terms and conditions set forth in Section 20.7.

1.212 “Subsequent Phase Profit-Share Budget” means, with respect to a Profit-Share Program as of any given time, [***].

1.213 “Suspension or Termination” means a Party’s decision to suspend (for a period of [***] months or longer, other than due to any delay due to regulatory, safety, or other issues outside of such Party’s reasonable control) or terminate any Pre-Program Activities or Assembly Program; provided that any inactivity with respect to a Pre-Program Activity or Assembly Program that lasts for [***] months or longer (not including any delay in activity due to [***]) will be deemed a Suspension or Termination. “Suspend or Terminate” has a correlative meaning.

1.214 “Target” means one or more genes, proteins, nucleic acids, receptors, ligands, antigens or other Molecules or targets. For clarity, [***].

1.215 “Tax” or “Taxes” means any taxes of any kind including, but not limited to those measured on, measured by or referred to as, income, alternative or add-on minimum, gross receipts, escheat, capital, capital gains, sales, use, ad valorem, franchise, profits, license, privilege, transfer, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, value added, property, environmental or windfall profits taxes, customs duties or similar fees, assessments or charges of any kind whatsoever, including any contractual obligation to indemnify another Person for Taxes, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

1.216 “Terminated Region” means, with respect to a Pre-Program Activity, Assembly Program, Optioned Program or Non-Optioned Gilead Program, as applicable, the Regions as to which the applicable termination is effective or, if all Regions in the Gilead Territory (with respect to Gilead) or Territory (with respect to Assembly) are or have been terminated, then the world.

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1.217 “Territory” means all countries in the world, excluding the Terminated Regions pursuant to Sections 18.2 and 18.3.

1.218 “Third Party” means any entity other than Assembly or Gilead or an Affiliate of either of them.

1.219 “Third Party Territory” means, with respect to any Optioned Program, such countries as are specified as part of the “Third Party Territory” in the applicable Assembly Third Party Obligations Schedule for so long as they are included in the “Third Party Territory” thereunder.

1.220 “TPP” means with respect to an Assembly Program (including the Gilead Programs), the target product profile outlining the desired profile or characteristics of a target product that is Directed To a Target. The TPP includes [***]. The initial TPP for the [***] is attached hereto as Schedule 1.220.

1.221 “Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, product design, logo, slogan, or other indicia of origin or ownership, including registrations and applications therefor and the goodwill and activities associated with each of the foregoing.

1.222 “U.S.” or “United States” means the United States of America (including all possessions and territories thereof).

1.223 “Valid Claim” means, with respect to a particular country, (a) any claim of an issued and unexpired Patent in such country that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or Governmental Authority of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country, or (b) a claim of a pending Patent application that has been pending without issuance for a period not longer than [***] years from the earliest priority date of such application, which claim is being diligently prosecuted and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application, provided for clarity that if such claim is thereafter included in a Patent meeting the requirements of subclause (a) above, it shall be deemed a Valid Claim.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alliance Manager	2.8
Alternative Remedy Notice	18.7
Anti-Corruption Laws	15.1(e)
Approved Acquired Product	3.6(c)(iii)
Assembly	Preamble
Assembly At-Risk Activities	1.187
Assembly [***] Program	4.1(b)(iv)
Assembly Collaboration IP	14.1(a)
Assembly Collaboration Know-How	14.1(a)
Assembly Collaboration Patents	14.1(a)

Option, License and Collaboration Agreement

Term	Section
Assembly Development Report	9.2
Assembly [***] Program	1.76
Assembly Indemnitees	16.2
Assembly [***] Program	1.76
Assembly Program Period	4.1(a)
Assembly Promotional Share	10.2(a)
Assembly R&D Activities	3.1
Assembly [***] Program	4.1(b)(iii)
Bankruptcy Code	18.4
Bribery Act	15.1(e)
Clinical Supply Agreement	8.2(a)
Co-Promotion Agreement	10.2(b)
Co-Promotion Option	10.2(a)
Co-Promotion Product	10.2(b)
Co-Promotion Program	10.2(b)
Commercial Milestone Event	12.5(b)
Commercial Milestone Payment	12.5(b)
Commercial Supply Agreement	8.2(b)
Committee Dispute	19.1(c)
Confidential Information	17.1(a)
Derivatives	3.8(c)(iv)
Dispute	19.1(b)
DOJ	4.1(d)(ii)
Effective Date	Preamble
Eligible Co-Promotion Program	10.2(a)
Enforcing Party	14.5(f)
Excluded Related Assembly Molecule	3.6(f)
FCPA	15.1(e)
Finance Officer	12.12(b)(i)
First Triggering Clinical Trial	4.1(b)(vii)
Force Majeure	20.3
FTC	4.1(d)(ii)
Gilead	Preamble
Gilead Collaboration IP	14.1(b)
Gilead Collaboration Know-How	14.1(b)
Gilead Collaboration Patents	14.1(b)
Gilead Development Report	5.3
Gilead [***] Program	1.104
Gilead Indemnitees	16.1
Gilead [***] Program	1.104
Gilead Schedule of Exceptions	15.3

Option, License and Collaboration Agreement

Term	Section
Included Net Sales	12.6(a)
Indemnified Party	16.3
Indemnifying Party	16.3
Indemnitee	16.3
Infringing Activity	14.7(a)
Initial Option Closing	4.1(c)(i)
Investor Rights Agreement	Preamble
IRS	12.14(b)
Joint Collaboration IP	14.1(c)
Joint Development Committee or JDC	2.2(a)
Joint Research Committee or JRC	2.3(a)
Joint Steering Committee or JSC	2.1(a)
Lead Patent	1.195
Licensable Item	1.55
Losses	16.1
Material Adverse Effect	15.2(s)
New Assembly Program Designation Date	1.143
Non-Committee Dispute	19.1(b)
Non-Enforcing Party	14.5(f)
[***]	1.149
Ongoing Clinical Trial	18.7(a)
Opt-Out Date	10.1(c)
Option	4.1(a)
Option Bringdown Date	4.1(c)(ii)
Option Continuation Payment	12.4
[***]	12.3
Option Exercise Closing	4.1(c)(i)
Option Exercise Notice	4.1(b)(i)
Option Payment	12.2
Other Active Ingredient	1.45
Party or Parties	Preamble
Party Indemnitees	16.4(a)
Patent Term Extensions	14.3
Personal Information	15.2(n)(iii)
Post-Option In-License	12.9(b)
Potentially Terminated Product	18.7
Potentially Terminated Region	18.7
Product Orange Book Listing	14.4
Profit Payment Report	12.12(b)(ii)
Profit-Share Opt-Out Notice	10.1(c)
Profit-Share Option	10.1(a)

Option, License and Collaboration Agreement

Term	Section
Profit-Share Option Deadline	10.1(a)
Profit-Share Option Exercise Notice	10.1(a)
Program Infringement	14.5(a)
Proposal	19.2(d)(i)
Prosecution	14.2(a)(i)
Publication	17.4(a)(i)
Redacted Agreements	17.3(c)
Regulatory Milestone Event	12.5(a)
Regulatory Milestone Payment	12.5(a)
Related Patent	3.6(f)
Representatives	15.1(e)
Reverted Party	18.6(c)(i)
Reverting Clinical Trial	18.6(c)(iv)
Reverting Party	18.6(c)(i)
Royalties	12.6(a)
[***]	20.6(a)
Royalty Term	12.6(b)
Second Triggering Clinical Trial	4.1(b)(vii)
Shared Commercialization Claims	16.5(a)16.5(b)
Shared Commercialization Losses	16.5(a)
Shared Development Claims	16.4(a)
Shared Development Losses	16.4(a)
Stock Purchase Agreement	Preamble
Sublicense Revenue Term	12.8(a)
Sublicensing Party	13.4(b)
Subsequent Phase Profit-Share Budget	1.212
TCT Criteria	1.62
TCT Minimum Criteria	1.62
TCT Determination Package	3.6(c)(i)
Technology Transfer	8.3(b)
Technology Transfer Plan	8.3(b)
Term	18.1
Terminated Product	18.6(c)
Termination Notice Period	18.6(a)
Third Party Claims	16.1
Third Party License Payments	12.9(c)(i)
Third Party Obligations	4.3(d)
Third Party Obligations Schedule	4.3(d)
Transition Agreement	18.6(c)(v)
Triggering Clinical Trial	4.1(b)(vii)
Upfront Consideration	12.1

Option, License and Collaboration Agreement

Term	Section
VAT	12.14(c)
Withheld Amount	12.14(d)
Working Groups	2.7(b)

In addition, the terms “includes,” “including,” “include” and derivative forms of them shall be deemed followed by the phrase “without limitation” (regardless of whether it is actually written (and drawing no implication from the actual inclusion of such phrase in some instances after such terms but not others)) and the term “or” has the inclusive meaning represented by the phrase “and/or” (regardless of whether it is actually written (and drawing no implication from the actual use of the phrase “and/or” in some instances but not in others)). Unless specified to the contrary, references to Articles, Sections or Schedules shall refer to the particular Articles, Sections or Schedules of or to this Agreement and references to this Agreement include all Schedules hereto. The word “day,” “quarter” or “year” (and derivatives thereof, e.g., “quarterly”) shall mean a calendar day, Calendar Quarter or Calendar Year unless otherwise specified. The word “hereof,” “herein,” “hereby” and derivative or similar word refers to this Agreement (including any Schedules). The words “will” and “shall” shall have the same obligatory meaning. Provisions that require that a Party or Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise. Words of any gender include the other gender. Words using the singular or plural number also include the plural or singular number, respectively. References to any specific law or article, section or other division thereof, shall be deemed to include the then-current amendments or any replacement law thereto, and any rules and regulations promulgated thereunder. References to a Clinical Trial sponsored by a Party include a Clinical Trial sponsored directly or indirectly by such Party or any of its Affiliates, or sponsored by such Party or any of its Affiliates in collaboration with any Third Party.

ARTICLE II

GOVERNANCE

2.1 Joint Steering Committee.

(a) Formation; Composition. The Parties hereby establish a joint steering committee (the “Joint Steering Committee” or “JSC”), which shall have the responsibilities set forth in Section 2.1(b). Each Party shall initially appoint three (3) representatives to the JSC, all of whom will have sufficient seniority within such Party to make decisions arising within the scope of the JSC’s responsibilities. The Parties shall notify each other of their respective initial representatives to the JSC within [***] Business Days after the Effective Date. The JSC may change its size from time to time if agreed by consensus among its members; provided that the JSC shall consist at all times of an equal number of representatives of each of Assembly and Gilead. Each Party may replace its JSC representatives at any time upon written notice to the other Party. Either Party may invite non-members to participate in the discussions and meetings of the JSC with the other Party’s prior approval, such approval not to be unreasonably conditioned, withheld or delayed, and such non-members shall (i) be subject to confidentiality obligations at least as stringent as those set forth in ARTICLE XVII and (ii) have no voting authority at the JSC. The JSC shall have a chairperson, who shall serve for a term of one (1) year, and who shall be selected alternately, on an annual basis, by Assembly or Gilead. The initial chairperson shall be selected by [***]. The role of the chairperson shall be to convene and preside at meetings of the JSC. The chairperson shall have no additional powers or rights beyond those held by the other JSC representatives.

Option, License and Collaboration Agreement

(b) Responsibilities. Subject to the terms and conditions set forth herein, the JSC shall have the following general responsibilities:

(i) provide strategic direction for the Assembly R&D Activities;

(ii) serve as a forum for the sharing of information with respect to the Assembly R&D Activities and other matters raised by any of the Committees, including with respect to Pre-Program Activities;

(iii) pursuant to Section 3.2, review and discuss each Pre-Program Plan submitted by Assembly to the JRC and JSC for the Pre-Program Activities;

(iv) pursuant to Section 3.3, review and discuss each Research Plan approved by the JRC for each Assembly Program and any amendments thereto approved by the JRC;

(v) pursuant to Section 3.4, review and discuss each Development Plan approved by the JDC for each Assembly Program and any amendments thereto approved by the JDC;

(vi) review, discuss and, if applicable, provide comments on any other materials or information delivered to the JSC pursuant to this Agreement;

(vii) attempt to resolve disputes within the JSC’s jurisdiction or presented to the JSC by the JDC, JRC or any other Committee; and

(viii) fulfill such other responsibilities as are specifically assigned to the JSC in this Agreement, or as the Parties otherwise agree in writing are appropriate to further the purposes of this Agreement.

(c) Meetings. The JSC shall meet at least twice per Calendar Year during the Term unless the Parties mutually agree in writing to a different frequency. No later than [***] Business Days prior to any meeting of the JSC, the Alliance Manager of the Party whose representative is the chairperson, in collaboration with the chairperson of the JSC, shall prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Either Party may also call a special meeting of the JSC by providing at least [***] Business Days’ prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party shall work with the chairperson of the JSC and Alliance Managers of each Party to provide the members of the JSC no later than [***] Business Days prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered. The Parties may mutually agree to additional meetings on shorter or longer notice in the event that matters arise requiring JSC consideration. The JSC may meet in-person, by videoconference or by teleconference. Meetings of the JSC shall be effective only if at least one (1) representative of each Party (which representative is not such Party’s Alliance Manager) are present or participating in such meeting. The Alliance Manager of the Party whose representative is the chairperson shall be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect material decisions made and action items identified at such meetings. Such Alliance Manager shall send draft meeting minutes to each member of the JSC for review and approval within [***] Business Days after each JSC meeting. Such minutes shall be deemed approved unless one (1) or more members of the JSC objects (whereby an objection by e-mail shall suffice) to the accuracy of such minutes within [***] Business Days of receipt, in which case, such Alliance Manager shall amend the draft meeting minutes accordingly and send the

Option, License and Collaboration Agreement

revised draft meeting minutes to each member of the JSC for review and approval within [***] Business Days of receipt of the objection(s). The same review procedures and timelines as set out in the immediately preceding sentence shall apply to such revised draft meeting minutes. If agreed upon by the JSC, the minutes shall be promptly signed by the Alliance Managers.

(d) Decision-Making. The representatives from each Party on the JSC shall have, collectively, one (1) vote on behalf of that Party, and all decisions shall be made by consensus. Disputes at the JSC shall be handled in accordance with Section 2.4(b).

2.2 Joint Development Committee.

(a) Formation; Composition. Within [***] days after the Effective Date, the Parties shall establish a joint development committee (the “Joint Development Committee” or “JDC”), which shall have the responsibilities set forth in Section 2.2(b). Each Party shall initially appoint three (3) representatives to the JDC, with each representative having knowledge and expertise in the development of Molecules and products similar to the Assembly Molecules and Assembly Products and having sufficient seniority within such Party to make decisions arising within the scope of the JDC’s responsibilities. The JDC may change its size from time to time if agreed by consensus among its members; provided that the JDC shall consist at all times of an equal number of representatives of each of Assembly and Gilead. Each Party may replace its JDC representatives at any time upon written notice to the other Party. Either Party may invite non-members to participate in the discussions and meetings of the JDC with the other Party’s prior approval, such approval not to be unreasonably conditioned, withheld or delayed and such non-members shall (i) be subject to confidentiality obligations at least as stringent as those set forth in ARTICLE XVII and (ii) have no voting authority at the JDC. The JDC shall have a chairperson, who shall serve for a term of one (1) year, and who shall be selected alternately, on an annual basis, by Assembly or Gilead. The initial chairperson shall be selected by [***]. The role of the chairperson shall be to convene and preside at meetings of the JDC, but the chairperson shall have no additional powers or rights beyond those held by the other JDC representatives.

(b) Responsibilities. Subject to the terms and conditions set forth herein, the JDC shall have the following general responsibilities:

(i) serve as a forum for the sharing of information with respect to the Development of Assembly Molecules and Assembly Products in each Assembly Program;

(ii) pursuant to Section 3.4, review, discuss, and approve each Development Plan for each Assembly Program and any amendments thereto;

(iii) review, discuss and, if applicable, provide comments on any other materials or information delivered to the JDC pursuant to this Agreement;

(iv) review and approve the design of all Clinical Trials conducted under the Development Plan for an Optioned Program;

(v) pursuant to Section 17.4(a)(iii), establish a Publication strategy for results arising from Development activities for any Assembly Program, and amend such Publication strategy from time to time, as appropriate;

Option, License and Collaboration Agreement

(vi) establish an alternative Completion Date, if any, for a Triggering Clinical Trial for an Assembly Program pursuant to clause (c) of the “Completion Date” definition, and confirm that any such alternative Completion Date has been met;

(vii) determine whether a Clinical Trial constitutes a Triggering Clinical Trial and whether and when a Qualifying Data Package has been delivered, in each case, for each Assembly Program as further described in Sections 3.6(c) and 3.6(d);

(viii) with respect to each Assembly [***] Program, during the period commencing on delivery of the Option Exercise Notice for such Assembly Program and ending on the applicable Option Exercise Closing with respect to each country in the Territory for such Assembly [***] Program, to the extent permitted by Applicable Law [***];

(ix) with respect to each Assembly Program, during the period commencing on delivery of the Option Exercise Notice for such Assembly Program and ending on the applicable Option Exercise Closing with respect to each country in the Territory for such Assembly Program, to the extent permitted by Applicable Law, plan for the transition to Gilead of any Development activities that will be assigned to Gilead under the Development Plan, in each case, for such Assembly Program once it becomes an Optioned Program;

(x) inform the JSC of any approvals made by the JDC hereunder; and

(xi) fulfill such other responsibilities as are specifically assigned to the JDC in this Agreement, or as the Parties otherwise agree in writing are appropriate to further the purposes of this Agreement.

(c) Meetings. The JDC shall meet at least twice per Calendar Year during the Term unless the Parties mutually agree in writing to a different frequency. No later than [***] Business Days prior to any meeting of the JDC, the Alliance Manager of the Party whose representative is the chairperson, in collaboration with the chairperson of the JDC, shall prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Either Party may also call a special meeting of the JDC by providing at least [***] Business Days’ prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party shall work with the chairperson of the JDC and Alliance Managers of each Party to provide the members of the JDC no later than [***] Business Days prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered. The Parties may mutually agree to additional meetings on shorter or longer notice in the event that matters arise requiring JDC attention. The JDC may meet in-person, by videoconference or by teleconference. Meetings of the JDC shall be effective only if at least one (1) representative of each Party (which representative is not such Party’s Alliance Manager) are present or participating in such meeting. The Alliance Manager of the Party whose representative is the chairperson shall be responsible for preparing reasonably detailed written minutes of all JDC meetings that reflect material decisions made and action items identified at such meetings. Such Alliance Manager shall send draft meeting minutes to each member of the JDC for review and approval within [***] Business Days after each JDC meeting. Such minutes shall be deemed approved unless one (1) or more members of the JDC objects (whereby an objection by e-mail shall suffice) to the accuracy of such minutes within [***] Business Days of receipt,

Option, License and Collaboration Agreement

in which case such Alliance Manager shall amend the draft meeting minutes accordingly and send the revised draft meeting minutes to each member of the JDC for review and approval within [***] Business Days of receipt of the objection(s). The same review procedures and timelines as set out in the immediately preceding sentence shall apply to such revised draft meeting minutes. If agreed upon by the JDC, the minutes shall be promptly signed by the Alliance Managers.

(d) Decision-Making. Subject to the remainder of this Section 2.2(d) and Section 2.4, the JDC shall act by consensus on matters within its jurisdiction. The representatives from each Party on the JDC shall have, collectively, one (1) vote on behalf of that Party. If the JDC cannot reach consensus on an issue over which it has decision-making authority within thirty (30) days after the first meeting in which such issue was raised, then either Party may refer such matter to the JSC for resolution in accordance with Sections 2.1(d) and 2.4.

2.3 Joint Research Committee.

(a) Formation; Composition. Within [***] days after the Effective Date, the Parties shall establish a joint research committee (the “Joint Research Committee” or “JRC”), which shall have the responsibilities set forth in Section 2.3(b). Each Party shall initially appoint three (3) representatives to the JRC, with each representative having knowledge and expertise in the Research of Molecules and products similar to the Assembly Molecules and Assembly Products and having sufficient seniority within such Party to make decisions arising within the scope of the JRC’s responsibilities. The JRC may change its size from time to time if agreed by consensus among its members; provided that the JRC shall consist at all times of an equal number of representatives of each of Assembly and Gilead. Each Party may replace its JRC representatives at any time upon written notice to the other Party. Either Party may invite non-members to participate in the discussions and meetings of the JRC with the other Party’s prior approval, such approval not to be unreasonably conditioned, withheld or delayed and such non-members shall (i) be subject to confidentiality obligations at least as stringent as those set forth in ARTICLE XVII and (ii) have no voting authority at the JRC. The JRC shall have a chairperson, who shall serve for a term of one (1) year, and who shall be selected [***]. The role of the chairperson shall be to convene and preside at meetings of the JRC, but the chairperson shall have no additional powers or rights beyond those held by the other JRC representatives.

(b) Responsibilities. Subject to the terms and conditions set forth herein, the JRC shall have the following general responsibilities:

(i) serve as a forum for the sharing of information with respect to the Research of Assembly Molecules and Assembly Products in each Assembly Program and the results of any Pre-Program Activities;

(ii) review and discuss the Pre-Program Plan for the Pre-Program Activities;

(iii) pursuant to Section 3.3, review, discuss, and approve each Research Plan submitted by Assembly for each Assembly Program (or submitted by Gilead with respect to [***], and any updates to any of the foregoing;

(iv) review and approve the design of all Nonclinical Studies conducted under the Research Plan for each Assembly Program;

Option, License and Collaboration Agreement

(v) pursuant to Section 17.4(a)(iii), establish a Publication strategy for results arising from Research activities for any Assembly Program, and amend such Publication strategy from time to time, as appropriate;

(vi) review, discuss and, if applicable, provide comments on any other materials or information delivered to the JRC pursuant to this Agreement;

(vii) inform the JSC of any approvals made by the JRC hereunder; and

(viii) fulfill such other responsibilities as are specifically assigned to the JRC in this Agreement, or as the Parties otherwise agree in writing are appropriate to further the purposes of this Agreement.

(c) Meetings. The JRC shall meet at least twice per Calendar Year during the Term unless the Parties mutually agree in writing to a different frequency. No later than [***] Business Days prior to any meeting of the JRC, the Alliance Manager of the Party whose representative is the chairperson, in collaboration with the chairperson of the JRC, shall prepare and circulate an agenda for such meeting; provided, however, that either Party shall be free to propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Either Party may also call a special meeting of the JRC by providing at least [***] Business Days prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party shall work with the chairperson of the JRC and Alliance Managers of each Party to provide the members of the JRC no later than [***] Business Days prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered. The Parties may mutually agree to additional meetings on shorter or longer notice in the event that matters arise requiring JRC consideration. The JRC may meet in-person, by videoconference or by teleconference. Meetings of the JRC shall be effective only if at least one (1) representative of each Party (which representative is not such Party’s Alliance Manager) are present or participating in such meeting. The Alliance Manager of the Party whose representative is the chairperson shall be responsible for preparing reasonably detailed written minutes of all JRC meetings that reflect material decisions made and action items identified at such meetings. Such Alliance Manager shall send draft meeting minutes to each member of the JRC for review and approval within [***] Business Days after each JRC meeting. Such minutes shall be deemed approved unless one (1) or more members of the JRC objects (whereby an objection by e-mail shall suffice) to the accuracy of such minutes within [***] Business Days of receipt, in which case such Alliance Manager shall amend the draft meeting minutes accordingly and send the revised draft meeting minutes to each member of the JRC for review and approval within [***] Business Days of receipt of the objection(s). The same review procedures and timelines as set out in the immediately preceding sentence shall apply to such revised draft meeting minutes. If agreed upon by the JRC, the minutes shall be promptly signed by the Alliance Managers.

(d) Decision-Making. Subject to the remainder of this Section 2.3(d) and Section 2.4, the JRC shall act by consensus on matters within its jurisdiction. The representatives from each Party on the JRC shall have, collectively, one (1) vote on behalf of that Party. If the JRC cannot reach consensus on an issue over which it has decision-making authority within [***] days after the first meeting in which such issue was raised, then either Party may refer such matter to the JSC for resolution in accordance with Section 2.1(d) and Section 2.4.

Option, License and Collaboration Agreement

2.4 Resolution of Committee Disputes.

(a) Within Committees. If a Dispute arises with respect to a matter within the decision-making jurisdiction of a Committee other than the JSC that cannot be resolved within the applicable Committee, then either Party may refer such Dispute to the JSC for resolution in accordance with Section 2.1(d) and this Section 2.4. For clarity, any Dispute with respect to a matter that is outside the jurisdiction of a Committee, including any Dispute with respect to any alleged failure to perform, or breach of, this Agreement, or any issue relating to the interpretation or application of this Agreement shall be resolved pursuant to Section 19.1(b), and not pursuant to this Section 2.4.

(b) Within the JSC.

(i) Assembly Programs Generally. For each Assembly Program, if the JSC cannot reach consensus on a matter within its jurisdiction (including any matter referred to it by any other Committee) within [***] Business Days after a Party affirmatively states in writing that a decision must be made, then such Dispute shall be decided in accordance with Section 2.4(b)(ii), 2.4(b)(iii), 2.4(b)(iv), 2.4(b)(v) and 2.4(b)(vi), as applicable.

(ii) Disputes Regarding Pre-Program Activities. If such Dispute relates to any Pre-Program Activities, then [***] shall have final decision-making authority; provided that Assembly shall not have the right to exercise such final decision-making authority in a manner that [***].

(iii) Disputes Regarding [***]. If such Dispute is regarding [***], then either Party may refer such Dispute to the Executive Officers of the Parties for resolution after the [***] Business Day after a Party requests a meeting of the JSC to make such a determination. Following such referral, the Executive Officers shall attempt to reach consensus on such Dispute during a period of [***] Business Days thereafter, and any final decision agreed to in writing by the Executive Officers with respect to such Dispute shall be binding on the Parties. If the Executive Officers cannot reach consensus on such Dispute within such period, then [***].

(iv) Lead Backup Disputes. If such Dispute is regarding whether [***] then either Party may refer such Dispute to the Executive Officers of the Parties for resolution after the [***] Business Day after a Party requests a meeting of the JSC to make such a determination. Following such referral, the Executive Officers shall attempt to reach consensus on such Dispute during a period of [***] Business Days thereafter, and any final decision agreed to in writing by the Executive Officers with respect to such Dispute shall be binding on the Parties. If the Executive Officers cannot reach consensus on such Dispute within such period, then [***] shall have final decision-making authority and such final decision shall be binding on the Parties.

Option, License and Collaboration Agreement

(v) Disputes Regarding Baseball Matters. If such Dispute is regarding a Baseball Matter, then either Party may refer such dispute for resolution by baseball arbitration in accordance with Section 19.2(d).

(vi) Other Disputes. Except as provided in Section 2.4(b)(ii), 2.4(b)(iii), 2.4(b)(iv) and 2.4(b)(v), for any other Dispute within the decision-making jurisdiction of the JSC with respect to an Assembly Program, either Party may refer such Dispute to the Executive Officers for resolution. Following referral to the Executive Officers, the Executive Officers shall attempt to reach consensus on such Dispute during a period of [***] Business Days thereafter, and any final decision agreed to in writing by the Executive Officers with respect to such Dispute shall be binding on the Parties. If the Executive Officers cannot reach consensus on such Dispute within such period, then [***] shall have final decision-making authority; provided that [***] shall not have the right to exercise such final decision-making authority in a manner that [***].

2.5 Good Faith. In conducting themselves on Committees, and in exercising their rights under this ARTICLE II, all representatives of each Party shall consider in good faith all input received from the other Party.

2.6 General Committee Authority. Each Committee shall have solely the powers expressly assigned to it in this ARTICLE II and elsewhere in this Agreement. No Committee shall have any power to amend, modify, or waive compliance with this Agreement, or to require a Party to share any information or bear any expense, in either case, other than as obligated pursuant to this Agreement. It is expressly understood and agreed that the control of decision-making authority by either Party pursuant to this ARTICLE II, so as to resolve a disagreement or deadlock on a Committee for any matter, shall not authorize either Party to perform any function or exercise any decision-making right not delegated to a Committee or such Party, and that neither Assembly nor Gilead shall have any right to unilaterally modify or amend, or waive its own compliance with, the terms of this Agreement. Provisions that require a Committee hereunder to “agree,” “consent” or “approve” or the like shall require that such agreement, consent, approval or the like be specific and reflected in approved minutes of the Committee. For clarity, no Committee has any power, decision-making authority, or right to receive any information, for any Optioned Molecule, Optioned Product, Excluded Assembly Molecule, Excluded Assembly Product, Non-Optioned Gilead Molecule or Non-Optioned Gilead Product.

2.7 Additional Committees and Working Groups.

(a) The Parties may agree in writing to establish such additional committees (e.g., a joint technology transfer committee or a separate JSC, JDC, JRC, or other committee that is specific to one or more Assembly Programs) as they mutually deem necessary to achieve the objectives of this Agreement.

(b) Each Committee may establish and delegate duties to directed teams (“Working Groups”) as needed to oversee particular projects or activities (e.g., to prepare initial drafts of plans and budgets). Each such Working Group shall (i) have equal representation from each Party, unless otherwise mutually agreed, (ii) be subject to the approval of, oversight of, and shall report to, the Committee that formed such Working Group, and (iii) have no greater authority than the Committee that formed such Working Group. All decisions of a Working Group shall be by consensus. Any disagreement between the designees of Parties on a Working Group shall be referred to the Committee that formed the Working Group for resolution.

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2.8 Appointment of Alliance Managers. Within [***] Business Days after the Effective Date, each Party shall appoint an appropriately qualified employee who is not a representative on the JSC to have alliance management responsibility under this Agreement (such employee, an “Alliance Manager”) and who shall attend all Committee meetings as an observer. Such persons shall endeavor to assure clear and responsive communication between the Parties and the effective exchange of information, and may serve as a single point of contact for any matters arising under this Agreement, including the use of good faith efforts to discuss any material amendment or modification to the Collaboration Term of the Agreement. The Alliance Managers shall not have any authority under this Agreement. Each Alliance Manager may, in his/her discretion, appoint one (1) or more assistant alliance managers and delegate any obligation of such Alliance Manager to any such assistant alliance manager.

2.9 Disbandment. Each of the JSC, JDC, JRC and any other Committee will be dissolved upon [***] provided that the JSC, JDC, JRC and each other Committee [***]. Notwithstanding anything to the contrary herein, any Committee or Working Group under this Agreement may be dissolved upon the mutual written agreement of the Parties. In the event of disbandment of any Working Group, all responsibilities and decisions allocated to such Working Group shall revert to the Committee that created such Working Group. In the event of disbandment of any Committee other than the JSC, all responsibilities and decisions allocated to such Committee shall be allocated to the JSC.

ARTICLE III

RESEARCH AND DEVELOPMENT ACTIVITIES IN ASSEMBLY PROGRAMS

3.1 Overview. Subject to the terms and conditions of this Agreement, Assembly shall be solely responsible, in its discretion and at its sole cost and expense, for conducting all (a) Pre-Program Activities [***] and (b) on an Assembly Program-by-Assembly Program basis, all Research and Development activities with respect to such Assembly Program during the applicable Assembly Program Period (collectively, (a) and (b), the “Assembly R&D Activities”), except to the extent set forth in a Research Plan, Development Plan or otherwise under this Agreement.

3.2 Pre-Program Plan. Within [***] days after the Effective Date (or as soon as reasonably practicable thereafter), Assembly will provide to the JRC a Pre-Program Plan. On an [***] basis thereafter, Assembly shall prepare and submit to the JSC and JRC for review and discussion an updated Pre-Program Plan. The JSC, JRC or a Working Group thereof designated by the JRC shall (i) review and discuss the high-level principles for the Pre-Program Activities, (ii) review and discuss the Research activities to be conducted by Assembly for such Pre-Program Activities, and (iii) discuss the status and strategy of any Pre-Program Activities. Either Party may provide comments on the Pre-Program Plan from time-to-time through its members on the JSC or JRC.

3.3 Research Plans. The initial Research Plans for the [***] and the [***] are attached hereto as Exhibit 3.3(a) and Exhibit 3.3(b), respectively. Within [***] days after the Effective Date (or as soon as reasonably practicable thereafter), the Parties will discuss in good faith and approve through the JRC a Research Plan for each of the Existing Assembly Programs, [***]. In addition, for any New Assembly Programs, no later than [***] days following the applicable New Assembly Program Designation Date, the JRC shall prepare, review, discuss and approve the proposed Research Plan for such Assembly Program. The JRC or a Working Group thereof designated

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by the JRC shall (i) review and discuss the high-level principles for Research of such Assembly Program, (ii) review and discuss the Research activities to be conducted by each Party for such Assembly Program, and (iii) discuss the status and strategy of any Research activities for such Assembly Program. Either Party may propose amendments to the Research Plan from time-to-time through its members on the JRC for JRC review, discussion and approval. The JRC shall also submit the Research Plan to the JSC for review, discussion and comment.

3.4 Development Plans. The initial Development Plans for the [***] are attached hereto as Exhibit 3.4(a), Exhibit 3.4(b), Exhibit 3.4(c) and Exhibit 3.4(d), respectively. Within [***] days after the Effective Date (or as soon as reasonably practicable thereafter), the Parties will discuss in good faith and approve through the JDC amendments to the foregoing Development Plans to further detail such plans. Notwithstanding [***] exercise of final decision-making authority under Section 2.4(b)(vi), the Development Plan for the [***] will include Development activities (x) necessary to complete a [***] Clinical Trial for a Gilead Product in such Assembly Program, and (y) sufficient to generate a Qualifying Data Package for such Assembly Program on the occurrence of the Completion Date for [***] Clinical Trial. Each new Development Plan or amended Development Plan will include TCT Criteria that contain a level of detail and scientific rigor at least consistent with the TCT Criteria set forth in the initial Development Plans attached hereto as of the Effective Date. In addition, no later than [***] days prior to the expected initiation of IND-enabling studies for an Assembly Program (or, if such Assembly Program is acquired, [***] days following the acquisition date of such Assembly Program), the JDC shall prepare, review, discuss and approve the proposed Development Plan for such Assembly Program. The JDC or a Working Group thereof designated by the JDC shall (i) review and discuss the high-level principles for Development of such Assembly Program, (ii) review and discuss the Development activities each Party proposes to conduct or have conducted for such Assembly Program, and (iii) discuss the status and strategy of any Development activities for such Assembly Program. Either Party may propose amendments to the applicable Development Plan from time-to-time through its members on the JDC for JDC review, discussion and approval. The JDC shall also submit the applicable Development Plan to the JSC for review, discussion and comment.

3.5 Conduct of Activities.

(a) General. Assembly shall use Commercially Reasonable Efforts to conduct the activities under the Pre-Program Plan and to achieve the timelines set forth therein. Each Party shall conduct the activities assigned to it under each Research Plan and each Development Plan and use Commercially Reasonable Efforts to identify product candidates that meet the applicable TPP [***], as applicable, and use Commercially Reasonable Efforts to achieve the timelines set forth therein. Each Party shall conduct such activities in accordance with all Applicable Laws, including GCP and GLP, and Assembly shall use [***] produce, for purposes of inclusion in a Qualifying Data Package, high-quality data meeting applicable industry standards and practices for such activity. Assembly, on behalf of itself and its Affiliates, hereby covenants that neither it nor any of its Affiliates shall conduct any Research or Development activity with respect to any Assembly Program unless such Research or Development activity is conducted pursuant to a Research Plan or Development Plan, as applicable. [***]. Neither Party will be obligated to conduct or continue any activity which it has reasonably determined would create a material safety issue or for a candidate that is reasonably determined to be incapable of meeting the TPP

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in material respects. [***].

[***].

3.6 Information Sharing for Assembly R&D Activities.

(a) Generally. Subject to Section 3.6(e), each Party shall keep the other Party reasonably apprised, via the JRC and JDC, of any Assembly R&D Activities that such first Party performs by providing:

(i) on a quarterly basis a report summarizing in reasonable detail the progress of the Assembly Programs conducted by or on behalf of such Party or any of its Affiliates;

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(ii) on a semi-annual basis a report in reasonable detail summarizing the progress with respect to any material Pre-Program Activities conducted by or on behalf of such Party or any of its Affiliates; and

(iii) at the other Party’s reasonable request (made no more frequently than [***]), copies of any then-available information with respect to Pre-Program Activities and Assembly Programs.

(b) Clinical Trials. Subject to Section 3.6(e), at least [***] days prior to Initiating any Clinical Trial for an Assembly Product, Assembly shall provide to the JDC and JSC for review [***]. No later than [***] days after the Completion Date and each interim analysis date of any Clinical Trial for an Assembly Product, Assembly shall notify the JDC and JSC of such Completion Date or interim analysis date, and provide Gilead with [***].

(c) Information Provided in Connection with a Triggering Clinical Trial Determination.

(i) In addition to the information shared pursuant to Section 3.6(a) and 3.6(b), if either Party in good faith believes such Clinical Trial would constitute the Triggering Clinical Trial with respect to the applicable Assembly Program, then no later than [***] days before the Initiation of such Clinical Trial, then such Party shall notify the JDC, JSC and other Party and, upon such notice, Assembly shall [***] (such information with respect to a given Assembly Program, a “TCT Determination Package”) and (B) provide the JDC, JSC and Gilead with instructions and credentials with which each JDC member, JSC member and other Gilead designated employees may access the TCT Determination Package for such Assembly Program.

(ii) Within [***] days following the delivery by Assembly of the notice described in clause (B) of Section 3.6(c)(i), the JDC shall discuss and determine whether such Clinical Trial would constitute a Triggering Clinical Trial (and promptly thereafter inform the JSC of such decision), and if one Party’s JDC members believe it would constitute a Triggering Clinical Trial and the other Party’s JDC members do not believe it would constitute a Triggering Clinical Trial, then the JDC shall discuss [***]. Any JDC dispute regarding the Triggering Clinical Trial status of such Clinical Trial shall be subject to resolution pursuant to Section 2.4 and Section 19.2(b).

(iii) With respect to any Acquired Assembly Program that constitutes an Assembly Program upon acquisition and includes (A) one or more Clinical Trials that, based upon a good

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faith determination by Assembly, meets the TCT Criteria (regardless whether such Clinical Trial(s) are ongoing or have reached their respective Completion Dates at the time of acquisition by Assembly), or (B) any product or Molecule already approved for Commercialization by a Governmental Authority in any jurisdiction in the Territory (an “Approved Acquired Product”), then in each case ((A) and (B)) Assembly shall promptly, and in no case later than [***] days after the applicable acquisition has closed, notify the JDC, the JSC and Gilead of such acquisition and the existence of a potential or deemed (as indicated below) Triggering Clinical Trial, such notice to include instructions and credentials with which each JDC member, JSC member and other Gilead designated employees may access the TCT Determination Package with respect to such potential or deemed (as indicated below) Triggering Clinical Trial. In the case of foregoing clause (A), the JDC shall promptly (in no case later than [***] days after such notice from Assembly) make a good faith determination of whether such Clinical Trial constitutes a Triggering Clinical Trial and agree to any alternative Completion Date, if required, for such Clinical Trial (if such Clinical Trial has not yet reached its Completion Date) and promptly thereafter inform the JSC of such decisions. Any JDC dispute regarding the Triggering Clinical Trial status of such Clinical Trial shall be subject to resolution pursuant to Section 2.4 and Section 19.2(b). In the case of foregoing clause (B), a Triggering Clinical Trial that has achieved its Completion Date will be deemed to have occurred as of the closing of the applicable acquisition.

(d) Information Provided in Connection with a Qualifying Data Package Determination. Once a Clinical Trial is approved by the JDC as a Triggering Clinical Trial, then, no later than [***] days after the applicable Completion Date for such Clinical Trial, Assembly shall deliver to Gilead a written notice including instructions and credentials with which Gilead may access a Data Room containing the data and information required to be included in a Qualifying Data Package with respect to the Assembly Program that includes such Triggering Clinical Trial. The JDC shall promptly (and in no case later than [***] Business Days after such notice from Assembly) make a good faith determination of whether the information in the Data Room constitutes a complete Qualifying Data Package with respect to such Clinical Trial and Assembly Program (and promptly inform the JSC of such decision), and the provisions of Section 4.1(b) shall apply following the JDC’s approval thereof. In addition, Assembly shall upload to such Data Room concurrently with such Qualifying Data Package (A) any Assembly Third Party Agreements applicable to such Assembly Program (from which Assembly may redact [***]), and (B) an Assembly Third Party Obligations Schedule for such Assembly Program.

(e) Non-Sharing of Information. From and after the Effective Date, the Parties hereby agree that (A) within [***] Business Days after the end of each Calendar Quarter beginning with the Calendar Quarter ending [***], Assembly shall provide to Gilead’s Alliance Manager a report identifying the Target for each New Assembly Program, if applicable, and (B) within [***] Business Days thereafter, Gilead’s Alliance Manager shall notify Assembly whether Assembly should withhold submitting to Gilead any Information related to any Assembly Program Directed To such Target. If Gilead requests that Assembly withhold such Information, Assembly shall not provide (except as otherwise expressly directed by Gilead) any Information related to such Assembly Program prior [***].

[***].

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3.7 Suspension or Termination. If (a) any material Pre-Program Activities for an Assembly Program or (b) any Assembly Program, in either case of (a) or (b), is Suspended or Terminated, whether by affirmative determination of Assembly or as a result of Assembly deeming such Pre-Program Activities or Assembly Program to be Suspended or Terminated per the definition thereof, then Assembly shall promptly notify Gilead of such Suspension or Termination, and the Parties (through the JRC or JDC, as applicable) shall discuss in good faith such Suspension or Termination (including discussing the scientific rationale or other reasons for such Suspension or Termination, and considering any alternative actions). Any dispute as to such Suspension and Termination shall be referred to the JRC or JDC, as applicable, for resolution, subject to Section 2.4.

3.8 Certain Terms Applicable to Assembly Programs.

(a) Clinical Trial Reporting. Each Party agrees that (i) each Clinical Trial conducted with respect to an Assembly Product that is required to be posted pursuant to Applicable Law or applicable industry codes, including the PhRMA Code, on clinicaltrials.gov or any other similar registry shall be so posted by [***] and (ii) all results of such Clinical Trials that are necessary for obtaining a Regulatory Approval for an Assembly Product shall be posted by Assembly on clinicaltrials.gov and on any other registry with requirements consistent with the registration and publication guidelines of the International Committee of Medical Journal Editors, to the extent required. [***] shall be responsible for the activities described in the preceding sentence with respect to such Clinical Trial.

(b) Research and Development Records. Each Party shall and shall cause its Affiliates to maintain complete and accurate records (in the form of technical notebooks or electronic files where appropriate) of all work conducted by it or on its behalf that constitute Pre-Program Activities or that relate to any Assembly Program, and all Information resulting from such work. Such records shall fully and properly reflect all work done and results achieved in the performance of the activities under this Agreement in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Such records shall be maintained in a manner that permits access to, and facilitates the transfer of, such records with respect to each applicable Assembly Program on an Assembly Program-by-Assembly Program basis to the extent reasonably practicable. Each Party shall have the right to access such records maintained by the other Party and its Affiliates to the extent reasonably necessary to perform obligations or exercise rights under this Agreement. The JRC shall determine the means by which such access will be provided for Research records, and the JDC shall determine the means by which such access will be provided for Development records.

(c) Materials.

(i) All Materials provided by or on behalf of a Party or any of its Affiliates to the other Party or any of its Affiliates in connection with Assembly R&D Activities hereunder shall remain the property of the Party providing such Materials, except as otherwise expressly set forth in this Agreement with respect to the applicable Assembly Program, Optioned Program, or Non-Optioned Gilead Program or any Research Plan or Development Plan.

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(ii) A Party shall not distribute or release any Materials of the other Party to any Third Party without the prior written consent of the Party providing such Materials (or as otherwise set forth in an applicable Ancillary Agreement, Research Plan or Development Plan); [***].

(iii) Each Party will use the Materials provided for a specific Assembly Program only in the performance of the Research Plan and Development Plan activities for such Assembly Program in accordance with such Research Plan and Development Plan, as applicable, or in otherwise exercising such Party’s rights or performing such Party’s obligations as expressly set forth in this Agreement with respect to the applicable Assembly Program, Optioned Program, or Non-Optioned Gilead Program (and for no other purpose) and in accordance with the laws and regulations of the country where such activities are to be performed or any other Applicable Laws.

(iv) Each Party shall not: (A) use the other Party’s Materials or any of its derivatives, fragments, progeny or modifications (collectively, except to the extent such derivatives, fragments, progeny or modifications incorporate any such Materials, the “Derivatives”), in humans or in clinical trials; (B) transfer, assign, license, or sell the such Materials or the Derivatives to any Third Party; (C) perform any analytical tests to ascertain the structure of, or otherwise reverse engineer such Materials; (D) modify such Materials; (E) combine such Materials or Derivatives with any reagents, compounds or therapeutic modalities or (F) use such Materials or Derivatives as part of any activities sponsored by, or for the benefit of, any Third Party, except, in each case (A)-(F), as set forth in a Research Plan or Development Plan or in otherwise exercising such Party’s rights or performing such Party’s obligations as expressly set forth in this Agreement with respect to the applicable Assembly Program, Optioned Program, or Non-Optioned Gilead Program.

(v) Each Party shall disclose or deliver the other Party’s Materials and Derivatives only to persons within its organization who have a need to know or receive the same in the course of the performance of the Research Plan and Development Plan, as applicable, or in otherwise exercising such Party’s rights or performing such Party’s obligations as expressly set forth in this Agreement with respect to the applicable Assembly Program, Optioned Program, or Non-Optioned Gilead Program, and who are required to comply with the provisions herein.

(vi) ANY MATERIALS PROVIDED UNDER THIS AGREEMENT ARE PROVIDED “AS IS,” AND THE PARTY RECEIVING SUCH MATERIALS ACKNOWLEDGES AND AGREES THAT SUCH MATERIALS ARE EXPERIMENTAL IN NATURE.

(vii) Upon (A) the request of the Party providing any such Materials, (B) the completion of the applicable activities permitted under this Section 3.8(c), [***], the Party receiving such Materials shall either return or destroy such Materials (unless the receiving Party has the continuing right or obligation to use such Materials hereunder) in accordance with Applicable Laws, in each case, at the request of the providing Party, and the terms of this Section 3.8(c) shall continue to apply with respect to such Materials until such return or destruction (unless the receiving Party has the continuing right or obligation to use such Materials hereunder).

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(viii) Without limiting any of the foregoing, the Parties may also enter into one or more material transfer agreements governing the use of Materials, including with respect to any Materials provided under Assembly Programs other than the [***].

ARTICLE IV

GILEAD OPTIONS

4.1 Gilead’s Option Rights.

(a) Option Grant. For each Assembly Program, subject to Section 3.6(f) and Section 4.1(d), Assembly hereby grants to Gilead an exclusive option to obtain the exclusive licenses and other rights described in Section 13.3 with respect to all Assembly Molecules and Assembly Products included in such Assembly Program (each, an “Option”). For the avoidance of doubt, the [***] and the [***] are each to be deemed a single Assembly Program for the purpose of the Option, such that (i) if Gilead exercises the Option with respect to the [***], it would obtain exclusive licenses with respect to all Assembly Molecules and Assembly Products included in each of the Assembly [***] Program and the Gilead [***] Program (except as otherwise described in Section 3.6(f)), and (ii) if Gilead exercises the Option with respect to the [***], it would obtain exclusive licenses with respect to all Assembly Molecules and Assembly Products included in each of the Assembly [***] Program and the Gilead [***] Program. The Option with respect to each Assembly Program shall be effective for the period beginning on the applicable Assembly Program Start Date for such Assembly Program and ending with respect to such Option on the earliest to occur of: (A) the applicable Option Exercise Closing with respect to each country in the Territory, (B) the expiration of the applicable Option Exercise Period if Gilead does not deliver an Option Exercise Notice for such Option prior to such expiration (provided that, for clarity, if the First Option Exercise Period expires for an Assembly Program without Gilead having exercised its Option for such Assembly Program, Gilead may still exercise its Option for such Assembly Program during the Second Option Exercise Period, subject to [***] and the other terms and conditions of this Agreement), (C) the termination of such Option pursuant to Section 4.1(e), and (D) the expiration or termination pursuant to ARTICLE XVIII of this Agreement in its entirety or with respect to all Assembly Molecules and all Assembly Products in the applicable Assembly Program (such effectiveness period with respect to each such Option, the “Assembly Program Period”).

(b) Option Exercise Notice; Option Exercise Period.

(i) With respect to each Assembly Program (and all Assembly Molecules and Assembly Products included in such Assembly Program, subject to Section 3.6(f)), Gilead may exercise the Option at any time during the applicable First Option Exercise Period or Second Option Exercise Period for such Assembly Program (or Molecule as described in Section 3.6(f)) by delivering a written notice of such exercise to Assembly (each such notice for any Assembly Program, an “Option Exercise Notice”); provided, however, that Gilead may not exercise the Option after the conclusion of the First Option Exercise Period but before the conclusion of the Second Option Exercise Period unless [***].

(ii) With respect to each Acquired Assembly Program for which Gilead provides a timely Option Exercise Notice, Assembly shall provide to Gilead a copy of any applicable Third

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Party agreement which relates to such Acquired Assembly Program (from which Assembly may redact financial terms that are inapplicable to such Acquired Assembly Program were it to become an Optioned Program) and a proposed Assembly Third Party Obligations Schedule for such Acquired Assembly Program, which schedule shall include only those obligations that Assembly is required to pass through to Gilead if it were to become a sublicensee under such Third Party agreement or which otherwise apply to Assembly’s performance hereunder, which obligations exist as of the closing of the acquisition together with the Qualifying Data Package pursuant to Section 3.6(d).

(iii) For each Assembly Program [***] (an “Assembly [***] Program”), if Gilead has not provided an Option Exercise Notice for the applicable Assembly [***] Program to Assembly prior to the end of the Second Option Exercise Period for such Assembly Molecule, then effective immediately after the end of such Second Option Exercise Period, all Assembly Molecules in such Assembly [***] Program shall become Excluded Assembly Molecules and such Assembly [***] Program shall become an Excluded Assembly Program except as otherwise provided in Section 3.6(f) (for clarity, [***]; provided that any Acquired Assembly Program acquired after the expiration of the Second Option Exercise Period shall be deemed a distinct Assembly Program from the Assembly [***] Program, and Gilead shall have an Option with respect thereto pursuant to Section 4.1(a), including in the case that [***].

(iv) For each Assembly Program [***] (an “Assembly [***] Program”), if Gilead has not provided an Option Exercise Notice for the applicable Assembly [***] Program to Assembly prior to the end of the Second Option Exercise Period for the first such Assembly Molecule, then effective immediately after the end of such Second Option Exercise Period, (A) such Assembly Molecule shall become an “Excluded Assembly Molecule” and (B) the JDC shall determine [***] within such Assembly [***] Program that Assembly has identified as a development candidate suitable for IND-enabling studies. If the [***], then all Assembly Molecules in such Assembly [***] Program shall become “Excluded Assembly Molecules” and such Assembly [***] Program shall become an “Excluded Assembly Program”; provided that [***], and Gilead shall have an Option with respect thereto pursuant to Section 4.1(a), including in the case that [***]. If the [***], then [***] shall remain an Assembly Molecule hereunder and shall continue to be subject to the terms and conditions of this Agreement, including Gilead’s Option rights as to such Assembly [***] Program (other than such “Excluded Assembly Molecule”), and all other Assembly Molecules in such Assembly [***] Program shall become “Excluded Assembly Molecules.” Notwithstanding the foregoing, if Gilead has not provided an Option Exercise Notice for the applicable Assembly [***] Program to Assembly prior to the end of the Second Option Exercise Period for such [***], then effective immediately after the end of such Option Exercise Period, all Assembly Molecules in such Assembly [***] Program shall become “Excluded Assembly Molecules” and such Assembly [***] Program shall become an “Excluded Assembly Program.” For clarity, [***].

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(v) During each Option Exercise Period for each Assembly Program, Gilead may reasonably request information with respect to such Assembly Program that is not otherwise included in the applicable Qualifying Data Package (including in connection with Gilead’s review of the Assembly Option Schedule of Exceptions for such Assembly Program delivered pursuant to Section 4.1(c)(iii)), and to the extent that the information reasonably requested by Gilead is at such time reasonably available (for clarity, [***]), Assembly shall make full, accurate and timely responses to such requests.

(vi) Gilead shall have the right to exercise the Option for any Assembly Program prior to each of the applicable Option Exercise Periods, provided that the Assembly Program Period is then in effect, in accordance with this Section 4.1(b)(vi). With respect to each Assembly Program, any time prior to each of the Option Exercise Period for such Assembly Program, Gilead shall have the right to deliver to Assembly a written notice indicating that Gilead desires to explore whether to exercise the Option for such Assembly Program. Within [***] days after such written notice from Gilead, Assembly shall deliver to Gilead, with respect to such Assembly Program, a written notice including instructions and credentials with which Gilead may access a Data Room containing the data and information (existing and available as of the date of Assembly’s notice) with respect to such Assembly Program that would be required to be included in a Qualifying Data Package. With respect to any Assembly Program for which such data and information is delivered under this Section 4.1(b)(vi), notwithstanding the fact that any of the Option Exercise Periods has not yet commenced, Gilead may exercise the Option at any time during the period commencing on the date of Assembly’s written notice with respect to the applicable Data Room and ending on expiration or termination of the applicable Option Exercise Period in accordance with Sections 4.1(b)(i) and 4.1(e). If the data and information delivered by Assembly under this Section 4.1(b)(vi) do not constitute a Qualifying Data Package (as determined by the JDC in accordance with the terms of this Agreement), then Assembly shall supplement such data and information with data and information required to be included in a Qualifying Data Package promptly upon such data and information becoming available. Following receipt of Assembly’s written notice with respect to the applicable Data Room, Gilead shall have the right to reasonably request additional information with respect to the applicable Assembly Program in accordance with this Section 4.1(b)(vi), which shall apply, mutatis mutandis, during the period commencing on the date of Assembly’s notice with respect to such Assembly Program and ending on the first day of the applicable Option Exercise Period (for clarity without obligation of Assembly to perform any additional activities or make any further analysis in each case beyond that required to prepare the Qualifying Data Package). For clarity, this Section 4.1(b)(vi) is not intended, and shall not be construed, to limit any rights of Gilead during each of the Option Exercise Periods.

(vii) “Triggering Clinical Trial” means, for an Assembly Molecule:

(A) (1) With respect to an Assembly Program (other than the [***]), the [***] Clinical Trial sponsored by Assembly and approved by the JDC [***]; or (2) with respect to the [***], the [***] Clinical Trial sponsored by Assembly and approved by the JDC [***] (each of (1) and (2), a “First Triggering Clinical Trial”), in each case, which Clinical Trial is consistent with the TCT Criteria set forth in the applicable Development Plan; and

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(B) the [***] Clinical Trial sponsored by Assembly and approved by the JDC [***] (a “Second Triggering Clinical Trial”), in each case, which Clinical Trial is consistent with the TCT Criteria set forth in the applicable Development Plan.

(c) Option Exercise Closing.

(i) If Gilead delivers an Option Exercise Notice for an Assembly Program during any of the Option Exercise Periods for such Assembly Program in accordance with Section 4.1(b)(i), or prior to such Option Exercise Period in accordance with Section 4.1(b)(vi), then subject to Section 4.1(c)(iii), such Assembly Program shall become an Optioned Program at 12:01 a.m. Pacific Time on the later of the [***] Business Day following (A) Assembly’s receipt of such Option Exercise Notice, including a certification that no Antitrust Conditions apply to the Option for such Assembly Program, or (B) if any Antitrust Conditions apply to the Option for such Assembly Program, the date on which the Antitrust Conditions applicable to the Option for such Assembly Program have been satisfied (with respect to each such Assembly Program, an “Option Exercise Closing”). To the extent permitted by applicable Antitrust Laws, and subject to Section 4.1(c)(iii), if the Antitrust Approvals have been obtained for the United States and the European Union with respect to an Assembly Program, then (1) an Option Exercise Closing for such Assembly Program shall occur for the United States, the European Union and each other jurisdiction in the Territory as to which Antitrust Approval is not required or has been obtained (such Option Exercise Closing, an “Initial Option Closing”) and (2) subject to Section 4.1(e), each country for which an Antitrust Approval is still required as of the applicable Initial Option Closing shall not be included in the Gilead Royalty Territory unless and until the applicable required Antitrust Approval has been obtained for such country. Upon each notice of receipt of any such subsequent Antitrust Approval for such Optioned Program, there shall occur an additional Option Exercise Closing for such Optioned Program with respect to the applicable jurisdictions. If Antitrust Approval is not obtained in any country by 11:59 p.m. Pacific time on the [***] day after the delivery of the Option Exercise Notice, then either Party may notify the other Party that it is terminating the Option relating to such Assembly Program in such country.

(ii) With respect to each Assembly Program for which Gilead delivers an Option Exercise Notice during each applicable Option Exercise Period, or prior to each such Option Exercise Period in accordance with Section 4.1(b)(vi), except as set forth in the initial Assembly Option Schedule of Exceptions (which Assembly shall deliver to Gilead at the same time Assembly delivers to Gilead the Qualifying Data Package) for such Assembly Program and subject to Section 4.1(c)(iii), the Assembly Option Exercise Representations for such Assembly Program shall be made (A) subject to the initial Assembly Option Schedule of Exceptions, as of the date that the JDC has determined, pursuant to Section 3.6(d) (including pursuant to Section 2.4(b)(iii) or Section 19.2(b)) that the data package delivered for such Assembly Program constitutes a Qualifying Data Package and (B) subject to the updated Assembly Option Schedule of Exceptions, as of the date of the Initial Option Closing for such Assembly Program (an “Option Bringdown Date”).

(iii) With respect to each Assembly Program for which Gilead delivers an Option Exercise Notice during each applicable Option Exercise Period, or prior to each such Option Exercise Period in accordance with Section 4.1(b)(vi), prior to each applicable Option Exercise Closing for such Assembly Program, Assembly shall promptly notify Gilead in writing if any of the Assembly Option Exercise Representations for such Assembly Program are no longer true and correct in any material respect and may update the disclosures in the Assembly Option Schedule of Exceptions for such Assembly Program with respect to the Assembly Option Exercise Representations. [***].

Option, License and Collaboration Agreement

(iv) Notwithstanding anything to the contrary in this Agreement, if at any time after delivery of an Option Exercise Notice for an Assembly Program and before the Initial Option Closing for such Assembly Program, Assembly notifies Gilead, or Gilead otherwise becomes aware, of facts or circumstances that would cause any of the Assembly Option Exercise Representations to be untrue, inaccurate or incomplete in any material respect with respect to such Assembly Program in a manner that [***], then (A) Gilead may [***].

(d) Antitrust Filing.

(i) With respect to each Assembly Program for which Gilead might deliver an Option Exercise Notice during each applicable Option Exercise Period, or prior to each such Option Exercise Period in accordance with Section 4.1(b)(vi), upon either Party’s request, the Parties shall work together in advance of Gilead delivering the Option Exercise Notice in good faith to conduct an analysis of whether any Antitrust Filings are or may be required in connection with a proposed Option Exercise Closing with respect to such Assembly Program. If Gilead determines that Antitrust Filings are not required with respect to a particular Assembly Program, then Gilead shall provide a certification that no Antitrust Conditions apply pursuant to Section 4.1(c)(i).

(ii) If Gilead determines that Antitrust Filings are required, then with respect to each Assembly Program for which Gilead delivers an Option Exercise Notice during each applicable Option Exercise Period, or prior to each such Option Exercise Period in accordance with Section 4.1(b)(vi), following delivery of such Option Exercise Notice, both Parties shall prepare and file as soon as reasonably practicable after the Option Exercise Closing their respective Antitrust Filings, including all such merger control and foreign direct investment filings or submissions; provided [***]. Such Antitrust Filings shall be made with each applicable Antitrust Authority pursuant to any applicable Antitrust Laws, and in any event, with respect to notification and report forms filed with the Federal Trade Commission (“FTC”) and the Department of Justice (“DOJ”) pursuant to the HSR Act, as applicable. The Parties shall, if requested by [***] seek early termination of the waiting period under the HSR Act. Each Party will be responsible for its own costs and expenses associated with any Antitrust Filing, but [***] shall be responsible for payment of all fees to the FTC and DOJ or any other Governmental Authority with respect to Antitrust Filings made pursuant to the HSR Act or foreign antitrust law. The Parties shall provide each other with information and assistance as may be reasonably necessary and use commercially reasonable efforts, in each case, to obtain prompt clearance required under applicable Antitrust Laws for the consummation of the applicable Option Exercise Closing and the transactions contemplated thereby and shall cooperate with each other, including (i) keeping each other promptly apprised of any communications with, and any inquiries or requests for additional information

Option, License and Collaboration Agreement

from, the FTC, DOJ or any other applicable Antitrust Authority, (ii) providing copies to each other of all written communications, (iii) sharing drafts of written submission in advance of submission and taking comments of the other into account in good faith; provided, however, that the Parties may redact submissions for privilege and the Parties also may request that distribution of submissions be limited to outside counsel only, and (iv) permitting the other to participate in all meetings, video conferences or substantive telephone conversations with, to the extent not prohibited by law, any Antitrust Authority, and shall comply promptly with any reasonable inquiry or request; provided that subject to its undertakings and obligations under this Section 4.1(d)(ii) to, in good faith, take into consideration Assembly’s views, suggestions and comments regarding the strategy to be pursued for obtaining all required Antitrust Approvals, Gilead shall lead any strategy to obtain all such approvals, and, if there is a dispute between Gilead and Assembly, [***]. Neither Party shall be required to consent to the divestiture or other disposition of any of its or its Affiliates’ assets, consent to any other structural or conduct remedy or otherwise restrict or limit its or its Affiliates’ freedom of action.

(iii) Subject to Section 4.1(d)(i), within [***] Business Days after the Parties have obtained the Antitrust Approval under the HSR Act with respect to any Assembly Program as to which Gilead has exercised its Option rights, Gilead shall deliver to Assembly a notice identifying the applicable Assembly Program and, if applicable, attaching evidence of the Antitrust Approval, if any, and the country or countries to which each such Antitrust Approval relates. For the avoidance of doubt, with respect to the HSR Act, the Parties acknowledge that expiration of the waiting period constitutes Antitrust Approval and therefore additional evidence of the Antitrust Approval might not be available.

(e) No Effective Option Exercise Closing.

(i) With respect to each Assembly Program for which Gilead delivers an Option Exercise Notice during each applicable Option Exercise Period, or prior to each such Option Exercise Period in accordance with Section 4.1(b)(vi), notwithstanding anything to the contrary in Section 4.1(d), if within [***] days after the delivery of the Option Exercise Notice, the Initial Option Closing has not occurred, then either Party may notify the other Party that it is terminating the Option relating to such Assembly Program, and unless the non-notifying Party responds within [***] Business Days to the notifying Party, providing evidence that it is using reasonable efforts to secure the necessary Antitrust Approvals in the applicable jurisdictions (including in response to any additional request from Antitrust Authorities), such termination of the Option for such Assembly Program shall occur at 11:59 p.m. Pacific Time on such [***] Business Day, at which time all Assembly Molecules in such Assembly Program shall become “Excluded Assembly Molecules” and such Assembly Program shall become an “Excluded Assembly Program” (and for clarity, and notwithstanding anything to the contrary, [***]). If the non-notifying Party responds within such [***]-Business Day period with such evidence, then either Party may notify the other Party that it is terminating the Option relating to such Assembly Program if the Initial Option Closing has not occurred by 11:59 p.m. Pacific time on the [***] day after the delivery of the Option Exercise Notice, and such termination of the Option for such Assembly Program shall occur at 12:01 a.m. Pacific time [***].

(ii) With respect to each Optioned Program for which one (1) or more required Antitrust Approvals were not obtained for any country, and with respect to which the Option was terminated pursuant to Section 4.1(e)(i), each such country shall not become part of the Gilead Territory.

Option, License and Collaboration Agreement

4.2 Grant to Gilead. For any Optioned Program, the licenses and other rights granted to Gilead under ARTICLE V, ARTICLE VI, ARTICLE VII, ARTICLE VIII, and Section 13.3 shall be effective as of each Option Exercise Closing for such Optioned Program in the Gilead Territory.

4.3 Assembly Third Party Obligations.

(a) On and after the occurrence of Option Exercise Closing with respect to the applicable Assembly Program, at such time as Gilead becomes a sublicensee or, if applicable, subcontractor, under the applicable Assembly Third Party Obligation, then for so long as it remains a sublicensee, or if applicable, subcontractor, Gilead shall comply, and shall cause its Affiliates and Sublicensees to comply, with those Assembly Third Party Obligations applicable to its performance hereunder as set forth in the applicable Assembly Third Party Obligations Schedule. The Parties shall review in good faith each Assembly Third Party Obligations Schedule upon either Party’s request and make such revisions as are reasonable and necessary to appropriately reflect Gilead’s respective activities hereunder and to clarify its respective responsibilities therefor. Notwithstanding anything to the contrary herein, Assembly shall not enter into any Assembly Third Party Agreement that limits Gilead’s rights under this Agreement without Gilead’s prior written consent.

(b) Gilead acknowledges and agrees that Assembly shall have the right to take such actions (or refrain from taking such actions), and provide to the applicable Third Party such information and materials (including a right of reference or access as the case may be), as is required by the applicable Assembly Third Party Obligation, and Gilead shall cooperate reasonably with Assembly with respect thereto upon Assembly’s prior written request. Without limiting the generality of the foregoing and to the extent set forth in the applicable Assembly Third Party Obligation, Gilead shall [***].

(c) Upon the Initial Option Closing for an Optioned Program, the Third Party Obligations for such Optioned Program set forth in the applicable Third Party Obligations Schedule shall become incorporated into and made a part of this Agreement.

(d) For each Assembly Program, Assembly shall include in the Qualifying Data Package for such Assembly Program [***].

(e) Gilead shall have the right to reject a sublicense under an Assembly Third Party Agreement if Gilead believes in good faith that such license is not applicable to the activities of Gilead or

Option, License and Collaboration Agreement

its Affiliates hereunder and Gilead does not want to be subject to the applicable Assembly Third Party Obligations. In such event, no rights under such Assembly Third Party Agreement shall be sublicensed to or otherwise accessed by Gilead.

(f) In no event shall Gilead or any of its Affiliates have any financial obligations arising out of its or their obligations under this Section 4.3, except under Section 12.9(c), if applicable, or as expressly set forth in the applicable Third Party Obligations Schedule.

(g) Nothing in this Section 4.3 shall require Gilead to take, or omit to take, any action that would cause Gilead to be in breach of this Agreement or in violation of Applicable Law.

4.4 Option on Former Third Party Territories. With respect to each country in the Third Party Territory with respect to any Optioned Program, if such country ceases to be included in the Third Party Territory, Assembly shall promptly notify Gilead thereof, and for [***] days following such notice, Gilead shall have the right to elect for such country to be included in the Gilead Royalty Territory by written notice to Assembly. If Assembly does not receive such notice of election during such [***] day period, Assembly shall have no further obligation to Gilead with respect to such country and such Optioned Program. If Assembly does receive such notice of election during such [***] day period, then the Gilead Territory with respect to such Optioned Program shall be expanded to include such country, subject to any applicable Assembly Third Party Obligations with respect thereto.

ARTICLE V

RESEARCH AND DEVELOPMENT IN OPTIONED PROGRAMS

From and after the applicable Option Exercise Closing:

5.1 Responsibility. Subject to the terms and conditions of this Agreement, Gilead will have the sole right to Research and Develop (and will solely control, at its discretion, the Research and Development of), itself or with or through its Affiliates, Sublicensees or other Third Parties, the respective Optioned Products in the Field in the Gilead Territory. Subject to the terms and conditions of this Agreement (including Section 10.1 and Section 12.11), all such Research and Development will be at Gilead’s sole cost and expense.

5.2 Development Diligence. Subject to the terms and conditions of this Agreement, Gilead [***].

5.3 Gilead Development Reports. No later than [***] days after the first day of each Calendar Year until [***] of an Optioned Product under such Optioned Program, Gilead will provide Assembly with a written report summarizing [***] (each, a “Gilead Development Report”). For clarity, each Gilead Development Report is intended to outline anticipated Research and Development activities under an Optioned Program, and the Parties

Option, License and Collaboration Agreement

acknowledge that actual Research and Development of the Optioned Products under such Optioned Program may differ from the respective Gilead Development Report due to unforeseen or unknown developments or information. No more than [***] per Calendar Year (unless the Parties agree to an increased frequency) at the request of Assembly, Gilead and Assembly will discuss the contents of each Gilead Development Report covering the immediately previous Calendar Year (provided that [***]).

ARTICLE VI

REGULATORY MATTERS FOR OPTIONED PRODUCTS

From and after the applicable Option Exercise Closing:

6.1 Responsibility. Subject to the terms and conditions of this Agreement, Gilead will have the sole right (and will solely control, at its discretion), itself or with or through its Affiliates, Sublicensees or other Third Parties, to: (a) prepare and submit to applicable Regulatory Authorities all Regulatory Materials, including NDAs and INDs, for the respective Optioned Products in the Gilead Territory and (b) obtain and maintain all Regulatory Approvals for the respective Optioned Products in the Gilead Territory, in each case ((a) and (b)) except as otherwise expressly set forth below.

6.2 Regulatory Transition.

(a) Assignment and Transfer. For each Optioned Program, subject to Section 6.2(a)(iv):

(i) Following a request from Gilead, as soon as reasonably practicable after the applicable Initial Option Closing for the applicable Optioned Program, Assembly shall assign and transfer to Gilead or its designated Affiliate any or all INDs for Clinical Trials for the Optioned Program, and upon such transfer, Gilead shall own such INDs.

(ii) Promptly following a request from Gilead, Assembly shall assign and transfer to Gilead or its designated Affiliate the following to the extent Controlled by Assembly or its Affiliates: (x) all Regulatory Materials with respect to any applicable Optioned Program (other than INDs not required to be transferred pursuant to Section 6.2(a)(i)); and (y) Regulatory Approvals with respect to any applicable Optioned Product if any (e.g., in the case of an Approved Acquired Product). Upon such transfer Gilead shall own such Regulatory Materials and Regulatory Approvals, subject to Assembly’s reversion rights upon termination of this Agreement pursuant to Section 18.6(c).

(iii) Notwithstanding the foregoing, the transfers and assignments contemplated above shall not occur for any Regulatory Materials, Regulatory Approvals or safety or clinical database with respect to any applicable Optioned Product that are specific to a country that is not included in the Gilead Territory unless and until such time as such country becomes part of the Gilead Territory. If the Gilead Territory for any Optioned Product is not worldwide and except as expressly provided otherwise, each Party (or its designee) shall be responsible, at its expense, for filing, obtaining and maintaining Regulatory Materials and Regulatory Approvals for the applicable Optioned Product within its respective territory (i.e., Gilead in the Gilead Territory and Assembly outside of the Gilead Territory). In such case, each Party (A) hereby grants (subject to any Assembly Third Party Obligations and Gilead Third Party Obligations) to the other and its designees a right of reference and access to Regulatory Materials and Regulatory Approvals of the other with respect to the Optioned Product for purposes of obtaining and maintaining Regulatory Approvals for Optioned Product in its applicable territory, and (B) shall provide a

Option, License and Collaboration Agreement

copy of any material documents, information and correspondence submitted to any Regulatory Authority with respect to such Optioned Product in its respective territory reasonably in advance for the other to review and provide comments (which comments will be considered and incorporated in good faith); provided that if any Assembly Third Party Obligation prevents Assembly from providing Gilead with such reference or access or provision of documentation, then Assembly shall not allow such reference or access or right to review and comment on behalf of the corresponding Third Party unless the Assembly Third Party Agreement expressly requires, and that if any Gilead Third Party Obligation prevents Gilead from providing Assembly with such reference or access or provision of documentation, then Gilead shall not allow such reference or access or right to review and comment on behalf of the corresponding Third Party unless the Gilead Third Party Agreement expressly requires. Each Party shall, at the request and expense of the other, take actions reasonably necessary to effect such grant of right of reference and access, including by making such filings as may be required with any Regulatory Authority that may be necessary to record such grant.

(iv) Each Party shall submit all filings, letters and other documentation to the applicable Regulatory Authorities as necessary to effect such assignments and transfers, and the Parties shall cooperate in good faith to expedite such assignments and transfers and shall take or cause to be taken such steps as necessary to minimize any delay with respect thereto. If such an assignment or transfer has not occurred and this causes a delay in the performance of activities hereunder, then Assembly will cooperate and take such reasonable actions as needed to mitigate the effects of such delay and to expedite the performance of such activities. With respect to each Optioned Program and each item set forth in this Section 6.2(a) to be assigned and transferred to Gilead, until the date that such assignment and transfer becomes effective, Assembly shall, under the direction of Gilead, handle all matters involving interactions with a Regulatory Authority with respect to such item. With regard to such matters, [***].

(b) Copies of Documentation and Databases. Except to the extent such information has already been assigned and transferred to Gilead pursuant to Section 6.2(a), for each Optioned Program, Assembly shall promptly provide to Gilead copies of (A) all Regulatory Materials and Regulatory Approvals in the Gilead Territory with respect to any applicable Optioned Product and (B) any safety or clinical databases with respect to any applicable Optioned Product in the Gilead Territory, in each case ((A) and (B)), Controlled by Assembly.

(c) Ongoing Regulatory Transfer. From time to time, if and as reasonably requested by Gilead, Assembly shall provide to Gilead, to the extent that it has not yet already been provided pursuant to this Section 6.2(c), copies of any Regulatory Materials and Regulatory Approvals Controlled by Assembly or its Affiliates that are necessary for the Development or Commercialization of any Optioned Molecule or Optioned Product in the Gilead Territory.

6.3 Ownership of Information Contained in Regulatory Materials and Regulatory Approvals. For clarity, ownership of Regulatory Materials and Regulatory Approvals is not intended, and shall not be construed, to alter ownership of any Information contained in such Regulatory Materials and Regulatory Approvals, including any Assembly Licensed Know-How, Gilead Licensed Know-How or Collaboration Know-How contained therein.

Option, License and Collaboration Agreement

ARTICLE VII

COMMERCIALIZATION IN OPTIONED PROGRAMS

From and after the applicable Option Exercise Closing:

7.1 Commercialization Responsibility and Diligence. Subject to the terms and conditions of this Agreement, and except for Assembly’s Co-Promotion rights (if exercised), Gilead will have the sole right to Commercialize (and will solely control, at its discretion, the Commercialization of), itself or with or through its Affiliates, Sublicensees, licensees or other Third Parties, the applicable Optioned Products in the Field in the Gilead Territory. For each Optioned Program for which there is an Optioned Product that has achieved Regulatory Approval, Gilead shall [***].

ARTICLE VIII

MANUFACTURE AND SUPPLY IN OPTIONED PROGRAMS

From and after the applicable Option Exercise Closing:

8.1 Manufacturing Responsibility. Subject to the terms and conditions of this Agreement, Gilead will have the sole right to Manufacture (and will solely control, at its discretion, the Manufacture of), itself or with or through its Affiliates, Sublicensees, licensees or other Third Parties, the respective Optioned Products in the Field in the Gilead Territory, except as otherwise expressly set forth below. All such Manufacturing will be at Gilead’s sole cost and expense and in compliance with all Applicable Laws.

8.2 Transitional Supply.

(a) Development Supplies. Upon Gilead’s request, the Parties shall negotiate in good faith and execute within [***] days following the applicable Option Exercise Closing the terms of one (1) or more written supply agreements and corresponding quality agreement(s) pursuant to which Assembly (itself or through one or more CMOs, in each case, that have passed Gilead’s standard manufacturer quality audit) shall supply Optioned Molecules and Optioned Products to Gilead for Development activities in the Gilead Territory (each, a “Clinical Supply Agreement”); [***]. If the Parties fail to agree to a Clinical Supply Agreement within [***] days following the applicable Option Exercise Closing, then either Party may refer any disputed terms to arbitration pursuant to Section 19.2(c). Until a Clinical Supply Agreement is agreed upon by the Parties or determined in accordance with Section 19.2(c), Assembly (itself or through one or more CMOs) will supply, [***], reasonable quantities of clinical supply of such Optioned Molecules and Optioned Products to Gilead in accordance with Gilead quality requirements and the terms of this Section 8.2.

(b) Commercial Supplies. In the event that Assembly agrees to supply Gilead with any commercial supplies of any Optioned Molecule or Optioned Product for sale in the Gilead Territory, the Parties shall in good faith negotiate the terms of one (1) or more supply agreements and corresponding quality agreement(s) pursuant to which Assembly would supply such Optioned Molecules and Optioned Products to Gilead for Commercialization activities [***] and such terms

Option, License and Collaboration Agreement

as shall be set forth in a commercial supply agreement to be entered into between the Parties on terms to be negotiated in good faith (each, a “Commercial Supply Agreement”).

8.3 Manufacturing Technology Transfer.

(a) Assembly Programs. In order to plan for any anticipated Technology Transfers, if Gilead in good faith anticipates that it may exercise the Option for an Assembly Program and desires to begin discussions regarding the global supply chain for the applicable Assembly Products, then the Parties, through the JDC, shall commence such discussions, including the anticipated timing and process for the corresponding Technology Transfer.

(b) Optioned Programs. With respect to each Optioned Program, the Parties shall mutually and promptly agree upon a plan and timeline (the “Technology Transfer Plan”) for a customary technology transfer to promptly enable Gilead or its designee to Manufacture the applicable Optioned Molecules and Optioned Products (a “Technology Transfer”). The Technology Transfer shall include the transfer to Gilead of all Information Controlled by Assembly during the Term that is necessary or reasonably useful to enable the Manufacture of Optioned Molecules and Optioned Products, and not previously transferred to Gilead under this Agreement, including [***]. Pursuant to the Technology Transfer Plan, Assembly shall conduct and complete a Technology Transfer to Gilead or its designee for the Manufacture of such Optioned Molecule or Optioned Product for such Optioned Program, or cause its CMO to conduct and complete such Technology Transfer, including providing supplies and other support to validate Gilead’s or its CMO’s Manufacturing facility for the Optioned Product. Each Party shall use commercially reasonable efforts to perform its obligations under each Technology Transfer Plan. [***] will bear the costs of any Technology Transfer; provided, however, that with respect to any Profit-Share Program, [***] of the costs and expenses of any Technology Transfer, which shall be treated as Development Manufacturing Costs.

8.4 Other Tech Transfer. With respect to each Optioned Program, Assembly will as soon as reasonably possible but in any event within [***] days following the applicable Option Exercise Closing use commercially reasonable efforts to transfer to Gilead or its designee all tangible copies (hard and electronic) of Assembly Licensed Know-How in Assembly’s possession or control (including biological and chemical materials). [***]; provided, that, upon either Party’s request, the Parties will review and discuss in good faith any further process to follow prior to such a transfer.

8.5 Supply by Gilead. If (a) the Gilead Territory is not worldwide for any Optioned Product, (b) Assembly has completed the Technology Transfer, and (c) Gilead is Manufacturing such Optioned Product (itself or through an Affiliate or CMO), then at Assembly’s request, the Parties will discuss in good faith the supply by Gilead to Assembly of Optioned Product for use in the Territory outside the Gilead Territory on mutually agreed terms and conditions.

ARTICLE IX

NON-OPTIONED GILEAD PROGRAMS

From and after the applicable Non-Optioned Gilead Closing:

Option, License and Collaboration Agreement

9.1 Development Responsibility and Diligence. Subject to the terms and conditions of this Agreement, including the Gilead Third Party Obligations Schedule:

(a) Assembly will have the sole right to Research and Develop (and will solely control, at its discretion, the Research and Development of), itself or with or through its Affiliates, Sublicensees or other Third Parties, the respective Non-Optioned Gilead Products in the Field in the Territory. All such Research and Development will be at Assembly’s sole cost and expense.

(b) Except as set forth in the Gilead Third Party Obligations Schedule, [***]. For clarity, Assembly will comply with the applicable Development diligence obligations set forth in the Gilead Third Party Obligations Schedule with respect to applicable Non-Optioned Gilead Programs.

9.2 Assembly Development Reports. No later than [***] days (or such shorter time as set forth in the Gilead Third Party Obligations Schedule) after the first day of each Calendar Year until [***] of a Non-Optioned Gilead Product under such Non-Optioned Gilead Program, Assembly will provide Gilead with a written report summarizing [***] (each, an “Assembly Development Report”). For clarity, each Assembly Development Report is intended to outline anticipated Research and Development activities under a Non-Optioned Gilead Program, and the Parties acknowledge that actual Research and Development of the Non-Optioned Gilead Products under such Non-Optioned Gilead Program may differ from the respective Assembly Development Report due to unforeseen or unknown developments or information. No more than [***] per Calendar Year (unless the Parties agree to an increased frequency) at the request of Gilead, Gilead and Assembly will discuss the contents of each Assembly Development Report covering the immediately previous Calendar Year (provided that [***]).

9.3 Commercialization Responsibility and Diligence. Subject to the terms and conditions of this Agreement, Assembly will have the sole right to Commercialize (and will solely control, at its discretion, the Commercialization of), itself or with or through its Affiliates, Sublicensees, licensees or other Third Parties, the applicable Non-Optioned Gilead Products in the Field in the Territory. Except as set forth in the Gilead Third Party Obligations Schedule, for each Non-Optioned Gilead Program for which a Non-Optioned Gilead Product has obtained Regulatory Approval, Assembly shall [***]. For clarity, Assembly will comply with the applicable Commercialization diligence obligations set forth in the Gilead Third Party Obligations Schedule with respect to applicable Non-Optioned Gilead Programs.

9.4 [***].

Option, License and Collaboration Agreement

ARTICLE X

ASSEMBLY OPTIONS

10.1 Assembly Profit-Share Option.

(a) Option Grant. For each Optioned Program, Assembly will have the exclusive, [***] option to share in the Operating Profit (or Loss), and the R&D Costs with respect to each applicable Optioned Program in the Profit-Share Territory as set forth in Sections 12.11 and 12.12 (such option, a “Profit-Share Option”). With respect to an Optioned Program, Gilead shall deliver to Assembly an initial Profit-Share Plan and Budget for such Optioned Program within [***] days following the date of Gilead’s delivery of an Option Exercise Notice to Assembly for such Optioned Program (provided, however, that if Gilead has exercised its Option for an Assembly Program prior to the Completion Date of the First Triggering Clinical Trial for such Assembly Program, Gilead shall deliver to Assembly the initial Profit-Share Plan and Budget [***] days following the Completion Date of the [***] Clinical Trial for such Assembly Program). Assembly may exercise its Profit-Share Option by delivering written notice to Gilead of its intent to so exercise such Profit-Share Option (the “Profit-Share Option Exercise Notice”) at any time prior to the date that is [***] days after the date that Gilead provides to Assembly the initial Profit-Share Plan and Budget (“Profit-Share Option Deadline”); provided, for clarity, that Assembly’s rights and obligations with respect to any Profit-Share Program under this Agreement will not become effective until the Option Exercise Closing for such Optioned Program. If Assembly does not provide a Profit-Share Option Exercise Notice prior to the Profit-Share Option Deadline, then the Profit-Share Option will expire and be of no further force or effect as of the Profit-Share Option Deadline, and Assembly will be deemed as having irrevocably waived its Profit-Share Option for such Optioned Program as of such Profit-Share Option Deadline.

(b) Subsequent Phase Profit-Share Budget. Following such date that an Optioned Program becomes a Profit-Share Program, Gilead will provide Assembly a copy of [***]. Gilead will consider in good faith any comments provided by Assembly with respect to any proposed Profit-Share Plan and Budget,

Option, License and Collaboration Agreement

provided that any such comments are received by Gilead reasonably in advance of such deadline for the respective committee to receive the proposed Profit-Share Plan and Budget.

(c) Opt-Out Right. In accordance with its standard practices, Gilead will track its R&D Costs with respect to its Development activities covered by each Subsequent Phase Profit-Share Budget against the applicable Subsequent Phase Profit-Share Budget. In the event that the R&D Costs with respect to Development activities covered by a Subsequent Phase Profit-Share Budget first exceed the applicable Subsequent Phase Profit-Share Budget by more than [***], then in the subsequent R&D Payment Report Gilead will provide written notice of such event to Assembly. During the [***] day period immediately following receipt of such R&D Payment Report, Assembly will have the [***] option to terminate both its Profit-Share Option and Co-Promotion Option for such Profit-Share Program (including the sharing of R&D Costs, Operating Profits and Operating Losses for such Profit-Share Program and the Co-Promotion of Profit-Share Products) by delivering notice to Gilead of its intent to so opt out (the “Profit-Share Opt-Out Notice”), which will become effective [***] Calendar Quarter after the date of such notice (the “Opt-Out Date”), after which Assembly shall receive, if achieved following the applicable Opt-Out Date and as applicable, [***]. For clarity, (x) notwithstanding when the Profit-Share Opt-Out Notice was provided to Gilead, the termination of the Profit-Share Option and Co-Promotion Option will not be effective until the conclusion of the respective Profit-Share Period, (y) if Assembly does not so opt out of a Profit-Share Program within such [***] day period, Assembly will no longer have any further right to opt out with respect to such Profit-Share Program in connection with any further cost overages with respect to such Subsequent Phase Profit-Share Budget for the applicable phase of Clinical Trial and [***].

(d) Deemed Opt-Out. Notwithstanding anything herein to the contrary, if with respect to a Profit-Share Program, [***].

10.2 Co-Promotion Option.

(a) Option Grant. If Assembly exercises a Profit-Share Option in accordance with Section 10.1 with respect to a particular New Assembly Program that, prior to exercise of such Profit-Share Option, became an Optioned Program in accordance with Section 4.1 (“Eligible Co-Promotion Program”), Assembly will have the exclusive, [***] option (a “Co-Promotion Option”), exercisable by providing written notice to Gilead [***], to negotiate the terms of certain Co-Promotion activities with respect to the applicable Eligible Co-Promotion Program in the Profit-Share Territory. If Assembly exercises such Co-Promotion Option, it shall have the right to

Option, License and Collaboration Agreement

provide no less than [***] and up to [***] of the Co-Promotion activities for all indications for such Profit-Share Products within such Eligible Co-Promotion Program in the Profit-Share Territory, with the exact percentage within such range (the “Assembly Promotional Share”) to be determined by Assembly in accordance with the remainder of this Section 10.2, pursuant to the Co-Promotion Agreement. Assembly shall specify the level of Assembly Promotional Share when it exercises the Co-Promotion Option.

(b) Co-Promotion Agreement. Promptly following exercise of such Co-Promotion Option, the Parties shall negotiate in good faith and enter into an agreement setting forth the terms and conditions of Assembly’s participation in Co-Promoting such Profit-Share Product in such Eligible Co-Promotion Program (such Profit-Share Product, a “Co-Promotion Product,” and such Eligible Co-Promotion Program, the “Co-Promotion Program”) in the Profit-Share Territory, which agreement shall be consistent with this Section 10.2, and shall contain other terms and conditions mutually agreed upon by the Parties and consistent with agreements of such nature (the “Co-Promotion Agreement”). The Co-Promotion Agreement shall also contain those provisions addressing those items set forth in Schedule 10.2. If the Parties fail to agree to a Co-Promotion Agreement within [***] days after the exercise of the Co-Promotion Option, then either Party may refer any disputed terms to arbitration pursuant to Section 19.2(c). Until a Co-Promotion Agreement is agreed upon by the Parties or determined in accordance with Section 19.2(c), the terms of Schedule 10.2 will govern such Co-Promotion Program.

(c) Changes of Control. In the event of Assembly undergoing a Change of Control, [***].

ARTICLE XI

COLLABORATION TERM

11.1 Termination of the Collaboration Term – in General. No earlier than [***] days but at least [***] days prior to the date each of Gilead’s payment obligations coming into effect under Section 12.4, Gilead shall have the right, in its sole discretion, to terminate its obligations for such Option Continuation Payment upon [***] days’ prior written notice to Assembly. The Collaboration Term shall terminate upon the expiration of such [***] day notice period.

11.2 Termination of the Collaboration Term – Change of Control. In the event of a Change of Control of Assembly, [***].

Option, License and Collaboration Agreement

11.3 Consequences of Expiration or Termination of the Collaboration Term.

(a) Initial Disclosure. Within [***] days after expiration or termination of the Collaboration Term, Assembly shall deliver to Gilead, with respect to each Assembly Program, a written notice including instructions and credentials with which Gilead may access a Data Room containing the then-available data and information (existing and available as of the date of Assembly’s notice) with respect to each Assembly Molecule for which IND-enabling studies have been initiated.

(b) Interim Disclosure of Qualifying Data Package(s). With respect to each Assembly Molecule [***], if the data and information provided pursuant to Section 11.3(a) do not constitute a Qualifying Data Package (as determined by Gilead, including pursuant to Section 19.2(b)), then, until [***] after expiration or termination of the Collaboration Term, Assembly shall deliver to Gilead via the applicable Data Room a Qualifying Data Package (as determined by Gilead, including pursuant to Section 19.2(b)) promptly upon the required data and information for such Qualifying Data Package becoming available to Assembly, provided that [***].

(c) Final Disclosure. With respect to each Assembly Molecule [***], if Assembly has not delivered a Qualifying Data Package to Gilead pursuant to Section 11.3(a) or Section 11.3(b) as of [***] after expiration or termination of the Collaboration Term, Assembly shall deliver to Gilead via the applicable Data Room all data and information with respect to such Assembly Molecule in the possession or Control of Assembly or its Affiliates at such time which has not been previously delivered to Gilead.

(d) Option Exercise. With respect to each Assembly Program, the Option Exercise Period shall be deemed to begin upon the earlier of (1) the date of Gilead’s determination (including pursuant to Section 19.2(b)) that Assembly has delivered to Gilead a Qualifying Data Package pursuant to Section 11.3(a) or Section 11.3(b), and (2) [***] after expiration or termination of the Collaboration Term, provided that as of such time Assembly has delivered to Gilead the data and information required pursuant to Section 11.3(c) and end upon the earlier to occur of (a) or (b) within each of the definitions of Option Exercise Period (provided further that the delivery to Gilead of the data and information required pursuant to Section 11.3(c) shall be deemed delivery of a Qualifying Data Package for purposes of determining the end of the applicable Option Exercise Period). During such Option Exercise Period, Gilead shall have the right to exercise the Option for the applicable Assembly Program in accordance with ARTICLE IV.

(e) Exception for Pre-Clinical Programs. Notwithstanding Sections 11.3(a), 11.3(b) and 11.3(c), Assembly shall not be obligated pursuant to this Section 11.3(e) to provide any information or data developed, created or otherwise made from any program that was not an Assembly Program as of the expiration or termination of the Collaboration Term.

ARTICLE XII

FINANCIALS

12.1 Upfront Consideration. In partial consideration of the licenses and the other rights granted to Gilead hereunder, Gilead shall pay to Assembly a non-refundable, non-creditable upfront cash payment of Eighty-Four Million Eight Hundred Forty Thousand Dollars ($84,840,000.00) (the “Upfront Consideration”) no later than [***] ([***]) Business Days after the Effective Date.

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12.2 Option Payment. For each Optioned Program:

(a) if Gilead delivers to Assembly an Option Exercise Notice prior to the conclusion of the First Option Exercise Period, then Gilead shall pay to Assembly an amount equal to:

(i) [***] Dollars ([***]) for the [***]; and

(ii) [***] Dollars ([***]) for any Optioned Program other than the [***]; and

(b) if Gilead [***], delivers to Assembly an Option Exercise Notice following the conclusion of the First Option Exercise Period but prior to the conclusion of the Second Option Exercise Period, then Gilead shall pay to Assembly an amount equal to:

(i) [***] Dollars ([***]) for the [***]; and

(ii) [***] Dollar ([***]) for any Optioned Program other than the [***].

each such payment, (a)(i) or (a)(ii) or (b)(i) or (b)(ii), an “Option Payment”, in each case, within [***] days after the date the applicable Assembly Program has become an Optioned Program pursuant to Section 4.1.

12.3 [***].

12.4 Option Continuation Payments. Until the earlier termination of this Agreement pursuant to ARTICLE XVIII, within [***] days following each of the [***] anniversaries of the Effective Date (if applicable), Gilead shall pay to Assembly a payment of [***] Dollars ([***]) in partial consideration of the Options granted to Gilead pursuant to Section 4.1 (each, an “Option Continuation Payment”). Notwithstanding anything to the contrary herein, (a) in the event that Gilead exercises its rights to terminate its obligations for making any further Option Continuation Payments pursuant to Section 11.1, Gilead’s payment obligations under this Section 12.4 shall terminate on the effective date of such termination; and (b) in the event Assembly undergoes a Change of Control [***]; provided, however, that [***].

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12.5 Milestones.

(a) Post-Option Regulatory Milestones. [***], and subject to the remainder of this Section 12.5(a), Gilead shall pay the applicable amount set forth in Table 1 below in this Section 12.5(a) associated with each regulatory milestone event below [***] (each such event, a “Regulatory Milestone Event,” and each payment, a “Regulatory Milestone Payment”):

Table 1: Regulatory Milestone Events

Regulatory Milestone Event	Regulatory Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]

[***]	[***]

(i) Each Regulatory Milestone Payment set forth in this Section 12.5(a) shall be payable [***] upon [***] achievement of such Regulatory Milestone Event by an Optioned Product for an Optioned Program, and [***]. For the avoidance of doubt, the maximum amount payable by Gilead pursuant to this Section 12.5(a) for any Optioned Program is [***] Dollars ([***]), except, however, that with respect to a Profit-Share Program, the maximum amount payable by Gilead pursuant to this Section 12.5(a) for any Profit-Share Program is [***] Dollars ([***]).

(ii) Notwithstanding anything herein to the contrary, if Assembly exercises its Profit-Share Option for an Optioned Program, Assembly shall [***].

(iii) Gilead shall notify Assembly of the achievement of each Regulatory Milestone Event within [***] days following the date on which such Regulatory Milestone Event was achieved. Following Assembly’s receipt of notice from Gilead that Gilead has achieved such Regulatory Milestone Event, Assembly shall invoice Gilead for the applicable Regulatory Milestone Payment, and

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Gilead shall pay Assembly such Regulatory Milestone Payment within [***] days after receipt of such undisputed invoice.

(b) Post-Option Commercial Milestones. [***], and subject to the remainder of this Section 12.5(b) and Section 12.9, Gilead shall pay the applicable amount set forth in the table below in this Section 12.5(b) associated with each commercial milestone event below [***] (each such event, a “Commercial Milestone Event,” and each payment, a “Commercial Milestone Payment”).

Table 2: Sales Milestone Events

Commercial Milestone Event	Commercial Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***]	[***]

(i) The Commercial Milestone Payments set forth in this Section 12.5(b) shall be payable [***] upon [***] achievement of each Commercial Milestone Event for any Optioned Product in connection with an Optioned Program, and [***]. For the avoidance of doubt, the maximum amount payable by Gilead pursuant to this Section 12.5(b) for any Optioned Program is [***] Dollars ([***]).

(ii) Notwithstanding anything herein to the contrary, if Assembly exercises its Profit-Share Option for an Optioned Program, [***].

(iii) Gilead shall notify Assembly of the achievement of each Commercial Milestone Event within [***] days following the conclusion of the Calendar Quarter in which such Commercial Milestone Event was achieved. Following Assembly’s receipt of notice from Gilead that Gilead has achieved a Commercial Milestone Event, Assembly shall invoice Gilead for the applicable Commercial Milestone Payment, and Gilead shall pay Assembly such Commercial Milestone Payment within [***] days after receipt of such undisputed invoice.

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12.6 Optioned Product Royalties.

(a) Royalty Payments. Subject to any other terms of this Agreement relevant to this Section 12.6, in partial consideration of the license granted by Assembly under Section 13.3, during the applicable Royalty Term only, and on an Optioned Product-by-Optioned Product basis and country-by-country basis, Gilead shall pay to Assembly royalties in each Calendar Year on the amount of aggregate Net Sales of the applicable Optioned Product in the Gilead Royalty Territory [***] (such aggregate Net Sales, excluding the foregoing clauses (A) to (C), “Included Net Sales”) as calculated by multiplying the applicable royalty rates set forth below by [***] Included Net Sales of such Optioned Product in such Calendar Year (the “Royalties”).

Table 3: Royalty Rates (First Option Exercise Period Products)

Included Net Sales of such First Option Exercise Period Product in the Gilead Royalty Territory in a Calendar Year	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]

Table 4: Royalty Rates (Second Option Exercise Period Products)

Included Net Sales of such Second Option Exercise Period Product in the Gilead Royalty Territory in a Calendar Year	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]

For example, if the aggregate Included Net Sales of all First Option Exercise Period Products in a particular Calendar Year is [***], the amount of Royalties payable under this Section 12.6(a) shall be as follows: [***] of [***] plus [***] of [***] = [***]. From and after the expiration of the Royalty Term for an Optioned Product in a country in the Gilead Royalty Territory, (i) Gilead shall no longer have any obligation to pay any royalty on any Net Sales of such Optioned Product in such country and (ii) Net Sales of such Optioned Product in such country shall be excluded for purposes of determining the royalty tiers set forth above.

(b) Royalty Term. The “Royalty Term” shall commence, on an Optioned Product-by-Optioned Product and country-by-country basis, on the First Commercial Sale of such Optioned Product in such country and shall continue until [***].

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(c) Additional Royalty Provisions. For each Optioned Product, during the Royalty Term, the Royalties payable under Section 12.6(a) will be adjusted, on a country-by-country basis with respect to the relevant country in the Gilead Royalty Territory, as follows: [***].

(d) Inflation Reduction Act. If, during the Royalty Term for an Optioned Product, such Optioned Product is designated as a Selected Drug by the Secretary of the U.S. Department of Health and Human Services, and Gilead is required to negotiate, and is ultimately subject to, a Maximum Fair Price that will apply to sales of such Optioned Product during the Price Applicability Period, then the applicable Royalty rate set forth in Section 12.6(a) payable to Assembly for the Included Net Sales of such Optioned Product in the United States during the Price Applicability Period shall be reduced by [***].

(e) Royalty Floor. In no event shall the cumulative effect of the reductions allowed under Section 12.6(c), Section 12.6(d) and Section 12.9(c) reduce the Royalties owed to Assembly in a given country below [***].

(f) Compulsory License. If a Compulsory License is granted to a Third Party with respect to an Optioned Product in any country in the Gilead Royalty Territory, and such Third Party actually sells such Optioned Product in the country under such Compulsory License, then [***].

(g) Sales in Access Territory. If Gilead sells any Optioned Product in any country in the Access Territory [***], then [***].

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12.7 Royalty Payments and Reports. For each Optioned Product, within [***] Business Days following the end of each Calendar Quarter, Gilead shall provide to Assembly a statement setting forth on a country-by-country basis good faith estimates of the gross sales of the applicable Optioned Product in the Gilead Royalty Territory and an estimated calculation of Included Net Sales in the Gilead Royalty Territory with respect to such Optioned Product, in each case, reported in Dollars as determined in accordance with Section 12.15. All amounts payable to Assembly pursuant to Section 12.6 with respect to Included Net Sales during a Calendar Quarter, shall be paid in Dollars within [***] days after the end of such Calendar Quarter. Each payment of Royalties due to Assembly shall be accompanied by a statement, on a country-by-country basis, of the amount of gross sales of each Optioned Product in the Gilead Royalty Territory, during the applicable Calendar Quarter, a calculation of Included Net Sales in the Gilead Royalty Territory with respect to each Optioned Product showing with reasonable specificity the aggregate deductions from gross sales provided for in the definition of Included Net Sales during such Calendar Quarter and the deductions, if any, taken pursuant to Section 12.6(c), Section 12.6(d), and Section 12.9(c)(iv), in addition to a calculation of the amount of royalty payment due on such sales for such Calendar Quarter, in all cases, reported in Dollars as determined in accordance with Section 12.15.

12.8 Sublicense Revenue.

(a) “Sublicense Revenue Term” means, (i) with respect to an Assembly Product that is a Gilead Product, the period beginning on the Effective Date of this Agreement and ending on the latest of [***], and (ii) with respect to a Non-Optioned Gilead Product, the period beginning on the applicable Non-Optioned Gilead Closing and ending on the latest of [***].

(b) Sublicense Revenue. In partial consideration of the licenses granted to Assembly pursuant to Section 13.1, for each of the Gilead Programs, during the applicable Sublicense Revenue Term Assembly shall pay to Gilead [***] of all Sublicense Revenue received by Assembly or its Affiliates during the applicable Sublicense Revenue Term with respect to such Gilead Program. For clarity, [***].

(c) Sublicense Revenue Payment and Reports. For such Gilead Program described in Sections 12.8(a)-(b), within [***] Business Days following the end of each Calendar Quarter, Assembly shall provide to Gilead a statement setting forth a good faith estimate, on a Sublicense Agreement-by-Sublicense Agreement basis, of the Sublicense Revenue for such Gilead Program, reported in U.S. Dollars as determined in accordance with Section 12.15. All amounts payable to Gilead pursuant to Section 12.8(b) with respect to Sublicense Revenue during a Calendar Quarter, shall be paid in U.S. Dollars within [***] days after the end of such Calendar Quarter. Each payment of Sublicense Revenue due to Gilead shall be accompanied by a statement, on a Sublicense Agreement-by-Sublicense Agreement basis, of the amount of Sublicense Revenue of each such Gilead Program, during the applicable Calendar Quarter, and a calculation of Sublicense Revenue with respect to such Gilead Program, reported in Dollars as determined in accordance with Section 12.15.

Option, License and Collaboration Agreement

12.9 Payments to Third Parties.

(a) Pre-Option In-Licenses. If Assembly desires to obtain a Pre-Option In-License following the Effective Date, it shall provide prior written notice to Gilead of such anticipated Pre-Option In-License for Gilead’s review and comments, which notice shall provide in reasonable detail the terms of such anticipated Pre-Option In-Licenses. Assembly shall consider Gilead’s timely provided comments in good faith, but otherwise [***].

(b) Post-Option In-Licenses. With respect to each Optioned Program, if Gilead believes it is advisable to obtain a license under any Patent or any intellectual property right of a Third Party in any country to Exploit an applicable Optioned Product in such country, it shall notify Assembly, and [***] (such license agreement, a “Post-Option In-License”).

(c) Responsibility for Payments.

(i) “Third Party License Payments” means, with respect to a license agreement with a Third Party for rights under such Third Party’s Patent or other intellectual property, all license fees, milestones, royalties, sublicensing revenue or other payments due to such Third Party under such license agreement. Third Party License Payments shall not be deemed R&D Costs.

(ii) Pre-Option In-Licenses. Assembly shall solely be responsible for any Third Party License Payments due under any Pre-Option In-License prior to the Effective Date and thereafter, if applicable, except that [***]. The Parties shall share any Third Party License Payments due under any Pre-Option In-License for any Profit-Share Product following the applicable Option Exercise Closing as follows: [***].

(iii) Post-Option In-License – Profit-Share Products. With respect to each Profit-Share Product, the Parties shall share any Third Party License Payments due under any Post-Option In-Licenses as follows: [***].

(iv) Post-Option In-License – Non-Profit Share Products. From the applicable Option Exercise Closing the Parties shall share any Third Party License Payments due under any Post-Option In-Licenses as follows: [***];

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provided that [***], as may have been reduced pursuant to Section 12.6(c) or 12.6(d), subject to Section 12.6(e) (and [***]).

(d) Payment Process. With respect to any Third Party License Payments, on a quarterly basis, the Party initially bearing the Third Party License Payments shall invoice the other Party for such amount as is necessary to effectuate the responsibility for Third Party License Payments as set forth in this Section 12.9. The Party receiving such invoice shall pay it not later than [***] days following receipt thereof.

12.10 Following Royalty Term and Sublicense Revenue Term. Upon expiration of the Royalty Term with respect to an Optioned Product in a country in the Gilead Royalty Territory, Gilead’s licenses from Assembly with respect to such Optioned Product, in such country, shall become fully paid-up, non-exclusive, perpetual, and irrevocable, subject to its obligation to reimburse Assembly for Third Party License Payments, as contemplated in Section 12.9(c). Upon expiration of the Sublicense Revenue Term with respect to a Non-Optioned Gilead Product in a country in the Territory, Assembly’s licenses from Gilead with respect to such Non-Optioned Gilead Product, in such country, shall become fully paid-up, non-exclusive, perpetual, and irrevocable, subject to its obligation to reimburse Gilead for Third Party License Payments, as contemplated in Section 12.9(c).

12.11 Profit-Share Program R&D Costs.

(a) Generally. Subject to Sections 12.11(b) and any other relevant terms in this Section 12.11, for each Profit-Share Program, the Parties shall share the R&D Costs incurred by or on behalf of Gilead or its Affiliates in conducting the applicable Profit-Share Program during the Profit-Share Period (or incurred by or on behalf of Assembly or its Affiliates with respect to Assembly At-Risk Activities), as follows: [***].

(b) Calculation and Payment.

(i) Within [***] Business Days after the end of each Calendar Quarter, Gilead shall provide to Assembly a statement setting forth good faith estimates of the R&D Costs incurred by Gilead or its Affiliates for each Profit-Share Program, in each case, reported in Dollars as determined in accordance with Section 12.15. Within [***] Business Days after the end of each Calendar Quarter, Gilead shall provide to Assembly an R&D Payment Report (in electronic form) in respect of such Calendar Quarter, showing the R&D Costs incurred by Gilead or its Affiliates for each Profit-Share Program, and for any then-ongoing Clinical Trials being conducted with respect to the Optioned Programs until the completion of such Clinical Trials. In such report Gilead shall show its calculations of the amount of the Quarterly R&D Payment or any other payments to be made by the Parties hereunder for such Calendar Quarter as contemplated in this Section 12.11.

(ii) Within [***] days following delivery of the R&D Payment Report, Gilead shall invoice Assembly for the Quarterly R&D Payment amount as set forth in such R&D Payment

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Report. Assembly shall pay it not later than [***] days following receipt thereof; provided that, in the event of any disagreement with respect to the calculation of such payment, any undisputed portion of such payment shall be paid in accordance with the foregoing timetable and the remaining, disputed portion shall be paid within [***] days after the date on which Assembly and Gilead, using reasonable, good faith efforts, resolve the dispute.

(iii) If Gilead elects to use or uses, in performing Research and Development under an Optioned Program, any data, information or materials generated by or on behalf of Assembly or any of its Affiliates in performing Assembly At-Risk Activities: (A) in the case of an Optioned Program that is a Profit-Share Program, the applicable R&D Payment Report and corresponding Quarterly R&D Payment amount shall be adjusted to account for Gilead’s [***] share of the R&D Costs incurred by or on behalf of Assembly or its Affiliates in performing such Assembly At-Risk Activities, provided that Assembly provides Gilead with a report of such R&D Costs (in electronic form) within [***] Business Days after the end of the applicable Calendar Quarter in which such R&D Costs were incurred and (B) in the case of an Optioned Program that is not a Profit-Share Program, Gilead shall [***] for such R&D Costs within [***] days following receipt of a report of such R&D Costs (in electronic form) and an invoice therefor.

(iv) The Parties will further work together and reasonably take into account the internal and external reporting requirements and timelines of the other Party (A) when preparing reports pursuant to this ARTICLE XI to the other Party, or (B) during any other planning-related exercise.

12.12 Shared Operating Profits and Operating Losses.

(a) Generally. For each Profit-Share Product in the Profit-Share Territory, the Parties shall share during the Profit-Share Period all Operating Profits and Operating Losses (as applicable) incurred or received for the Profit-Share Territory or reasonably allocated to such Profit-Share Product in the Profit-Share Territory on the basis of [***] to Gilead and [***] to Assembly, which Operating Profits (or Operating Losses) shall include any Net Sales or Allowable Expenses whether incurred prior to or after Gilead’s provision of the Profit-Share Plan and Budget.

(b) Calculation and Payment.

(i) Within [***] Business Days after the end of each Calendar Quarter beginning with the Calendar Quarter in which Gilead provides Assembly with the Commercialization portion of the Profit-Share Plan and Budget with respect to a Profit-Share Product, each Party shall provide to the finance officer designated by the other Party (each, a “Finance Officer”) in reasonable detail its Net Sales and any Allowable Expenses incurred by or on behalf of such Party.

(ii) The Finance Officers shall review and discuss each Party’s Allowable Expenses. The Finance Officers shall confer and agree in writing on a consolidated financial statement (the “Profit Payment Report”) setting forth the Operating Profit or Operating Loss for such Calendar Quarter for each applicable Profit-Share Product in the Profit-Share Territory based on the numbers reported by the Parties and calculating each Party’s share of such Operating Profit or Operating Loss and the Quarterly Profit True-Up amount in accordance with this Section 12.12 and any relevant terms set forth in the respective Co-Promotion Agreement(s), if any, within [***] Business Days after receipt of the reports from each Party.

(iii) Within [***] days following delivery of the Profit Payment Report, the Party that is owed the Quarterly Profit True-Up payment based on the calculations in the Profit Payment

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Report shall invoice the other Party for the Quarterly Profit True-Up amount as set forth in such Profit Payment Report. The Party receiving such invoice shall pay it not later than [***] days following receipt thereof.

(iv) Each Party shall consider in good faith other reasonable procedures proposed by the other Party for sharing financial information in order to permit each Party to close its books periodically in a timely manner. For the avoidance of doubt, no cost or expense shall be counted more than once in calculating the Allowable Expenses for the Profit-Share Territory, even if such cost or expense falls into more than one of the cost categories that comprise the Allowable Expenses for the Profit-Share Territory.

(c) Royalty Conversion or Buyout. If, after achievement of [***] for a Profit-Share Product, within [***] days following the end of such Calendar Year in which such achievement occurs, Gilead may elect, [***].

12.13 Reimbursement of Research and Development Costs. With respect to reimbursement of Gilead’s Research and Development costs as provided in Section 3.5(b), Gilead will provide to Assembly, within [***] days after the end of each Calendar Quarter during the Collaboration Term, an invoice and report detailing (a) the number of FTEs actually provided by Gilead with respect to the Assembly Program during such Calendar Quarter and (b) all Out-of-Pocket Costs actually incurred by or on behalf of Gilead or its Affiliates during such Calendar Quarter. Assembly will reimburse Gilead for undisputed FTEs and Out-of-Pocket Costs (with no markup) in accordance with Section 12.18 in such invoice, subject to the budget cap in the applicable Research Plan or Development Plan.

12.14 Taxes.

(a) Taxes on Income. Each Party shall be solely responsible for the payment of all Taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement.

(b) Tax Cooperation. The Parties shall cooperate with one another and use reasonable efforts to mitigate or reduce Tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made between the Parties under this Agreement. Without limiting the

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generality of the foregoing, each Party shall provide the other with any Tax forms and other information that may be reasonably necessary in order to eliminate or reduce withholding based on an applicable treaty or otherwise, including a properly completed Internal Revenue Service (“IRS”) Form W-9 or appropriate IRS Form W-8, as applicable, before a payment is made. If any Tax form or other information a Party previously delivered expires or becomes obsolete or inaccurate in any respect, it shall provide the other Party with an updated version of such form or certification or promptly notify the other Party in writing of its legal inability to do so. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding Taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding Tax or VAT.

(c) VAT. It is understood and agreed between the Parties that any payments made by Gilead under this Agreement are exclusive of any value added tax (“VAT”) or similar Tax imposed upon such payments. Gilead will settle all undisputed amount of VAT only on receipt of a valid Tax invoice issued in accordance with Applicable Law.

(d) Withholding Tax. Any and all payments made under this Agreement shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. To the extent Gilead is required by Applicable Law to deduct or withhold Taxes on any payment to Assembly (the “Withheld Amount”), Gilead shall remit such Withheld Amount to the proper Governmental Authority in a timely manner and promptly (within [***] days of payment) transmit to Assembly an official Tax certificate or other evidence of any withholding sufficient to enable Assembly to claim available credits for such Withheld Amount. Gilead shall have the right to deduct such Withheld Amount from payment due to Assembly. For the avoidance of doubt, Gilead’s remittance of such Withheld Amount, together with payment to Assembly of the remaining payment, will constitute Gilead’s full satisfaction of its payment obligation under this Agreement.

Notwithstanding the foregoing, if as a result of Gilead assigning this Agreement to an Affiliate or changing its domicile, additional Taxes become due that would not have otherwise been due hereunder with respect to payments under this Agreement, Gilead shall be responsible for all such additional withholding Taxes; provided, however, that to the extent Assembly recoups any such amounts withheld as tax credit or otherwise, Assembly shall reimburse Gilead for such amounts withheld and shall pay Assembly such amounts as are necessary to ensure that Assembly receives the same amount as it would have received had no such assignment or change in domicile been made.

(e) Tax Treatment. Assembly and Gilead intend that this Agreement [***] will [***], and each of Assembly and Gilead will file all tax returns and will otherwise take all tax reporting positions in a manner consistent with such treatment. Notwithstanding the foregoing, if both Parties reasonably determine that [***] then Gilead and Assembly shall cooperate in good faith to prepare a written [***] that reflects the economic and commercial terms as set forth in this Agreement.

12.15 Foreign Exchange. All payments shall be paid in Dollars. For purpose of computing such payments, the Net Sales of Optioned Products in countries other than the United States and other amounts reimbursable by the other Party hereunder shall be converted into Dollars in accordance with the standard practices used by the applicable Party or its Affiliate or Sublicensee receiving the Net Sales of the applicable Optioned Products or incurring the reimbursable expense in preparing its audited financial statements for

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the applicable Calendar Quarter. Each Party shall inform the other Party of any changes to its standard worldwide currency conversion methodology prior to any such changes becoming effective.

12.16 Late Payments. If a Party does not receive payment of any undisputed sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the unpaid and undisputed sum due to such Party from the due date until the date of payment at a per-annum rate of [***] as reported in The Wall Street Journal, Internet Edition on the date such amount was first due, or the maximum rate allowable by Applicable Law, whichever is less.

12.17 Financial Records; Audits. Each Party and its Affiliates shall use all reasonable efforts to maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the amounts to be reimbursed by such Party, pursuant to this ARTICLE XII, with respect to Allowable Expenses or other amounts to be reimbursed, credited, offset or shared hereunder incurred or generated (as applicable) by such Party’s or its Affiliates’ achievement of milestones, royalty payments and other compensation or reimbursement payable under this Agreement. Upon reasonable prior notice, such records shall be open during regular business hours for a period of [***] years from the creation of individual records for examination not more often than once each Calendar Year, by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party or its applicable Affiliate for the sole purpose of verifying for the auditing Party the accuracy of the financial statements or reports or sales milestone notices furnished by the audited Party or such Affiliate pursuant to this Agreement or of any payments made, or required to be made, by or to the audited Party or such Affiliate to the other pursuant to this Agreement. Any such auditor shall not disclose the audited Party’s or its Affiliates’ confidential information to the auditing Party, but shall, instead, report that there was or was not a discrepancy uncovered by the audit and if such a discrepancy was uncovered, the amount and direction of it. Any amounts shown to be owed but unpaid, or overpaid and in need of reimbursement, shall be paid or refunded (as the case may be) within [***] days after the auditor’s report, plus interest (as set forth in Section 12.16) from the original due date (unless challenged in good faith by the audited Party, in which case any undisputed portion shall be paid in accordance with the foregoing timetable, any dispute with respect to such challenge shall be resolved in accordance with ARTICLE XIX, any remaining disputed portion shall be paid within [***] days after resolution of the dispute, and interest shall not accrue with respect to the disputed portion during the period of time the dispute is being resolved). The auditing Party shall bear the full cost and expense of such audit unless such audit reveals an overpayment to, or an underpayment by, the audited Party or its Affiliates that resulted from a discrepancy in a report that the audited Party or its Affiliates provided to the other Party during the applicable audit period, which underpayment or overpayment was more than [***] percent ([***]%) of the amount set forth in such report, in which case the audited Party or its applicable Affiliate shall bear the full cost and expense of such audit. Each Party, at the request of the other Party, shall make available to the other Party the results of any audit performed by the non-requesting Party on such non-requesting Party’s Sublicensees hereunder to the extent relating to Allowable Expenses or other amounts to be reimbursed, credited, offset, paid or shared hereunder. During the Term, each Party shall consider in good faith other reasonable procedures proposed by the other Party for sharing financial information in order to permit the other Party to close its books periodically in a timely manner.

12.18 Manner and Place of Payment. All payments owed under this Agreement shall be paid in Dollars and be made by wire transfer in immediately available funds using wire instructions specified in writing by Assembly or Gilead (as applicable).

12.19 No Double Counting; GAAP. No cost or expense included in calculations pursuant to ARTICLE X (including any Co-Promotion Agreement entered into in furtherance thereof) and this

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ARTICLE XII shall be counted more than once. All financial recordkeeping and accounting for costs and revenues under this Agreement shall be conducted by each Party in accordance with GAAP.

ARTICLE XIII

LICENSES; TECHNOLOGY TRANSFER

13.1 Exclusive Licenses to Assembly.

(a) Subject to the terms and conditions of this Agreement (including Gilead’s Option rights under Section 4.1 and the Gilead Third Party Obligations Schedule), Gilead, on behalf of itself and its Affiliates, hereby grants to Assembly an exclusive (even as to Gilead), fully paid up, royalty-bearing (solely with respect to Gilead’s right to receive Sublicense Revenue under Section 12.8 and any payment obligations under the Gilead Third Party Obligations Schedule), revocable (as set forth in Section 13.3), sublicensable (solely in accordance with Section 13.4), non-transferable (except as otherwise provided in Section 20.6) license under the Gilead Licensed IP and Gilead’s interest in the Joint Collaboration IP during the Term to Research, Develop, Manufacture, Commercialize or otherwise Exploit any and all Gilead Molecules or Gilead Products in the Field in the Territory.

(b) Subject to the terms and conditions of this Agreement (including Gilead’s Option rights under Section 4.1 and the Gilead Third Party Obligations Schedule), Gilead, on behalf of itself and its Affiliates, hereby grants to Assembly an exclusive (even as to Gilead), fully paid-up, royalty-bearing (solely with respect to Gilead’s right to receive Sublicense Revenue under Section 12.8 and any payment obligations under the Gilead Third Party Obligations Schedule), revocable (as set forth in Section 13.3), sublicensable (solely in accordance with Section 13.4), non-transferable (except as otherwise provided in Section 20.6) right of reference under (or right of access to, if such right of reference is unavailable or insufficient) any Regulatory Materials or Regulatory Approvals Controlled by Gilead or its Affiliates with respect to any Gilead Molecules or Gilead Products, in each case, to Research, Develop, Manufacture, Commercialize, or otherwise Exploit such Gilead Molecules and Gilead Products in the Field in the Territory.

13.2 Non-Exclusive Licenses to Gilead.

(a) Research and Development. Subject to the terms and conditions of this Agreement, with respect to each Assembly Program, Assembly, on behalf of itself and its Affiliates, hereby grants to Gilead a non-exclusive, fully paid up, non-royalty bearing, sublicensable (solely in accordance with Section 13.4), non-transferable (except as otherwise provided in Section 20.6) license under the Assembly Licensed IP, Gilead Licensed IP and Assembly’s interest in the Joint Collaboration IP during the applicable Assembly Program Period, solely to the extent necessary for Gilead to perform in connection with such Assembly Program the Research activities assigned to Gilead under the applicable Research Plan in accordance with such Research Plan and the Development activities assigned to Gilead under the applicable Development Plan in accordance with such Development Plan.

(b) Evaluation of Option. Subject to the terms and conditions of this Agreement, with respect to each Assembly Program, Assembly, on behalf of itself and its Affiliates, hereby grants to Gilead a non-exclusive, fully paid up, non-royalty bearing, sublicensable (solely in accordance with Section 13.4), non-transferable (except as otherwise provided in Section 20.6) license under the Assembly Licensed IP, Gilead Licensed IP and Assembly’s interest in the Joint Collaboration IP during the applicable Assembly Program Period, solely for Gilead to evaluate and determine whether to exercise Gilead’s Option with respect to such Assembly Program in accordance with this Agreement.

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13.3 Exclusive Licenses to Gilead. For each Optioned Program, the licenses and other rights granted to Gilead under this Section 13.3 shall be effective as of each Option Exercise Closing for such Optioned Program in the Gilead Territory.

(a) Subject to the terms and conditions of this Agreement, with respect to each Optioned Program, Assembly, on behalf of itself and its Affiliates, hereby grants to Gilead an exclusive (even as to Assembly), fully paid-up, royalty-bearing (solely with respect to the Gilead Royalty Territory pursuant to Section 12.6), sublicensable (solely in accordance with Section 13.4), non-transferable (except as otherwise provided in Section 20.6) license under the Assembly Licensed IP and Assembly’s interest in any Joint Collaboration IP for the remainder of the Term, in each case, to Research, Develop, Manufacture, Commercialize, or otherwise Exploit any Optioned Molecules and Optioned Products under such Optioned Program in the Field in the Gilead Territory.

(b) Subject to the terms and conditions of this Agreement, with respect to each Optioned Program, Assembly, on behalf of itself and its Affiliates, hereby grants to Gilead an exclusive (even as to Assembly), fully paid-up, royalty-bearing (solely with respect to the Gilead Royalty Territory pursuant to Section 12.6, but subject to Sections 12.11 and 12.12), sublicensable (solely in accordance with Section 13.4), non-transferable (except as otherwise provided in Section 20.6) right of reference under (or right of access to, if such right of reference is unavailable or insufficient) any Regulatory Materials or Regulatory Approvals Controlled by Assembly or its Affiliates with respect to any Optioned Molecules or Optioned Products under such Optioned Program, in each case, to Research, Develop, Manufacture, Commercialize, or otherwise Exploit such Optioned Molecules and Optioned Products in the Field in the Gilead Territory.

In addition, upon the applicable Option Exercise Closing, the licenses granted to Assembly pursuant to Section 13.1 will immediately terminate as of such Option Exercise Closing with respect to such Optioned Program.

13.4 Sublicensing.

(a) Scope of Permissible Sublicensing.

(i) By Gilead. Subject to Section 13.4(b), and any limitations provided under the Gilead Third Party Obligations Schedule with respect to a Gilead Program, the licenses granted by Assembly to Gilead hereunder may be sublicensed by Gilead, through multiple tiers, without any requirement of consent from Assembly, provided that Gilead shall be liable for any act or omission of any Sublicensee that is a breach of any of Gilead’s obligations under this Agreement as though the same were a breach by Gilead, and Assembly shall have the right to proceed directly against Gilead with respect to any such breach without any obligation to first proceed against such Sublicensee. Notwithstanding the foregoing, Gilead shall not grant any sublicense under the licenses granted to it under this Agreement that limit Assembly’s rights under this Agreement without Assembly’s prior written consent.

(ii) By Assembly. Subject to Section 13.4(b), the licenses granted by Gilead to Assembly hereunder may be sublicensed by Assembly, through multiple tiers, without any requirement of consent from Gilead, provided that (A) with respect to any Assembly Program, Assembly may not sublicense its licenses or rights under any related Gilead Licensed IP or Gilead’s interest in Joint Collaboration IP without Gilead’s prior written consent (not to be unreasonably withheld, conditioned or delayed) prior to the applicable Option Exercise Closing for such Assembly Program and (B) Assembly shall be liable for any act or omission of any Sublicensee that is a breach of any of Assembly’s obligations under this Agreement as though the same were a breach by Assembly, and Gilead shall have the right to

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proceed directly against Assembly with respect to any such breach without any obligation to first proceed against such Sublicensee. Notwithstanding the foregoing, Assembly shall not grant any sublicense under the licenses granted to it under this Agreement that limits Gilead’s rights under this Agreement without Gilead’s prior written consent.

(b) Sublicense Agreements. Any Sublicense Agreement shall be consistent with and subject to the terms of this Agreement. In any Sublicense Agreement that either Party enters into hereunder with respect to an Assembly Product, Optioned Product or Non-Optioned Gilead Product, such Party (the “Sublicensing Party”) shall use reasonable efforts to require that the applicable Sublicensee grant to such Sublicensing Party a royalty-free and sublicensable (through multiple tiers) (i) license under any intellectual property rights (including any Information or Patents) conceived, discovered, developed, reduced to practice, generated or otherwise made by or under authority of such Sublicensee with respect to any Assembly Product, Optioned Product or Non-Optioned Gilead Product, as applicable, in connection with such Sublicense Agreement; and (ii) right of reference under (or right of access to) any Regulatory Materials or Regulatory Approvals controlled by such Sublicensee with respect to such Assembly Product, Optioned Product or Non-Optioned Gilead Product, as applicable, in each case ((i) and (ii)), (A) as necessary to grant to the non-Sublicensing Party the rights that the Sublicensing Party would have granted under Sections 4.2, 6.2, 13.1, 13.2 or 13.3 (as applicable) if such Sublicensing Party had Controlled such intellectual property rights, Regulatory Materials or Regulatory Approvals or (B) without limitation to clause (A), in the case of a Reverting Party as the Sublicensing Party, as necessary to fulfill its obligations under Section 18.6(c). Within [***] days following either Party entering into a Sublicense Agreement, such Party shall provide to the other Party a true and complete copy of the Sublicense Agreement, provided that the Party entering such Sublicense Agreement may redact [***].

13.5 Gilead Licensed Know-How Transfer. At any point during the Term of this Agreement, with respect to each Gilead Program, Assembly may deliver written notice to Gilead [***] per Gilead Program requesting that Gilead disclose and make available to Assembly copies of all data, Information or other tangible embodiments of the Gilead Licensed Know-How for such Gilead Program. As soon as reasonably possible but in any event within [***] days following Gilead’s receipt of such notice, Gilead will use commercially reasonable efforts to transfer to Assembly’s designee all tangible copies (hard and electronic) of such Gilead Licensed Know-How in Gilead’s possession or control. Assembly will bear all reasonable costs of such transfer; provided, that [***]. For clarity, this Section 13.5 is not intended to limit Gilead’s express obligations to transfer Information elsewhere in this Agreement.

13.6 Covenant Regarding Excluded License IP. The Parties expressly acknowledge and agree that the Parties do not intend that any license to any Excluded License IP be granted to Gilead hereunder. Assembly agrees that during the Term of this Agreement it will not, and it will cause its Affiliates to not, (i) exploit any license granted to Assembly under any Excluded License or (ii) Research, Develop, Manufacture, Commercialize or Exploit any molecule or product that, in the absence of such license granted to Assembly under any Excluded License, would infringe Excluded License IP.

13.7 [***].

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13.8 Additional Gilead Third Party Agreements. Other than with respect to a Change of Control of Gilead, in the event that Gilead enters into a contract or agreement with a Third Party pursuant to which Gilead in-licenses or otherwise acquires any Patents, Information or other intellectual property rights that, but for this Section 13.8, would be Controlled by Gilead or its Affiliates and constitute Gilead Licensed IP for purposes of this Agreement, then Gilead will promptly provide Assembly with notice thereof, a copy of the applicable license or other contract or agreement with such Third Party, and an updated proposed Gilead Third Party Obligations Schedule. Within [***] days following receipt of such notice, Assembly will decide, in its sole discretion, whether or not to accept such Patents, Information or other intellectual property licensed to Gilead under such agreement as Gilead Licensed IP licensed under this Agreement and provide Gilead written notice of such decision. In the event of acceptance, such Patents, Information or other intellectual property will constitute Gilead Licensed IP licensed to Assembly under this Agreement, such agreement will be deemed a Gilead Third Party Agreement and Assembly will comply with its respective obligations under the Gilead Third Party Obligations Schedule. In the event that Assembly does not accept such Third Party agreement as a Gilead Third Party Agreement (including by failing to respond within such [***] day period), then Assembly and its Affiliates will have no obligations with respect to such Third Party agreement, and such Patents, know-how or other intellectual property rights licensed to Assembly under such Agreement shall not be Controlled by Gilead and shall not be Gilead Licensed IP.

13.9 No Implied Licenses. Except as expressly provided in this Agreement, neither Party shall be deemed to have granted the other Party (by implication, estoppel or otherwise) any right, title, license or other interest in or with respect to any intellectual property rights, Information, Regulatory Materials or Regulatory Approvals Controlled by such Party. For clarity, nothing in this Agreement shall be construed to include any license or right for: (a) Assembly or any of its Affiliates to Exploit any Patents, Information or intellectual property of Gilead or its Affiliates with respect to (i) any Other Active Ingredient in a Combination Product, (ii) any other molecule, compound or product that is not a Gilead Molecule or Gilead Product or (iii) any molecule, compound, or product that specifically affects, as its intended primary mechanism of action, a target other than the Target of a Gilead Program; or (b) Gilead or any of its Affiliates to Exploit any Patents, Information or intellectual property of Assembly or its Affiliates with respect to (i) any Other Active Ingredient in a Combination Product, (ii) any other molecule, compound or product that is not an Optioned Molecule or Optioned Product or (iii) any molecule, compound, or product that specifically affects, as its intended primary mechanism of action, a target other than the Target of an Optioned Program, except, in the case of this clause (b), for the licenses granted to Gilead under Section 13.2.

13.10 Non-Exclusivity. For clarity, nothing in this Agreement is intended to impose any Target-based exclusivity on either Party’s activities outside the scope of this Agreement.

13.11 Confirmatory Licenses. Each Party shall, if so requested by the other Party, promptly enter into confirmatory license agreements, in a form consistent with the terms of this Agreement and reasonably acceptable to the Parties, for purposes of recording the licenses granted under this Agreement with any applicable Patent offices or other Governmental Authorities. Each Party shall bear its own filing costs and expenses and any costs and expenses of outside counsel or experts required with respect to such recordations.

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ARTICLE XIV

INTELLECTUAL PROPERTY

Except as set forth in the Gilead Third Party Obligations Schedule or Assembly Third Party Obligations Schedule:

14.1 Ownership - Generally. As between the Parties, each Party will retain ownership of all Patents, Information and other intellectual property rights that are Controlled by such Party prior to the Effective Date or are otherwise developed by such Party outside of this Agreement. Collaboration IP shall be owned as set forth in the remainder of this Section 14.1. Inventorship for purposes of determining ownership hereunder will be determined in accordance with Applicable Law in the U.S. as to inventorship and ownership will track the assignment obligations of the inventors.

(a) Assembly Collaboration IP. As between the Parties, Assembly shall solely own all right, title and interest in and to all (i) Assembly Foreground Know-How and Assembly Product Collaboration Know-How (collectively, the “Assembly Collaboration Know-How”) and (ii) Assembly Foreground Patents and Assembly Product Collaboration Patents (collectively, the “Assembly Collaboration Patents,” together with the Assembly Collaboration Know-How, “Assembly Collaboration IP”), and all right, title and interest in and to the Assembly Collaboration IP shall automatically vest solely in Assembly. Gilead shall promptly disclose to Assembly any inventions within the Assembly Product Collaboration Know-How conceived, discovered, developed, reduced to practice, generated or otherwise made by or on behalf of Gilead or any of its Affiliates, and shall provide to Assembly documentation regarding any such invention as Assembly may reasonably request. Gilead, on behalf of itself and its Affiliates, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign) to Assembly, Gilead’s entire right, title and interest in and to the Assembly Collaboration IP. Gilead shall, and shall cause its Affiliates to, cooperate with Assembly to effectuate and perfect the foregoing ownership, including by promptly executing and recording assignments and other documents consistent with such ownership.

(b) Gilead Collaboration IP. As between the Parties, Gilead shall solely own all right, title and interest in and to all (i) Gilead Foreground Know-How and Gilead Product Collaboration Know-How (collectively, the “Gilead Collaboration Know-How”) and (ii) Gilead Foreground Patents and Gilead Product Collaboration Patents (collectively, the “Gilead Collaboration Patents,” together with the Gilead Collaboration Know-How, “Gilead Collaboration IP”), and all right, title and interest in and to the Gilead Collaboration IP shall automatically vest solely in Gilead. Assembly shall promptly disclose to Gilead any inventions within the Gilead Product Collaboration Know-How conceived, discovered, developed, reduced to practice, generated or otherwise made by or on behalf of Assembly or any of its Affiliates, and shall provide to Gilead documentation regarding any such invention as Gilead may reasonably request. Assembly, on behalf of itself and its Affiliates, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign) to Gilead, Assembly’s entire right, title and interest in and to the Gilead Collaboration IP. Assembly shall, and shall cause its Affiliates to, cooperate with Gilead to effectuate and perfect the foregoing ownership, including by promptly executing and recording assignments and other documents consistent with such ownership.

(c) Joint Collaboration IP. Without limiting and subject to Sections 14.1(a) and 14.1(b) (except with respect to Joint Product Collaboration IP, in which case, Section 14.1(a) and 14.1(b) shall be subject to this Section 14.1(c)), as between the Parties, the Parties shall jointly own all right, title and interest in and to all Joint Collaboration Know-How, Joint Collaboration Patents and Joint Product Collaboration IP (collectively “Joint Collaboration IP”). Subject to the terms of this Agreement

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(including, for clarity, Sections 4.2, 6.2, 13.1, 13.2, 13.3 and the applicable Sections of this ARTICLE XIV), (i) Gilead shall have the right (without requiring the consent of, or accounting to, Assembly) to use, practice or otherwise exploit the Joint Collaboration IP in the Territory, and (ii) Assembly shall have the right (without requiring the consent of, or accounting to, Gilead) to use, practice or otherwise exploit the Joint Collaboration IP in the conduct of all activities permitted under and conducted in accordance with this Agreement. Unless otherwise agreed by the Parties, the Parties will use reasonable efforts to segregate any claims that recite the chemical structure of a Gilead Molecule from any claims that recite the chemical structure of an Assembly Molecule, and each Party will have comment and review rights with respect thereto.

(d) Joint Research Agreement. As between the Parties, this Agreement shall be deemed to be a joint research agreement in accordance with 35 U.S.C. §103(c) or 35 U.S.C. §102(c), as applicable; provided that neither Party shall (i) unilaterally invoke the protections of or (ii) be required by this reference to have any Patent take advantage of or become subject to, 35 U.S.C. §103(c) or 35 U.S.C. §102(c), as applicable, except with the prior written consent of the other Party.

14.2 Prosecution of Patents.

(a) Prosecution of Assembly Licensed Patents.

(i) Subject to Section 14.2(d), Assembly shall have the sole right and authority, but not the obligation, to prepare, file, prosecute and maintain (such activities, collectively, “Prosecution”) the Assembly Licensed Patents with respect to any Pre-Program Activities and Assembly Programs in any jurisdiction using counsel of its choice that is reasonably acceptable to Gilead. Assembly shall keep Gilead reasonably informed of all material matters relating to the Prosecution of such Assembly Licensed Patents (including providing Gilead with draft applications and responses for each jurisdiction reasonably in advance of submission and copies of all material correspondence with Patent offices or other Governmental Authorities throughout the world) and shall reasonably consider in good faith any comments provided by Gilead with respect thereto, including general strategies. If Assembly intends to take any action that is inconsistent with such general strategies, it shall inform Gilead and reasonably consider in good faith any comments provided by Gilead with respect to such inconsistency.

(ii) Upon Gilead’s request, Assembly shall provide Gilead with high-level summaries of the Assembly Licensed Patents for any Pre-Program Activities and Assembly Programs; provided, however, that such summaries shall not include the structures of any Molecules without Gilead’s prior written consent.

(iii) Assembly shall be solely responsible for all Patent Costs it incurs in connection with the Prosecution of any Assembly Licensed Patent with respect to any Pre-Program Activities and Assembly Programs in the Territory.

(b) Prosecution of Gilead Licensed Patents – Assembly Programs and Non-Optioned Programs.

(i) Assembly shall have the first right and authority, but not the obligation, to Prosecute the Gilead Licensed Patents with respect to any Assembly Program or Non-Optioned Gilead Program, in any jurisdiction using counsel of its choice, unless there is a conflict between said counsel and Gilead, in which case new counsel shall be selected that is reasonably acceptable to Gilead. Assembly shall keep Gilead reasonably informed of all material matters relating to the Prosecution of such Gilead Licensed Patents (including, in each case, providing Gilead with draft applications and responses for each jurisdiction

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reasonably in advance of submission and copies of all material correspondence with Patent offices or other Governmental Authorities throughout the world) and shall reasonably consider in good faith any comments provided by Gilead with respect thereto, including general strategies. In such event, with respect to any such Gilead Licensed Patents, Assembly shall coordinate with Gilead regarding the countries or territories in which such Gilead Licensed Patents shall be filed. In the event that there is a dispute relating to any such Prosecution of Gilead Licensed Patents, [***] shall have the final decision-making authority with respect to such filing decision.

(ii) Subject to Section 14.2(c)(iii), [***] responsible for all Patent Costs it incurs in connection with the Prosecution of any Gilead Licensed Patent in each case with respect to any Assembly Program or Non-Optioned Gilead Program.

(iii) In the event that Assembly elects not to continue incurring Patent Costs for any Gilead Licensed Patent with respect to any Assembly Program or Non-Optioned Gilead Program, Assembly shall provide Gilead with at least [***] days written notice thereof, and if such Patent is a Gilead Licensed Patent, it shall, at the end of such notice period, be automatically deemed to be removed from the definition of “Gilead Licensed Patents” under this Agreement, the licenses granted to Assembly and its Affiliates as to such Patent shall terminate, and Gilead shall have no obligations or restrictions with respect to such Patent under this Agreement and shall be free to use, practice or otherwise Exploit such Gilead Licensed Patent for any purpose without the consent of, or accounting to, Assembly. In the event that Assembly elects not to Prosecute any Gilead Licensed Patent in each case with respect to any Assembly Program or Non-Optioned Gilead Program, Assembly shall notify Gilead in writing at least [***] days before any such Gilead Licensed Patent would become abandoned or rights would otherwise be forfeited with respect thereto, and, unless [***], Gilead shall have the right, but not the obligation, to assume Prosecution of such Gilead Licensed Patent, in which case [***] responsible for all Patent Costs with respect to such Patent.

(iv) [***] annually, Assembly will provide summaries in reasonable detail of the status of Prosecution of the Gilead Licensed Patents in each case that Assembly is Prosecuting pursuant to this Section 14.2(b).

(c) Prosecution of Assembly Licensed Patents and Gilead Licensed Patents – Optioned Programs; Joint Collaboration Patents.

(i) Gilead shall have the first right and authority, but not the obligation, to Prosecute the Assembly Licensed Patents and Gilead Licensed Patents, in each case, with respect to any Optioned Program, and any Joint Collaboration Patents, in any jurisdiction using counsel of its choice, unless there is a conflict between said counsel and Assembly, in which case new counsel shall be selected that is reasonably acceptable to Assembly. Gilead shall keep Assembly reasonably informed of all material matters relating to the Prosecution of such Assembly Licensed Patents, Gilead Licensed Patents and Joint Collaboration Patents (including, in each case, providing Assembly with draft applications and responses for each jurisdiction reasonably in advance of submission and copies of all material correspondence with Patent offices or other Governmental Authorities throughout the world) and shall reasonably consider in good faith any comments provided by Assembly with respect thereto, including general strategies. In such event, with respect to any such Assembly Licensed Patents, Gilead Licensed Patents and Joint Collaboration Patents, Gilead shall coordinate with Assembly regarding the countries or territories in which such Assembly Licensed Patents, Gilead Licensed Patents and Joint Collaboration Patents shall be filed. In the event that there is a dispute relating to any such Prosecution of Assembly Licensed Patents, Gilead Licensed

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Patents or Joint Collaboration Patents, [***] shall have the final decision-making authority with respect to such filing decision.

(ii) Subject to Section 14.2(c)(iii), (1) [***] responsible for all Patent Costs it incurs in connection with the Prosecution of any Assembly Licensed Patent or Gilead Licensed Patent in each case with respect to any Optioned Program that is not a Profit-Share Program; (2) [***] share bear [***] percent ([***]%) of the Patent Costs incurred in connection with the Prosecution of any Assembly Licensed Patent or Gilead Licensed Patent in each case with respect to a Profit-Share Program, and [***] share bear [***] percent ([***]%) of the Patent Costs incurred in connection with the Prosecution of any Assembly Licensed Patent or Gilead Licensed Patent in each case with respect to a Profit-Share Program; and (3) the Parties shall [***] Patent Costs incurred in connection with the Prosecution of any Joint Collaboration Patent.

(iii) In the event that [***] elects not to continue incurring Patent Costs for any Assembly Licensed Patent or Gilead Licensed Patent with respect to any Optioned Program, or any Joint Collaboration Patent, Gilead shall provide Assembly with at least [***] days written notice thereof, and (1) if such Patent is an Assembly Licensed Patent it shall, at the end of such notice period, be automatically deemed to be removed from the definition of “Assembly Licensed Patents” under this Agreement, the licenses granted to Gilead and its Affiliates as to such Patent shall terminate, and Assembly shall have no obligations or restrictions with respect to such Patent under this Agreement, (2) if such Patent is a Gilead Licensed Patent, the licenses granted to Gilead and its Affiliates as to such Patent shall terminate, and (3) if such Patent is a Joint Collaboration Patent it shall, at the end of such notice period, be automatically deemed to be removed from the definition of “Joint Collaboration Patents” under this Agreement and instead be deemed an “Assembly Licensed Patent”, the licenses granted to Gilead and its Affiliates as to such Patent shall terminate, and Assembly shall have no obligations or restrictions with respect to such Patent under this Agreement and shall be free to use, practice or otherwise Exploit such Joint Collaboration Patent for any purpose without the consent of, or accounting to, Gilead. In the event that Gilead elects not to Prosecute any Assembly Licensed Patent or Gilead Licensed Patent, in each case, with respect to any Optioned Program, or any Joint Collaboration Patent, Gilead shall notify Assembly in writing at least [***] days before any such Assembly Licensed Patent, Gilead Licensed Patent or Joint Collaboration Patent would become abandoned or rights would otherwise be forfeited with respect thereto, and, unless [***], Assembly shall have the right, but not the obligation, to assume Prosecution of such Assembly Licensed Patent, Gilead Licensed Patent or Joint Collaboration Patent, in which case [***] responsible for all Patent Costs with respect to such Patent. In the event that [***] elects not to continue incurring Patent Costs for any Joint Collaboration Patent, Assembly shall provide Gilead with at least [***] days written notice thereof, and at the end of such notice period, such Patent shall be automatically deemed to be removed from the definition of “Joint Collaboration Patents” under this Agreement and instead be deemed a “Gilead Licensed Patent”, the licenses granted to Assembly and its Affiliates as to such Patent shall terminate, and Gilead shall have no obligations or restrictions with respect to such Patent under this Agreement and shall be free to use, practice or otherwise Exploit such Joint Collaboration Patent for any purpose without the consent of, or accounting to, Assembly.

(iv) [***] annually, Gilead will provide summaries in reasonable detail of the status of Prosecution of the Assembly Licensed Patents, Gilead Licensed Patents and Joint Collaboration Patents in each case that Gilead is Prosecuting pursuant to this Section 14.2(c). Prior to [***] of each year, each Party will provide the other Party with an initial estimated budget of any Patent Costs being shared between the Parties under this Agreement. The Parties will evaluate such initial estimates and, prior

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to [***] of each year, agree upon an estimated budget for any Patent Costs shared between the Parties for the upcoming year.

(d) Other Patents. Except as otherwise set forth above in Sections 14.2(a)-(c), each Party will be solely responsible at its own cost and expense for Prosecuting any Patent that it solely Controls.

(e) Cooperation in Prosecution. Each Party shall provide the other Party all reasonable notice, assistance and cooperation in the Prosecution activities set forth in this Section 14.2, including providing any necessary powers of attorney and declarations, and executing any other required documents or instruments for such prosecution.

14.3 Patent Term Extensions. [***] shall have the sole right and authority, in consultation with [***], to apply for and obtain any Patent term extension or related extension of rights, including supplementary protection certificates and similar rights (collectively, “Patent Term Extensions”), for any Assembly Licensed Patent, Gilead Licensed Patent or Joint Collaboration Patent, in each case, in the Territory. If the Parties disagree on the appropriate strategy with respect to any Patent Term Extension for any such Assembly Licensed Patent, Gilead Licensed Patent or Joint Collaboration Patent, then such dispute shall be subject to resolution pursuant to [***]; provided that [***]. In exercising such final decision-making authority, [***] shall consider, reasonably and in good faith, all input received from [***]. [***] shall provide reasonable assistance to Gilead in connection with applying for and obtaining any Patent Term Extensions for any such Assembly Licensed Patent, Gilead Licensed Patent or Joint Collaboration Patent. To the extent reasonably and legally required in order to obtain any Patent Term Extension in any country, [***] shall make available to [***] a copy of the necessary documentation Controlled by Assembly to enable [***] to use the same for the purpose of obtaining such Patent Term Extension in such country. [***].

14.4 Product Orange Book Listings.

(a) With respect to any Assembly Licensed Patent, Gilead Licensed Patent or Joint Collaboration Patent, Gilead shall have the sole right and authority, in its discretion, to make with respect to any Optioned Product in the Gilead Territory any filing in connection with the FDA’s Orange Book or any preparation of a list of Patents under Section 351 of the Public Health Service Act or any post-approval patent linkage and registration inside or outside the United States (any such filing, an “Product Orange Book Listing”), provided that Gilead shall provide Assembly with copies of draft filings with respect to an Optioned Product reasonably in advance of submission and shall reasonably consider in good faith any comments provided by Assembly with respect to such draft filings. Gilead shall provide Assembly a copy of all such Product Orange Book Listings. Assembly shall provide reasonable assistance to Gilead in connection with any such Product Orange Book Listing. All Patent Costs incurred in connection with any such Product Orange Book Listing shall be borne in accordance with Section 14.2.

(b) With respect to any Assembly Licensed Patent, Gilead Licensed Patent or Joint Collaboration Patent, Assembly shall have the sole right and authority, in its discretion, to make any Product Orange Book Listing with respect to any Non-Optioned Gilead Product or Optioned Product outside the Gilead Territory; provided that Assembly shall provide Gilead with copies of draft filings with respect to a

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Non-Optioned Gilead Product reasonably in advance of submission and shall reasonably consider in good faith any comments provided by Gilead with respect to such draft filings. Assembly shall provide Gilead a copy of all Product Orange Book Listings. Gilead shall provide reasonable assistance to Assembly in connection with any such Product Orange Book Listing. All Patent Costs incurred in connection with any such Product Orange Book Listing shall be borne in accordance with Section 14.2.

14.5 Infringement by Third Parties.

(a) Notification of Infringement. If either Party becomes aware of any infringement, threatened infringement, or alleged infringement (i) of any Assembly Licensed Patent, Gilead Licensed Patent or Joint Collaboration Patent by a Third Party that is manufacturing, using, importing, marketing or selling a Molecule or product that competes with (A) a Molecule or product that is the subject of any Pre-Program Activities, (B) an Assembly Molecule or Assembly Product, (C) an Optioned Molecule or Optioned Product or (D) a Non-Optioned Gilead Molecule or Non-Optioned Gilead Product, as applicable, or (ii) as a result of a notification to such Party or any of its Affiliates pursuant to Sections 505(j)(2)(B) or 505(b)(3) of the FD&C Act (21 U.S.C. § 355(j)(2)(B) and 21 U.S.C. § 355(b)(3)) or Section 351(l) of the Public Health Service Act (42 U.S.C. § 262(l)), or a foreign equivalent, of an application for approval of a Generic Product with respect to an applicable product, Molecule, Assembly Molecule, Assembly Product, Optioned Molecule, Optioned Product, Non-Optioned Gilead Molecule or Non-Optioned Gilead Product, as applicable (each of (i) and (ii), a “Program Infringement”), then such Party shall promptly notify the other Party in writing thereof and provide evidence in such Party’s possession with respect thereto. With respect to any infringement, threatened infringement or alleged infringement activities as set forth in this Section 14.5, each Party will promptly notify the other Party in writing thereof if such Party becomes aware of such activities.

(b) Enforcement of Assembly Licensed Patents. With respect to any Program Infringement of any Assembly Licensed Patent based on competition with, or a Generic Product with respect to, a Molecule or product that is the subject of Pre-Program Activities, an Assembly Molecule, or an Assembly Product, Assembly shall have the sole right and authority, but not the obligation, to bring suit or other action to abate such infringement; provided that Assembly shall (x) provide at least [***] days’ (or [***] days’ in the case of Abbreviated New Drug Application litigation) written notice to Gilead of its intent to bring such suit or other action; (y) consider, reasonably and in good faith, all input received from Gilead with respect thereto; and (z) conduct such suit or other action in a manner that Assembly reasonably believes to be in the best interests of the Development and Commercialization of such Molecule, product, Assembly Molecule or Assembly Product.

(c) Enforcement of Gilead Licensed Patents – Assembly Programs and Non-Optioned Programs. With respect to any Program Infringement of any Gilead Licensed Patent based on competition with, or a Generic Product with respect to, an Assembly Molecule, Assembly Product, Non-Optioned Gilead Molecule or Non-Optioned Gilead Product, Assembly shall have the first right and authority, but not the obligation, to bring suit or other action to abate any Program Infringement of any Gilead Licensed Patent; provided that Assembly shall (w) provide at least [***] days’ (or [***] days’ in the case of Abbreviated New Drug Application litigation) written notice to Gilead of its intent to bring such suit or other action; (x) consider, reasonably and in good faith, all input received from Gilead with respect thereto; (y) conduct such suit or other action in a manner that Assembly reasonably believes (taking into account all input received from Gilead ) to be in the best interests of the Development and Commercialization of such Assembly Molecule, Assembly Product, Non-Optioned Gilead Molecule or Non-Optioned Gilead Product, as applicable, and (z) keep Gilead fully informed of and allow Gilead to actively participate in all aspects of such suit or action. If Assembly does not inform Gilead that it intends to bring such suit or other action to abate such Program Infringement within [***] days after

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notification of such Program Infringement pursuant to Section 14.5(a), then, unless [***], Gilead shall have the second right and authority, but not the obligation, to bring such suit or other action.

(d) Enforcement of Assembly Licensed Patents and Gilead Licensed Patents – Optioned Programs; Joint Collaboration Patents. With respect to any Program Infringement of any Assembly Licensed Patent or Gilead Licensed Patent based on competition with, or a Generic Product with respect to, an Optioned Molecule or Optioned Product, or any Program Infringement of any Joint Collaboration Patent based on competition with, or a Generic Product with respect to, an Assembly Molecule, Assembly Product, Optioned Molecule, Optioned Product, Non-Optioned Gilead Molecule or Non-Optioned Gilead Product, Gilead shall have the first right and authority, but not the obligation, to bring suit or other action to abate any Program Infringement of any Assembly Licensed Patent, Gilead Licensed Patent or Joint Collaboration Patent; provided that Gilead shall (w) provide at least [***] days’ (or [***] days’ in the case of Abbreviated New Drug Application litigation) written notice to Assembly of its intent to bring such suit or other action; (x) consider, reasonably and in good faith, all input received from Assembly with respect thereto; (y) conduct such suit or other action in a manner that Gilead reasonably believes (taking into account all input received from Assembly) to be in the best interests of the Development and Commercialization of such Molecule or product and (z) keep Assembly fully informed of and allow Assembly to actively participate in all aspects of such suit or action. If Gilead does not inform Assembly that it intends to bring such suit or other action to abate such Program Infringement within [***] days after notification of such Program Infringement pursuant to Section 14.5(a), then, [***], Assembly shall have the second right and authority, but not the obligation, to bring such suit or other action.

(e) Other Infringement.

(i) Non-Program Infringement. With respect to any infringement, threatened infringement or alleged infringement of any Assembly Licensed Patent, Gilead Licensed Patent or Joint Collaboration Patent and such infringement, threatened infringement or alleged infringement is not a Program Infringement, the Parties shall promptly confer to discuss and determine which Party shall have the right and authority, but not the obligation, to bring suit or other action to abate such infringement, considering factors such as the potential impact of such infringement, threatened infringement or alleged infringement to each Party’s business; provided that, if the Parties do not agree as to which Party shall have such right or whether either Party should bring such suit or other action within [***] days thereafter, the issue shall be resolved in accordance with Section 19.1(c). The Party, if any, that has such right to bring suit or other action shall (1) consider, reasonably and in good faith, all input received from the other Party with respect thereto and (2) conduct such suit or other action in a manner that such Party reasonably believes to be in the best interests of the Development and Commercialization of applicable Assembly Molecules, Assembly Products, Optioned Molecules, Optioned Products, Non-Optioned Gilead Molecules, and Non-Optioned Gilead Products.

(ii) Other Infringement. Except as set forth above in Sections 14.5(b), 14.5(c), 14.5(d) and 14.5(e)(i), each Party will have the sole right to control at its sole cost and expense any enforcement action with respect to any Patent that it solely Controls.

(f) Cooperation and Information Sharing. With respect to any suit or other action under this Section 14.5, the Party that is not bringing such suit or other action (“Non-Enforcing Party”) shall cooperate fully as may be reasonably requested by the Party bringing such suit or other action (“Enforcing Party”), upon reasonable notice, to maintain such suit or other action, by executing and making available such documents as the Enforcing Party may reasonably request, and by performing all

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other acts which are or may become reasonably necessary to vest in the Enforcing Party the right to institute any such suit or other action, including by being joined to such action if so requested and by using commercially reasonable efforts to obtain any necessary joinder or cooperation in any such suit or other action from any applicable Third Parties. The Enforcing Party shall keep the Non-Enforcing Party regularly informed of the status and progress of such efforts, and shall reasonably consider the Non-Enforcing Party’s comments on any such efforts.

(g) Settlement. Without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), neither Party shall settle any claim, suit or action that is brought under this Section 14.5 with respect to any Assembly Licensed Patent, Gilead Licensed Patent or Joint Collaboration Patent in any manner that would (i) reduce the scope of, or admit the invalidity or unenforceability of, such Patent, (ii) admit any liability by the other Party, or (iii) materially limit the rights of, or materially expand the obligations of, the other Party under this Agreement or any Ancillary Agreement.

(h) Costs and Expenses; Recoveries.

(i) Enforcement of Assembly Licensed Patents. With respect to any suit or other action brought by Assembly pursuant to Section 14.5(b), unless otherwise agreed by the Parties in writing, Assembly shall be solely responsible for all Patent Costs incurred by Assembly in connection with such suit or other action, and any Patent Costs incurred by Gilead or any of its Affiliates in connection with any cooperation requested by Assembly with respect to such suit or other action. [***].

(ii) Enforcement of Gilead Licensed Patents – Assembly Programs and Non-Optioned Gilead Programs. With respect to any suit or other action brought by Assembly pursuant to Section 14.5(c), unless otherwise agreed by the Parties in writing, Assembly shall be solely responsible for all Patent Costs incurred by Assembly in connection with such suit or other action, and any Patent Costs incurred by Gilead or any of its Affiliates in connection with any cooperation requested by Assembly with respect to such suit or other action. [***].

(iii) Enforcement of Assembly Licensed Patents and Gilead Licensed Patents – Optioned Programs; Joint Collaboration Patents. With respect to any suit or other action brought by Gilead pursuant to Section 14.5(d), unless otherwise agreed by the Parties in writing, Gilead shall be solely responsible for all Patent Costs incurred by Gilead in connection with such suit or other action, and any Patent Costs incurred by Assembly or any of its Affiliates in connection with any cooperation requested by Gilead with respect to such suit or other action. [***].

(iv) Other Infringement. With respect to any suit or other action brought by either Party pursuant to Section 14.5, unless otherwise agreed by the Parties in writing, the Enforcing Party shall be solely responsible for all Patent Costs incurred by such Party in connection with such suit or other action, and any Patent Costs incurred by the Non-Enforcing Party in connection with any cooperation requested by such Enforcing Party with respect to such suit or other action. [***].

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14.6 Defense of Patents.

(a) Notification. If either Party becomes aware of any Invalidity or Unenforceability Action with respect to any Assembly Licensed Patent, Gilead Licensed Patent, Joint Collaboration Patent or Gilead Collaboration Patent, then such Party shall promptly notify the other Party in writing thereof and provide evidence in such Party’s possession with respect thereto.

(b) Patent Defense Rights.

(i) Defense of Invalidity or Unenforceability Actions Brought as Defenses or Counterclaims. Notwithstanding any other provision of this Section 14.6(b), if any Invalidity or Unenforceability Action with respect to any Assembly Licensed Patent, Gilead Licensed Patent or Joint Collaboration Patent is brought as a defense or counterclaim to a suit or other action enforcing such Patent under Section 14.5, then the Enforcing Party with respect to such Patent under Section 14.5 shall have the sole right and authority to defend such Invalidity or Unenforceability Action; provided that the applicable notice, consideration, conduct, information sharing and settlement provisions of Section 14.5 shall apply, mutatis mutandis.

(ii) Assembly Licensed Patents and Gilead Licensed Patents.

(A) Subject to Section 14.6(b)(i), Gilead shall have the first right and authority, but not the obligation, to defend any Invalidity or Unenforceability Action with respect to any Assembly Licensed Patent or Gilead Licensed Patent in each case that is licensed to Gilead pursuant to Section 13.3, provided that Gilead shall (1) provide at least [***] days’ written notice to Assembly of its intent to defend such action; (2) consider, reasonably and in good faith, all input received from Assembly; (3) conduct such defense in a manner that Gilead reasonably believes (taking into account all input received from Assembly) to be in the best interests of the Development and Commercialization of applicable Optioned Molecule and Optioned Product, and (4) keep Assembly fully informed and allow Assembly to actively participate in all aspects of such defense. If Gilead does not elect to defend any such Invalidity or Unenforceability Action, then it shall provide written notice to Assembly at least [***] days’ prior to the next deadline for taking any action with respect thereto, and, subject to Section 14.6(b)(i), Assembly shall have the second right and authority, but not the obligation, to defend such Invalidity or Unenforceability Action with respect to any such Program Claim.

(B) Subject to Section 14.6(b)(i), Assembly shall have the sole right and authority, but not the obligation, to defend any Invalidity or Unenforceability Action with respect to any Assembly Licensed Patent, in each case, that is not licensed to Gilead pursuant to Section 13.3.

(C) Subject to Sections 14.6(b)(i)-(ii), Assembly shall have the first right and authority, but not the obligation, to defend any Invalidity or Unenforceability Action with respect to any Gilead Licensed Patent not licensed to Gilead pursuant to Section 13.3, provided that Assembly shall (1) provide at least [***] days’ written notice to Gilead of its intent to defend such action; (2) consider, reasonably and in good faith, all input received from Gilead with respect thereto; (3) conduct such defense in a manner that Assembly reasonably believes (taking into account all input received from Gilead) to be in the best interests of the Development and Commercialization of applicable Gilead Molecule or Gilead Product, and (4) keep Gilead fully informed and allow Gilead to actively participate in all aspects of such defense. If Assembly does not elect to defend any such Invalidity or Unenforceability Action, then it shall provide written notice to Gilead at least [***] days’ prior to the next deadline for taking any action with respect thereto, and, subject to Sections 14.6(b)(i)-(ii), Gilead shall have the second right and authority, but

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not the obligation, to defend such Invalidity or Unenforceability Action with respect to any such Program Claim.

(iii) Joint Collaboration Patents. Subject to Section 14.6(b)(i), Gilead shall have the first right and authority, but not the obligation, to defend any Invalidity or Unenforceability Action with respect to any Joint Collaboration Patent, provided that Gilead shall (A) provide at least [***] days’ written notice to Assembly of its intent to defend such action; (B) consider, reasonably and in good faith, all input received from Assembly with respect thereto; (C) conduct such defense in a manner that Gilead reasonably believes (taking into account all input received from Assembly) to be in the best interests of the Development and Commercialization of applicable Assembly Molecules, Assembly Products, Optioned Molecule, Optioned Product, Non-Optioned Gilead Molecules, and Non-Optioned Gilead Products and (D) keep Assembly fully informed and allow Assembly to actively participate in all aspects of such defense. If Gilead does not elect to defend any such Invalidity or Unenforceability Action, then it shall provide written notice to Assembly at least [***] days’ prior to the next deadline for taking any action with respect thereto, and, subject to Section 14.6(b)(i), unless, [***], Assembly shall have the second right and authority, but not the obligation, to defend such Invalidity or Unenforceability Action with respect to any such Program Claim.

(iv) Other IP. Except as otherwise set forth above in Sections 14.6(b)(ii)-(iii), each Party shall have the sole right and authority, but not the obligation, to defend any Invalidity or Unenforceability Action with respect to any claim in any Patent that it solely Controls.

(c) Cooperation. Each Party shall provide to the Party defending any Invalidity or Unenforceability Action with respect to any Program Claim under this Section 14.6 all reasonable assistance in such defense, at such defending Party’s request and expense.

(d) Costs and Expenses. With respect to the defense of any Invalidity or Unenforceability Action controlled by a Party, such Party shall be solely responsible for all costs incurred by such Party in connection with such defense.

14.7 Defense of Infringement or Misappropriation Actions.

(a) Notification. For each Assembly Program, if either Party becomes aware of any potential claim, or claim, of infringement or misappropriation of Third Party intellectual property rights in connection with the Exploitation of any applicable Assembly Molecule, Assembly Product, Optioned Molecule, Optioned Product, Non-Optioned Gilead Molecule, or Non-Optioned Gilead Product (“Infringing Activity”), then such Party shall promptly notify the other Party thereof. This Section 14.7(a) is not intended, and shall not be construed, as placing on either Party a duty of inquiry regarding Third Party intellectual property rights.

(b) Pre-Program Activities; Assembly Programs. Assembly shall have the sole right and authority, but not the obligation, to defend any action, suit, or other proceeding brought against either Party alleging Infringing Activity with respect to any Assembly Program (other than a Gilead Program) or any Pre-Program Activities, and Gilead shall reasonably cooperate with Assembly (including by being joined to such action if so requested and by using commercially reasonable efforts to obtain any necessary joinder or cooperation in any such suit or other action from any applicable Third Parties), in connection with the defense of such action, suit or proceeding. Any costs and expenses incurred by Assembly in connection with defending any action, suit or other proceeding under this Section 14.7(b), and any amounts

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payable to Third Parties for damages or other compensation in connection with any such action, suit or other proceeding, shall be borne by Assembly.

(c) Certain Gilead Programs; Non-Optioned Gilead Programs. Assembly shall have the first right and authority, but not the obligation, to defend any action, suit, or other proceeding brought against either Party alleging Infringing Activity with respect to any (x) Assembly Program that is a Gilead Program (or any Gilead Molecule that is an Assembly Molecule or Gilead Product that is an Assembly Product) or (y) Non-Optioned Gilead Program (or any Non-Optioned Gilead Molecule or Non-Optioned Gilead Product); provided that Assembly shall (i) provide at least [***] days’ written notice to Gilead of its intent to defend such action, suit or other proceeding; (ii) consider, reasonably and in good faith, all input received from Gilead with respect thereto; (iii) conduct such defense in a manner that Assembly reasonably believes (taking into account all input received from Gilead) to be in the best interests of the Development and Commercialization of the applicable Gilead Molecule and Gilead Product, (iv) if such action, suit, or other proceeding relates to activities by or on behalf of Assembly or its Affiliates in the Territory, Assembly shall keep Gilead reasonably informed and (v) to the extent such action, suit or proceeding relates to the Third Party Territory or to activities conducted by or on behalf of Gilead or its Affiliates, Assembly shall keep Gilead fully informed, allow Gilead to actively participate in all aspects of such defense and incorporate all reasonable comments made by Gilead. Gilead shall reasonably cooperate with Assembly (including by being joined to such action if so requested and by using commercially reasonable efforts to obtain any necessary joinder or cooperation in any such suit or other action from any applicable Third Parties), in connection with the defense of such action, suit or proceeding. In the event that Assembly does not defend any such action, suit, or other proceeding, Gilead shall have the right to do so, and Assembly shall reasonably cooperate with Gilead (including by being joined to such action if so requested and by using commercially reasonable efforts to obtain any necessary joinder or cooperation in any such suit or other action from any applicable Third Parties), in connection with defense of such action, suit or proceeding. Any costs and expenses incurred by either Party in connection with defending any action, suit or other proceeding under this Section 14.7(c), and any amounts payable to Third Parties for damages or other compensation in connection with any such action, suit or proceeding, [***]. Notwithstanding the foregoing, a Party may not settle any action, suit or other proceeding under this Section 14.7(c), without the prior written consent of the Party against which the Infringing Activity has been alleged.

(d) Optioned Programs. Gilead shall have the first right and authority, but not the obligation, to defend any action, suit, or other proceeding brought against either Party alleging Infringing Activity with respect to any Optioned Program (or Optioned Molecule or Optioned Product); provided that Gilead shall (i) provide at least [***] days’ written notice to Assembly of its intent to defend such action, suit or other proceeding; (ii) consider, reasonably and in good faith, all input received from Assembly with respect thereto; (iii) conduct such defense in a manner that Gilead reasonably believes (taking into account all input received from Assembly) to be in the best interests of the Development and Commercialization of the applicable Optioned Molecule and Optioned Product, (iv) if such action, suit, or other proceeding relates to activities by or on behalf of Gilead or its Affiliates in the Territory, Gilead shall keep Assembly reasonably informed and (v) to the extent such action, suit or proceeding relates to the Third Party Territory or to activities conducted by or on behalf of Assembly or its Affiliates, Gilead shall keep Assembly fully informed, allow Assembly to actively participate in all aspects of such defense and incorporate all reasonable comments made by Assembly. Assembly shall reasonably cooperate with Gilead (including by being joined to such action if so requested and by using commercially reasonable efforts to obtain any necessary joinder or cooperation in any such suit or other action from any applicable Third

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Parties), in connection with the defense of such action, suit or proceeding. In the event that Gilead does not defend any such action, suit, or other proceeding, Assembly shall have the right to do so, and Gilead shall reasonably cooperate with Assembly (including by being joined to such action if so requested and by using commercially reasonable efforts to obtain any necessary joinder or cooperation in any such suit or other action from any applicable Third Parties), in connection with defense of such action, suit or proceeding. Any costs and expenses incurred by either Party in connection with defending any action, suit or other proceeding under this Section 14.7(d), and any amounts payable to Third Parties for damages or other compensation in connection with any such action, suit or proceeding, [***]. Notwithstanding the foregoing, a Party may not settle any action, suit or other proceeding under this Section 14.7(d), without the prior written consent of the Party against which the Infringing Activity has been alleged.

(e) Payment Under Settlement Licenses. With respect to any amounts payable to any Third Party pursuant to any settlement license, the cost allocation principles set forth in Section 4.3(f) shall apply.

14.8 Patent Marking. Each Party shall, and shall require its Affiliates and Sublicensees to, use Commercially Reasonable Efforts to mark applicable Assembly Products, Optioned Products or Non-Optioned Gilead Products sold by it, or its Affiliates or Sublicensees (in a reasonable manner consistent with industry custom and practice) with appropriate Patent numbers or indicia to the extent permitted by Applicable Law, in those countries in which such markings or such notices impact recoveries of damages or equitable remedies available with respect to infringements of Patents.

14.9 Personnel Obligations. Prior to beginning work under this Agreement, each employee and contractor of Gilead or Assembly or of either Party’s respective Affiliates shall be bound by non-disclosure and invention assignment obligations which are consistent with the obligations of Gilead or Assembly, as applicable, in this ARTICLE XIV and ARTICLE XVII, to the extent permitted by Applicable Law, including: (a) promptly reporting any invention, discovery, process or other intellectual property right; (b) assigning to Gilead or Assembly or their respective Affiliate (or an entity that is obligated to assign to Gilead or Assembly or their respective Affiliate), as appropriate, all of his or her right, title and interest in and to any invention, discovery, process or other intellectual property right; (c) in the case of employees working in the United States, taking actions reasonably necessary to secure Patent protection; (d) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement; and (e) abiding by the obligations of confidentiality and non-use set forth in ARTICLE XVII. It is understood and agreed that such non-disclosure and invention assignment agreement need not reference or be specific to this Agreement.

14.10 Product Trademarks. Except as set forth in any applicable Ancillary Agreement, each Party shall (a) own all right, title and interest in and to each of its Product Trademarks (in the Gilead Territory for Gilead and the Territory for Assembly); (b) control the development, clearance, selection, submission to Regulatory Authorities, registration, prosecution, maintenance, recordation, enforcement and defense of each of its Product Trademarks (in the Gilead Territory for Gilead and the Territory for Assembly); and (c) establish branding guidelines and usage strategy for use of its Product Trademarks in connection with the Commercialization of Optioned Products in the Gilead Territory for Gilead and Non-Optioned Gilead Products in the Territory. Each Party will keep the other reasonably informed of the progress of the development, clearance, selection and regulatory approval process with respect to its Product Trademark. All costs and expenses of developing, clearing, registering, maintaining, recording, enforcing and defending

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Gilead’s Product Trademarks in (i) the Gilead Territory shall be borne solely by Gilead, and (ii) the Profit-Share Territory shall be deemed to be Allowable Expenses and allocated in accordance with Section 12.12. All costs and expenses of developing, clearing, registering, maintaining, enforcing and defending Assembly’s Product Trademarks in the Territory shall be borne solely by Assembly. The other Party shall provide all assistance and documents and information reasonably requested by the owner of a Product Trademark in support of its registration, prosecution, maintenance, recordation, enforcement and defense of such Product Trademark. With respect to each Optioned Program, effective as of each Option Exercise Closing for such Optioned Program in the countries to which such Option Exercise Closing relates, Assembly, on behalf of itself and its Affiliates, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign) to Gilead, Assembly’s entire right, title and interest in and to any Product Trademarks. Assembly shall, and shall cause its Affiliates to, cooperate with Gilead to effectuate and perfect the foregoing ownership, including by promptly executing and recording assignment and other documents consistent with such change in ownership. Each Party shall not, and shall not permit its Affiliates to, [***]. In the event that a Party receives a license or other rights to any Product Trademarks of the other Party under any Ancillary Agreement, such Party agrees, and shall cause its Affiliates, to conform (i) to such guidelines of such other Party with respect to manner of use (as provided in writing by such other Party to such Party) of Product Trademarks of such other Party, and (ii) to maintain the quality standards of such other Party with respect to the goods sold and services provided in connection with such Product Trademarks. Each Party shall not, and shall not permit its Affiliates to, [***].

ARTICLE XV

REPRESENTATIONS AND WARRANTIES AND COVENANTS

15.1 Mutual Representations, Warranties and Covenants. Each Party hereby represents and warrants to the other Party as of the Effective Date, and covenants (as applicable) as follows:

(a) Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b) Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to (A) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors or (B) laws governing specific performance, injunctive relief and other equitable remedies.

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(c) No Conflict. Neither it nor any of its Affiliates is a party to and will not enter into any agreement that would prevent it from granting the rights or exclusivity granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d) No Debarment. Neither it nor any of its Affiliates is debarred, has been convicted, or is subject to debarment or conviction pursuant to Section 306 of the FD&C Act. Such Party has not used in connection with any activity in its business, any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority or has been convicted pursuant to Section 306 of the FD&C Act. In the course of conducting its activities under this Agreement, each Party shall not, and shall cause its Affiliates not to, use any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority or has been convicted pursuant to Section 306 of the FD&C Act. Each Party shall promptly notify the other Party of any debarment or debarment proceeding that could have an impact on the use of the results of any Clinical Trials relating to any Assembly Program, any Pre-Program Activities, any Optioned Program or any Non-Optioned Gilead Program, including Nonclinical Studies.

(e) Anti-Corruption. Each Party, its Affiliates and their respective directors, officers, employees, agents or other persons or entities acting on its behalf (all the foregoing collectively “Representatives”) have conducted and will conduct their respective activities under this Agreement (which, for clarity, with respect to Assembly includes all Pre-Program Activities and all activities relating to any Assembly Program, any Optioned Program or any Non-Optioned Gilead Program) in compliance with the US Foreign Corrupt Practices Act of 1977, as amended (such act, including the rules and regulations thereunder, the “FCPA”), the UK Bribery Act 2010 (“Bribery Act”) and any other applicable anti-corruption laws, rules or regulations (collectively, “Anti-Corruption Laws”). Without limiting the foregoing, each Party shall ensure that neither it, nor any of its Representatives, shall offer, pay, promise, solicit or receive, directly or indirectly, any remuneration, benefit or advantage to or from any physician or other health care practitioner, governmental or political official, political party, candidate for public office, hospital, medical insurance company or similar provider organization, customer or other person in order to induce or encourage approval, referrals, purchase, or reimbursement or to obtain any other improper business advantage in violation of any Anti-Corruption Laws.

15.2 Representations and Warranties of Assembly. Except with respect to the Gilead Programs, Gilead Molecules and Gilead Products (which exception, for clarity and notwithstanding anything herein to the contrary, applies to all of the representations and warranties in this Section 15.2), Assembly hereby represents and warrants and covenants to Gilead as of the Effective Date as follows:

(a) Title; Encumbrances. Assembly or one of its Affiliates solely owns or exclusively licenses from an entity that, to Assembly’s Knowledge, is entitled and authorized to grant an exclusive license and Controls the Existing Assembly Licensed Patents, provided, however, that the foregoing shall not constitute a representation or warranty of non-infringement of a Third Party’s intellectual property rights. Assembly or one of its Affiliates has the right to grant the licenses to Gilead as purported to be granted pursuant to this Agreement. Neither Assembly nor any of its Affiliates has entered into any agreement (other than agreements with subcontractors) granting any right, interest or claim in or to, any Assembly Licensed Patents or Assembly Licensed Know-How to any Third Party that would conflict with the rights and licenses to Gilead as purported to be granted pursuant to this Agreement. Neither Assembly nor any of its Affiliates has previously entered into any agreement, whether written or oral, to assign, transfer, license, convey or otherwise encumber its right, title or interest in or to any Patent or other intellectual property or proprietary right or Information, in each case, that would be Assembly Licensed Patents or Assembly Licensed Know-How, but for such assignment, transfer, license, conveyance or

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encumbrance (except for non-exclusive licenses granted in the ordinary course, such as in agreements with subcontractors).

(b) Assignment of Rights. Each Person who has or has had any rights in or to any Existing Assembly Licensed Patents or any Assembly Licensed Know-How has assigned and has executed an agreement assigning its entire right, title and interest in and to such Existing Assembly Licensed Patents and Assembly Licensed Know-How to Assembly or one of its Affiliates. To Assembly’s Knowledge, no current officer, employee, agent, or consultant of Assembly or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Patents or other intellectual property or proprietary information of Assembly or such Affiliate or of any employment contract relating to the relationship of any such Person with Assembly.

(c) Patents. All Existing Assembly Licensed Patents are identified in Schedule 1.75. All Existing Assembly Licensed Patents for which Assembly controls prosecution and maintenance activities and, to Assembly’s Knowledge with respect to all other Existing Assembly Licensed Patents, in each case, are subsisting and are being diligently prosecuted in the patent offices indicated in Schedule 1.75 in accordance with Applicable Law and all Existing Assembly Licensed Patents, to Assembly’s Knowledge, are not invalid or unenforceable in whole or in part. All applicable fees with respect to the Existing Assembly Licensed Patents for which Assembly controls prosecution and maintenance activities have been timely paid or will be timely paid (taking account of any permitted extensions). The Existing Assembly Licensed Patents in Schedule 1.75 represent all Patents within Assembly’s or its Affiliates’ ownership or control (by license or otherwise) that Assembly reasonably believes include claims covering the making, using or composition of matter of the Assembly Molecules or Assembly Products existing as of the Effective Date, or the Exploitation of any such Assembly Molecule or Assembly Product existing as of the Effective Date. To the extent required and applicable, Assembly or one of its Affiliates has properly recorded in the relevant U.S. and foreign patent offices the assignments, or other necessary documents, supporting its legal title to the Existing Assembly Licensed Patents in Schedule 1.75. With respect to those Existing Assembly Licensed Patents for which Assembly controls prosecution and maintenance activities, Assembly and its Affiliates have presented, or will present prior to the pertinent patent office deadlines, all relevant references, documents or information of which they and the inventors are aware to the relevant patent examiner at the pertinent patent office, in connection with the prosecution of the pending patent applications included in such Existing Assembly Licensed Patents.

(d) No Infringement. To Assembly’s Knowledge, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate any Existing Assembly Licensed Patents or any Assembly Licensed Know-How. To Assembly’s Knowledge, there are no activities by Third Parties that would constitute infringement or misappropriation of the Assembly Licensed IP (in the case of pending claims, evaluating them as if issued).

(e) No Conflicts. The execution and delivery of this Agreement by Assembly does not, and the consummation of the transactions contemplated by this Agreement will not, (i) except for the rights granted to Gilead in this Agreement, result in the creation of any encumbrance on any of the material properties or assets relating to any Assembly Program, the Optioned Program or any Pre-Program Activities, or (ii) conflict with, or result in any material violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to (A) any provision of the organizational or governing documents of Assembly, in each case, as amended to date, or (B) any material agreement applicable to Assembly’s or any of its Affiliates’ material properties or assets relating to any Assembly Program, the Optioned Program or any Pre-Program Activities.

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(f) In-Licenses and Restrictions on Business Activities. Schedule 1.75 lists those Existing Assembly Licensed Patents licensed hereunder by Assembly to Gilead that are owned or Controlled in whole or in part by any Third Party. There is no agreement, judgment, injunction, order or decree of a Governmental Authority binding upon Assembly or any of its Affiliates with respect to any Assembly Program or any Pre-Program Activities that has or would reasonably be expected to have, whether before or after the Effective Date, the effect of prohibiting or impairing any current or presently proposed business practice of Assembly or any of its Affiliates or the conduct of business by Assembly or any of its Affiliates as currently conducted or as presently proposed to be conducted by Assembly or any of its Affiliates for such Assembly Program or any Pre-Program Activities.

(g) Copyrightable IP. To Assembly’s Knowledge, all works of authorship and all other materials subject to copyright protection included in Information owned or otherwise Controlled by Assembly or any of its Affiliates that is necessary or reasonably useful to Exploit any Assembly Molecule or Assembly Product were either created by employees of Assembly or its Affiliates within the scope of their employment or are otherwise works made for hire, or right, title and interest in and to such materials have been legally assigned or licensed to Assembly or such Affiliate to the extent necessary to provide Gilead with the rights granted to it hereunder, and all rights in all inventions and discoveries made, developed, conceived or reduced to practice by any employee or independent contractor of Assembly or any of its Affiliates during the course of their employment (or other retention) by Assembly or such Affiliate, and relating to or included in the Assembly Licensed Know-How or that are the subject of one or more Existing Assembly Licensed Patents, will be assigned in writing to Assembly or such Affiliate.

(h) Transfer of Rights. Assembly or one of its Affiliates has obtained the right (including under any Patents and other intellectual property rights) to use all Information and all other materials (including any formulations and manufacturing processes and procedures) developed or delivered by any Third Party under any agreements between Assembly or one of its Affiliates and any such Third Party with respect to any Assembly Program or any Pre-Program Activities existing as of the Effective Date, to the extent necessary to provide Gilead with the rights granted to it hereunder, and Assembly or one of its Affiliates has the rights under each such agreement to transfer such Information or other materials to Gilead and its designees and to grant Gilead the right to use such Information or other materials in the Research, Development, Manufacture or Commercialization of the Assembly Molecules or Assembly Products as required to enable Gilead to Exploit the Assembly Molecules and the Assembly Products as contemplated hereunder.

(i) Confidentiality of Know-How. With respect to those portions of the Assembly Licensed Know-How the confidentiality of which is material to the Exploitation of any Pre-Program Activities, Assembly Molecule or Assembly Product existing as of the Effective Date, such portions of the Assembly Licensed Know-How have been kept confidential or have been disclosed to Third Parties only under terms of confidentiality or if published or otherwise publicly disclosed, were published or publicly disclosed in a manner that would not reasonably be expected to adversely impact the patentability of such Assembly Licensed Know-How. To Assembly’s Knowledge, no breach of confidentiality of such portions of Assembly Licensed Know-How has been committed by any Third Party.

(j) No Proceedings.

(i) Neither Assembly nor any of its Affiliates has received written notice of any threatened claim or litigation, or notice of any pending claim or litigation, and Assembly has no Knowledge of any reasonable basis for any such claim or allegation, whether or not asserted, alleging that (A) any Existing Assembly Licensed Patents are invalid or unenforceable, or (B) the use or practice of any Existing Assembly Licensed Patents or any Regulatory Materials or Assembly Licensed Know-How, or the

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disclosing, copying, making, assigning or licensing of any Existing Assembly Licensed Patents or any such Regulatory Materials or Assembly Licensed Know-How, or the Research, Development, Commercialization or other Exploitation of the Assembly Molecules or Assembly Products included in any Assembly Program as contemplated herein or Pre-Program Activities, does or will violate, infringe, misappropriate or otherwise conflict or interfere with, any Patent or other intellectual property or proprietary right of any Third Party.

(ii) There is no private or Governmental Authority action, suit, proceeding, claim, mediation, arbitration or investigation pending before any Governmental Authority, or, to Assembly’s Knowledge, threatened against Assembly or any of its Affiliates or any of its or their respective assets or properties relating to any of its or their Pre-Program Activities or Assembly Programs or, to Assembly’s Knowledge, any of their respective directors, managers, officers or employees (in their capacities as such or relating to their employment, services or relationship with Assembly or any of its Affiliates), nor, to Assembly’s Knowledge, is there any reasonable basis for any such action, suit, proceeding, claim, mediation, arbitration or investigation, that, individually or in the aggregate, could reasonably be expected to materially impair the ability of Assembly to perform any of its obligations under this Agreement. There is no judgment, decree, injunction or order against Assembly or any of its Affiliates, or, to Assembly’s Knowledge, any of its or their respective assets or properties, relating to any Pre-Program Activities or Assembly Programs or, to Assembly’s Knowledge, any of their respective directors, managers, officers or employees (in their capacities as such or relating to their employment, services or relationship with Assembly or any of its Affiliates). Neither Assembly nor any of its Affiliates has any action, suit, proceeding, claim, mediation, arbitration or investigation pending against any other Person relating to any of its Pre-Program Activities or Assembly Programs existing as of the Effective Date.

(k) No Misappropriation. To Assembly’s Knowledge, the conception and reduction to practice of any inventions and the use or development of any other Information within the Assembly Licensed IP that is owned or in-licensed by Assembly have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party; provided, however, that the foregoing shall not constitute a representation or warranty of non-infringement of a Third Party’s intellectual property rights.

(l) Full Disclosure. Assembly has provided or made available to Gilead true, complete, and correct copies of (i) the file wrapper and other documents and materials relating to the prosecution, defense, maintenance, validity, and enforceability of the Existing Assembly Licensed Patents in the Major Markets (other than such file wrapper and other documents and materials that are reasonably available for download from publicly available electronic databases) and (ii) all material adverse information with respect to the safety and efficacy of each Assembly Molecule or Assembly Product that is the subject of an IND filed with a Regulatory Authority known to Assembly. Assembly has provided a true, complete and correct list of each Assembly Molecule and Assembly Product that has received IND approval from the FDA for each Assembly Program.

(m) Existing Assembly Programs and Agreements. Schedule 1.76 is a true and complete copy of all Existing Assembly Programs. There are no Assembly Third Party Agreements existing as of the Effective Date.

(n) Compliance and Qualifications.

(i) To Assembly’s Knowledge, Assembly and its Affiliates have conducted, and their respective contractors, licensees and consultants, have conducted all Research and Development under the Assembly Programs, and any Pre-Program Activities in accordance with all Applicable Laws,

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including current Good Clinical Practices, Good Laboratory Practices, Good Manufacturing Practices and the Declaration of Helsinki.

(ii) Assembly and its Affiliates and, to Assembly’s Knowledge, their licensees have generated, prepared, maintained and retained all regulatory documentation that is required to be maintained or retained with respect to any Assembly Programs or any Pre-Program Activities existing as of the Effective Date pursuant to and in accordance with Applicable Law, and all such regulatory documentation is true, complete and correct.

(iii) In connection with the collection, storage, transfer (including any transfer across national borders) or use of any information relating to identified or identifiable natural persons (collectively “Personal Information”) by or on behalf of Assembly or any of its Affiliates relating to any Pre-Program Activities or Assembly Program, Assembly and its Affiliates are in compliance in all material respects with all Applicable Laws in all relevant jurisdictions, internal privacy policies and the requirements of any contract or codes of conduct to which Assembly or any of its Affiliates is a party. Assembly and its Affiliates have commercially reasonable technical and organizational measures in place to ensure the security of all Personal Information it controls or processes. Assembly and its Affiliates are in compliance in all material respects with all Applicable Laws relating to breaches of security affecting Personal Information and associated notification obligations. Neither Assembly nor any of its Affiliates has received a written complaint regarding its collection, storage, transfer or use of Personal Information. Assembly agrees to execute or cause to be executed any additional clauses or agreements necessary to comply with data protection laws prior to the transfer of Personal Information.

(o) No Misrepresentation. To Assembly’s Knowledge, neither Assembly nor any of its Affiliates or licensees, nor any of its or their respective officers, employees or agents, has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Research or Development of the Assembly Molecules or Assembly Products, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the Research or Development of the Assembly Molecules or Assembly Products, or committed an act, made a statement, or failed to make a statement with respect to the Research or Development of the Assembly Molecules or Assembly Products that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous Applicable Laws in the Territory.

(p) Royalties and other Payments. There are no milestone payments, profit share obligations, royalty payments or other amounts, in each case, that are based on the Research, Manufacture, Development or Commercialization of the Assembly Molecules or Assembly Products required to be paid to a Third Party as a result of the Research, Manufacture, Development or Commercialization of the Assembly Molecules or Assembly Products under any agreement to which Assembly or any of its Affiliates is a party.

(q) No Government Funding. The inventions claimed in the Existing Assembly Licensed Patents owned by Assembly, and, to Assembly’s Knowledge, licensed to Assembly (i) were not conceived, discovered, developed, reduced to practice, generated or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (ii) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e), and (iii) are not otherwise subject to the provisions of the Bayh-Dole Act.

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(r) No Governmental Consents. Neither the execution, delivery and performance by Assembly of this Agreement or the Stock Purchase Agreement, nor the consummation by Assembly of the transactions contemplated hereby or thereby, will, other than filings required by the registration of the shares under the Securities Act of 1933, as amended, and such consents, approvals, authorizations or qualifications as may be required by the Financial Industry Regulatory Authority, Inc., the Nasdaq Stock Market, and under applicable state securities laws in connection with the purchase by Gilead of shares of Assembly’s common stock under the Stock Purchase Agreement, require Assembly or any of its Affiliates to (i) obtain any consent or authorization of, or (ii) give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

(s) Material Adverse Effect. Since the date of Assembly’s most recent Annual Report on Form 10-K, no Material Adverse Effect has occurred with respect to Assembly or any of its Affiliates, taken as a whole, except as previously publicly disclosed. “Material Adverse Effect” means [***].

(t) No Other IP. To Assembly’s Knowledge, there are no Patents or know-how owned or Controlled by any of its collaboration partners, licensors, sublicensors, licensees and sublicensees (including Patents or know-how jointly owned or jointly Controlled by such collaboration partner, licensor, sublicensor, licensee or sublicensee with Assembly or a Third Party) that are necessary or useful to Exploit any Assembly Molecule or Assembly Product as contemplated hereunder which Patents and know-how are not exclusively licensed to Gilead hereunder.

(u) Diligence. The representations and warranties of Assembly in this Agreement, and the information, documents and materials furnished to Gilead in connection with its period of diligence

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prior to the Effective Date, do not, taken as a whole, (i) contain any untrue statement of a material fact, or (ii) omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.

15.3 Representations and Warranties of Gilead. Except with respect to the Gilead [***] Program, Gilead hereby represents and warrants to Assembly as of the Effective Date except as set forth in (i) Schedule 15.3 (the “Gilead Schedule of Exceptions”) and (ii) the Existing Gilead Third Party Reps Schedule (which Schedule in this sub-clause (ii) shall instead apply to the Gilead [***] Program and any other matters related to any Existing Gilead Third Party Agreement), as follows:

(a) Title; Encumbrances. Gilead or one of its Affiliates solely or jointly owns or exclusively licenses from an entity that, to Gilead’s Knowledge, is entitled and authorized to grant an exclusive license and Controls the Gilead Licensed Patents, provided, however, that the foregoing shall not constitute a representation or warranty of non-infringement of a Third Party’s intellectual property rights. Gilead or one of its Affiliates has the right to grant the licenses to Assembly as purported to be granted pursuant to this Agreement. Neither Gilead nor any of its Affiliates has entered into any agreement (other than agreements with subcontractors) granting any right, interest or claim in or to, any Gilead Licensed IP to any Third Party that would conflict with the rights and licenses to Assembly as purported to be granted pursuant to this Agreement. Neither Gilead nor any of its Affiliates has previously entered into any agreement, whether written or oral, to assign, transfer, license, convey or otherwise encumber its right, title or interest in or to any Patent or other intellectual property or proprietary right or Information, in each case, that would be Gilead Licensed IP, but for such assignment, transfer, license, conveyance or encumbrance (except for non-exclusive licenses granted in the ordinary course, such as in agreements with subcontractors).

(b) Assignment of Rights. Each Person who has or has had any rights in or to any Gilead Licensed IP owned or purported to be owned by Gilead or one of its Affiliates has assigned and has executed an agreement assigning its entire right, title and interest in and to such Gilead Licensed IP to Gilead or one of its Affiliates. To Gilead’s Knowledge, no current officer, employee, agent, or consultant of Gilead or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Gilead Licensed Patents or other Gilead Licensed IP or of any employment contract relating to the relationship of any such Person with Gilead that is material to this Agreement.

(c) Patents. All Existing Gilead Licensed Patents are identified in Schedule 1.78. All Existing Gilead Licensed Patents for which Gilead controls prosecution and maintenance activities and, to Gilead’s Knowledge with respect to all other Existing Gilead Licensed Patents, in each case, are subsisting and are being diligently prosecuted in the patent offices indicated in Schedule 1.78 in accordance with Applicable Law and all such Existing Gilead Licensed Patents, to Gilead’s Knowledge, are not invalid or unenforceable in whole or in part. All applicable fees with respect to the Existing Gilead Licensed Patents for which Gilead controls prosecution and maintenance activities have been timely paid or will be timely paid (taking account of any permitted extensions). The Existing Gilead Licensed Patents in Schedule 1.78 represent all Patents within Gilead’s or its Affiliates’ ownership or control (by license or otherwise) that Gilead reasonably believes include claims covering the making, using or composition of matter of the Gilead Molecules or Gilead Products existing as of the Effective Date, or the Exploitation of any such Gilead Molecule or Gilead Product existing as of the Effective Date. To the extent required and applicable, Gilead or one of its Affiliates has properly recorded in the relevant U.S. and foreign patent offices the assignments, or other necessary documents, supporting its legal title to the Existing Gilead Licensed Patents. With respect to those Existing Gilead Licensed Patents for which Gilead controls prosecution and maintenance activities, Gilead and its Affiliates have presented, or will present prior to the pertinent patent office deadlines, all relevant references, documents or information of which they and the inventors are

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aware to the relevant patent examiner at the pertinent patent office, in connection with the prosecution of the pending patent applications included in such Existing Gilead Licensed Patents.

(d) No Infringement. To Gilead’s Knowledge, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate any Gilead Licensed IP. To Gilead’s Knowledge, there are no activities by Third Parties that would constitute infringement or misappropriation of the Gilead Licensed IP (in the case of pending claims, evaluating them as if issued).

(e) No Conflicts. The execution and delivery of this Agreement by Gilead does not, and the consummation of the transactions contemplated by this Agreement will not, (i) except for the rights granted to Assembly in this Agreement, result in the creation of any encumbrance on any of the material properties or assets relating to any Gilead Program, or (ii) conflict with, or result in any material violation of or default under (with or without notice, lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to (A) any provision of the organizational or governing documents of Gilead, in each case as amended to date, or (B) any material agreement applicable to Gilead’s or any of its Affiliates’ material properties or assets relating to any Gilead Program.

(f) In-Licenses and Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree of a Governmental Authority binding upon Gilead or any of its Affiliates with respect to any Gilead Program that has or would reasonably be expected to have, whether before or after the Effective Date, the effect of prohibiting or impairing any current or presently proposed business practice of Gilead or any of its Affiliates or the conduct of business by Gilead or any of its Affiliates as currently conducted or as presently proposed to be conducted by Gilead or any of its Affiliates for such Gilead Program.

(g) Copyrightable IP. To Gilead’s Knowledge, all works of authorship and all other materials subject to copyright protection included in Information owned or otherwise Controlled by Gilead or any of its Affiliates that is necessary or reasonably useful to Exploit any Gilead Molecule or Gilead Product were either created by employees of Gilead or its Affiliates within the scope of their employment or are otherwise works made for hire, or right, title and interest in and to such materials have been legally assigned or licensed to Gilead or such Affiliate to the extent necessary to provide Assembly with the rights granted to it hereunder, and all rights in all inventions and discoveries made, developed, conceived or reduced to practice by any employee or independent contractor of Gilead or any of its Affiliates during the course of their employment (or other retention) by Gilead or such Affiliate, and relating to or included in the Gilead Licensed Know-How or that are the subject of one or more Existing Gilead Licensed Patents, will be assigned in writing to Gilead or such Affiliate.

(h) Transfer of Rights. Gilead or one of its Affiliates has obtained the right (including under any Patents and other intellectual property rights) to use all Information and all other materials (including any formulations and manufacturing processes and procedures) developed or delivered by any Third Party under any agreements between Gilead or one of its Affiliates and any such Third Party with respect to any Gilead Program, to the extent necessary to provide Assembly with the rights granted to it hereunder, and Gilead or one of its Affiliates has the rights under each such agreement to transfer such Information or other materials to Assembly and its designees and to grant Assembly the right to use such Information or other materials in the Research, Development, Manufacture or Commercialization of the Gilead Molecules or Gilead Products as required to enable Assembly to Exploit the Gilead Molecules and the Gilead Products as contemplated hereunder. Gilead and its Affiliates are not in breach of any Existing Gilead Third Party Agreements with respect to the Gilead Programs.

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(i) Confidentiality of Know-How. With respect to those portions of the Gilead Licensed Know-How the confidentiality of which is material to the Exploitation of any Gilead Program, Gilead Molecule or Gilead Product existing as of the Effective Date, such portions of the Gilead Licensed Know-How have been kept confidential or have been disclosed to Third Parties only under terms of confidentiality or if published or otherwise publicly disclosed, were published or publicly disclosed in a manner that would not reasonably be expected to adversely impact the patentability of such Gilead Licensed Know-How. To Gilead’s Knowledge, no breach of confidentiality of such portions of Gilead Licensed Know-How has been committed by any Third Party.

(j) No Proceedings.

(i) Neither Gilead nor any of its Affiliates has received written notice of any threatened claim or litigation, or notice of any pending claim or litigation, and Gilead has no Knowledge of any reasonable basis for any such claim or allegation, whether or not asserted, alleging that (A) any Existing Gilead Licensed Patents are invalid or unenforceable, or (B) the use or practice of any Existing Gilead Licensed Patents or Gilead Licensed Know-How, or the disclosing, copying, making, assigning or licensing of any Existing Gilead Licensed Patents or Gilead Licensed Know-How, or the Research, Development, Commercialization or other Exploitation of the Gilead Molecules or Gilead Products included in any Gilead Program as contemplated herein, does or will violate, infringe, misappropriate or otherwise conflict or interfere with, any Patent or other intellectual property or proprietary right of any Third Party.

(ii) There is no private or Governmental Authority action, suit, proceeding, claim, mediation, arbitration or investigation pending before any Governmental Authority, or, to Gilead’s Knowledge, threatened against Gilead or any of its Affiliates or any of its or their respective assets or properties relating to any of the Gilead Programs or, to Gilead’s Knowledge, any of their respective directors, managers, officers or employees (in their capacities as such or relating to their employment, services or relationship with Gilead or any of its Affiliates), nor, to Gilead’s Knowledge, is there any reasonable basis for any such action, suit, proceeding, claim, mediation, arbitration or investigation, that, individually or in the aggregate, could reasonably be expected to materially impair the ability of Gilead to perform any of its obligations under this Agreement. There is no judgment, decree, injunction or order against Gilead or any of its Affiliates, or, to Gilead’s Knowledge, any of its or their respective assets or properties, relating to the Gilead Programs or, to Gilead’s Knowledge, any of their respective directors, managers, officers or employees (in their capacities as such or relating to their employment, services or relationship with Gilead or any of its Affiliates). Neither Gilead nor any of its Affiliates has any action, suit, proceeding, claim, mediation, arbitration or investigation pending against any other Person relating to the Gilead Programs.

(k) No Misappropriation. To Gilead’s Knowledge, the conception and reduction to practice of any inventions and the use or development of any other Information within the Gilead Licensed IP that is owned or in-licensed by Gilead have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party; provided, however, that the foregoing shall not constitute a representation or warranty of non-infringement of a Third Party’s intellectual property rights.

(l) Compliance and Qualifications. To Gilead’s Knowledge, Gilead and its Affiliates have conducted, and their respective contractors, licensees and consultants, have conducted all Research under the Gilead Programs in accordance with all Applicable Laws, including current Good Laboratory Practices and the Declaration of Helsinki.

(m) Royalties and other Payments. Except as provided in the Gilead Schedule of Exceptions, there are no milestone payments, profit share obligations, royalty payments or other amounts,

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in each case, that are based on the Research, Manufacture, Development or Commercialization of the Gilead Molecules or Gilead Products required to be paid to a Third Party as a result of the Research, Manufacture, Development or Commercialization of the Gilead Molecules or Gilead Products under any agreement to which Gilead or any of its Affiliates is a party.

(n) No Government Funding. The inventions claimed in the Existing Gilead Licensed Patents owned by Gilead, and, to Gilead’s Knowledge, licensed to Gilead (i) were not conceived, discovered, developed, reduced to practice, generated or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (ii) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e), and (iii) are not otherwise subject to the provisions of the Bayh-Dole Act.

(o) No Governmental Consents. Neither the execution, delivery and performance by Gilead of this Agreement or the Stock Purchase Agreement, nor the consummation by Gilead of the transactions contemplated hereby or thereby (for clarity, excluding the possible option exercise transactions), will, other than filings required (i) by applicable Antitrust Law or (ii) by the registration of the shares under the Securities Act of 1933, as amended, and such consents, approvals, authorizations or qualifications as may be required by the Financial Industry Regulatory Authority, Inc., the Nasdaq Stock Market, and under applicable state securities laws in connection with the purchase by Gilead of shares of Assembly’s common stock under the Stock Purchase Agreement, require Gilead to (i) obtain any consent or authorization of, or (ii) give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

15.4 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE XV OR IN ANY ANCILLARY AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

15.5 Post-Effective Date Covenants.

(a) Use of Proceeds. Without limiting Assembly’s obligations under ARTICLE III, during the Term, Assembly shall in good faith dedicate and apply the Upfront Consideration, plus all net proceeds paid to Assembly by Gilead pursuant to the Stock Purchase Agreement, Option Continuation Payments and [***] to the Assembly R&D Activities, Research and Development activities across all current and future programs (including Assembly Programs, Excluded Assembly Programs and Non-Optioned Gilead Programs), Molecules and products, and other similar activities, including general corporate activities, intended to support the foregoing activities. Without limiting the generality of the foregoing, the foregoing funds shall not be used at any time during the Term to (i) pay dividends or make any other distributions on capital stock of Assembly; (ii) repurchase, redeem or reacquire any shares of its capital stock; or (iii) service or pay off any debt or loan of Assembly or its Affiliates. After the Effective Date and until Gilead no longer has any Option rights, Assembly shall not acquire, license or otherwise obtain rights to any assets, business or company if such acquisition, license or rights to assets do not include Commercialization rights in at least the U.S.

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(b) Conduct of Business.

(i) Assembly shall, and shall cause each of its Affiliates to, except as otherwise contemplated by the terms of this Agreement, (A) conduct its business in the ordinary course, consistent with past practice as currently proposed to be conducted hereunder, (B) preserve intact and unencumbered its material assets and properties (including Assembly Licensed IP and all other intellectual property relating to any Pre-Program Activities, any Assembly Program, Optioned Program or Non-Optioned Gilead Program, whether or not any such intellectual property may also relate to any Excluded Assembly Molecule), contracts and licenses that relate to any Assembly Program, Optioned Program or Non-Optioned Gilead Program, and (C) maintain business relationships with licensors, licensees, Governmental Authorities and others having material business dealings with Assembly relating to any Assembly Program, Optioned Program or Non-Optioned Gilead Program, provided that the foregoing is not meant in any way to derogate from any rights expressly provided to Assembly in this Agreement.

(ii) With respect to each Assembly Program, until the end of the Assembly Program Period for such Assembly Program, and any Pre-Program Activities, Assembly shall not, and shall cause its Affiliates not to, commit any act or knowingly permit the occurrence of any omission that, (A) if such action had been committed or such omission had occurred prior to the Effective Date, would have caused any of the representations and warranties of Sections 15.1 and 15.2 to be untrue or materially misleading with respect to such Assembly Program or such Pre-Program Activities as of the Effective Date (including, if such Assembly Program or Pre-Program Activities arose after the Effective Date, as if such Assembly Program or Pre-Program Activities had existed as of the Effective Date) or (B) would cause any of the Assembly Option Exercise Representations with respect to an Assembly Program or any Pre-Program Activities to be untrue or materially misleading as of any Option Bringdown Date for such Assembly Program or such Pre-Program Activities, subject only to the Assembly Option Schedule of Exceptions with respect to the Assembly Option Exercise Representations as delivered as of such Option Bringdown Date.

(c) Conduct of Program-Related Activities.

(i) Each Party covenants that with respect to all intellectual property that it licenses to the other Party under this Agreement that is, may be or becomes subject to the Bayh-Dole Act, such licensing Party shall, and shall cause its Affiliates and the relevant research partners to, continue to comply with the applicable provisions of the Bayh-Dole Act, in a manner that protects and preserves such licensing Party’s right, title and interest in the subject intellectual property to the maximum extent permitted by Applicable Law.

(ii) Each Party shall, and shall cause its Affiliates and its and their respective contractors, licensees and consultants to, conduct (as applicable) all Pre-Program Activities and Research and Development of the Assembly Molecules, Assembly Products, Optioned Molecules, Optioned Products, Non-Optioned Gilead Molecules, Non-Optioned Gilead Products and all other activities undertaken pursuant to this Agreement in accordance with Applicable Law. Without limitation of the foregoing sentence, each Party shall, and shall cause its Affiliates and its and their respective licensees, to employ Persons with appropriate knowledge, expertise and experience to conduct and to oversee the conduct of Nonclinical Studies and Clinical Trials with respect to the Assembly Molecules, Assembly Products, Optioned Molecules, Optioned Products, Non-Optioned Gilead Molecules and Non-Optioned Gilead Products.

(iii) With respect to all Pre-Program Activities, each Assembly Program until the end of the Assembly Program Period for such Assembly Program, each Optioned Program until the end of the Term for such Optioned Program and each Non-Optioned Gilead Program until the end of the Term

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for such Non-Optioned Gilead Program, neither Assembly nor its Affiliates shall enter into any agreement with any Third Party, whether written or oral, with respect to, or otherwise assign, transfer, license, convey, dispose of or encumber its right, title or interest in or to, the Assembly Licensed IP or Gilead Licensed IP in each case relating to such Pre-Program Activities, Assembly Program, Optioned Program or Non-Optioned Gilead Program, as applicable, that creates a conflict with the rights granted by (or purported to be granted by) Assembly to Gilead under this Agreement or that prevents Assembly from performing its obligations under this Agreement or that prevents Gilead from exercising its rights hereunder. Without limiting the foregoing, if Assembly desires to enter into an agreement with a Third Party to collaborate on Pre-Program Activities or an Assembly Program, Assembly shall provide Gilead with the proposed agreement for review and comment, which comments Assembly shall consider in good faith; notwithstanding the foregoing, Assembly may redact the financial terms of such agreement, provided that Assembly agrees to be solely responsible for such financials. In all events, any such collaboration agreement shall acknowledge that Gilead has exclusive option rights under this Agreement and shall allow Gilead to step-in for Assembly with respect to such rights and obligations of Assembly following Gilead’s exercise of the applicable Option.

(iv) Except in a manner that would not create a material conflict with the rights granted or purported to be granted by Assembly to Gilead under this Agreement or as expressly permitted under this Agreement, with respect to (A) all Pre-Program Activities, (B) each Assembly Program until the end of the Assembly Program Period for such Assembly Program, (C) each Optioned Program until the end of the Term for such Optioned Program and (D) each Non-Optioned Gilead Program until the end of the Term for such Non-Optioned Gilead Program, neither Assembly nor its Affiliates shall, sell, out-license or otherwise dispose of any material assets or other material rights relating to any portion of such Pre-Program Activities, such Assembly Program, such Optioned Program or such Non-Optioned Gilead Program, as applicable (other than non-exclusive, non-commercial licenses granted in the ordinary course, including through clinical trial agreements, research agreements with academic institutions and non-profit organizations, service agreements, material transfer agreements and other similar agreements relating to such Pre-Program Activities or such Assembly Program); grant any security interest or otherwise encumber any such material assets or other material rights (including Assembly Licensed IP, Gilead Licensed IP and all other intellectual property relating to such Assembly Program, Optioned Program or Non-Optioned Gilead Program, as applicable) relating to any portion of such Pre-Program Activities, such Assembly Program, such Optioned Program, or such Non-Optioned Gilead Program as applicable.

(d) Partner-Related Covenants.

(i) The Existing Gilead Third Party Obligations Schedule contains any obligations under Gilead Third Party Agreements that would be required to be imposed on Assembly as a sublicensee under such agreements. Gilead and its Affiliates shall (x) comply with any material Gilead Third Party Agreement during its term, (y) not materially breach, terminate or cause to be terminated such agreement, and (z) keep Assembly reasonably informed of any new or revised contractual terms therein, in each case of (x)-(z) with respect to Gilead Programs and shall [***].

(e) Structures of Assembly Molecules. [***].

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(f) Corporate Compliance Program.

(i) [***].

(ii) In the Profit-Share Territory, each Party shall notify the other Party of the existence of any Third Party complaint or government inquiry, subpoena or investigation to which the Party or any of its Affiliates is subject and that specifically relates to or seeks information on the activities under this Agreement. Nothing in this Section 15.5(f) requires either Party to provide privileged or confidential information to the other Party or undertake any action that it reasonably believes not to be in its own best interest, except that in no event can either Party decline to provide the other Party any notice required under this Section 15.5(f).

15.6 Compliance Violations. Without limiting the indemnification, termination, dispute resolution and other rights of either Party hereunder, in the event that either Party has a good faith belief that the other Party has materially violated or is materially violating Applicable Law in connection with any Pre-Program Activities, an Assembly Program, an Optioned Program or a Non-Optioned Gilead Program, or if it believes in good faith that the other Party has materially breached any of its compliance-related representations and covenants in this Agreement or in any Ancillary Agreement and desires to have a discussion regarding the same, then upon such Party’s request, the Parties shall promptly convene a meeting of appropriate representatives from each Party within [***] Business Days after such request, which may, at the request of the requesting Party, be required to include either or both of each Party’s general counsel or chief compliance officer. At such meeting, the Parties’ representatives shall agree in writing upon a plan to rectify the situation and the notified Party shall take such action as required under the plan. If the Parties’ representatives are not able to agree upon a plan within [***] Business Days after such meeting begins, then the requesting Party may, at its expense, designate an independent Third Party with experience in compliance counseling in the area of concern to conduct an audit of the conduct about which the requesting Party is concerned. Such Third Party shall be chosen within [***] Business Days after the end of the preceding [***]-Business Day period, shall complete its work as soon as practicable as determined by such Third Party and shall provide its report to both Parties within [***] Business Days of completing its audit. The Parties shall then, to the extent necessary, negotiate an

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implementation plan within [***] Business Days after the receipt of such Third Party’s report. If the Parties are unable to agree upon such implementation plan, the Third Party [***]. The Party that is the subject of the implementation plan shall use its best efforts to conduct the activities set forth in the implementation plan as promptly as practicable. If the Party that is subject to the implementation plan is unable to implement the plan within [***] days, the requesting Party shall be entitled to require the implementing Party [***].

ARTICLE XVI

INDEMNIFICATION

16.1 Indemnification by Assembly. Assembly shall defend, indemnify and hold Gilead, its Affiliates and its and their respective officers, directors, employees and agents (the “Gilead Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonably incurred attorneys’ fees and costs and expenses of litigation (collectively, “Losses”) incurred by such Gilead Indemnitees, to the extent resulting from claims, suits, proceedings or causes of action brought by or on behalf of such Third Party (collectively, “Third Party Claims”) that arise from or are based on:

(a) the breach of any of Assembly’s representations, warranties, covenants or obligations under this Agreement;

(b) the willful misconduct or gross negligence of any of the Assembly Indemnitees (as defined below) in connection with this Agreement;

(c) the violation of Applicable Law by any of the Assembly Indemnitees (as defined below) in connection with this Agreement;

(d) except as otherwise provided in Section 14.7 or in a separate written agreement between the Parties, (i) the conduct of the Pre-Program Activities or Exploitation of a molecule or product that is the subject of any Pre-Program Activities or any Assembly Molecule or Assembly Product, or (ii) the Exploitation of any Excluded Assembly Molecule, Excluded Assembly Product, Non-Optioned Gilead Molecule, Non-Optioned Gilead Product or Terminated Product with respect to which this Agreement, in each case ((i) and (ii)), by or on behalf of Assembly or any of its Affiliates, or any of its or their licensees, sublicensees, distributors or subcontractors; or

(e) the (i) exercise of any rights under any license or right of reference by or on behalf of Assembly or any of its Affiliates, or any of its or their licensees, sublicensees, distributors or subcontractors; or (ii) use of any Regulatory Materials, Regulatory Approvals, Trademarks or Information by or on behalf of Assembly or any of its Affiliates, in each case ((i) and (ii)), granted, transferred or made available to Assembly or any of its Affiliates by or on behalf of Gilead or any of its Affiliates in accordance with the provisions of ARTICLE XVIII following or in connection with termination of this Agreement;

except, in the case of clauses (a) through (e), for those Losses for which Gilead, in whole or in part, has an obligation to indemnify any Assembly Indemnitee (as defined below) pursuant to Section 16.2 or under any Ancillary Agreement, as to which Losses each Party shall indemnify the other to the extent of their respective responsibility for the Losses. Assembly acknowledges and agrees that the terms of any separate written agreement contemplated to be entered into in accordance with this Agreement shall include

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indemnity obligations generally consistent with the allocation of liability between the Parties in this Agreement.

16.2 Indemnification by Gilead. Gilead shall defend, indemnify and hold Assembly, its Affiliates and its and their respective officers, directors, employees and agents (the “Assembly Indemnitees”) harmless from and against any and all Losses incurred by such Assembly Indemnitees, to the extent resulting from Third Party Claims that arise from or are based on:

(a) the breach of any of Gilead’s representations, warranties, covenants or obligations under this Agreement;

(b) the willful misconduct or gross negligence of any of the Gilead Indemnitees in connection with this Agreement;

(c) the violation of Applicable Law by any of the Gilead Indemnitees in connection with this Agreement;

(d) except as otherwise provided in Section 14.7, the Exploitation of any Optioned Molecule or Optioned Product by or on behalf of Gilead or any of its Affiliates, excluding any Shared Development Losses and Shared Commercialization Losses (which shall be allocated as set forth in Section 16.4 and Section 16.5, respectively); or

(e) the (i) exercise of any rights under any license or right of reference by or on behalf of Gilead or any of its Affiliates, or any of its or their licensees, sublicensees, distributors or subcontractors; or (ii) use of any Regulatory Materials, Regulatory Approvals, Trademarks or Information by or on behalf of Gilead or any of its Affiliates, in each case ((i) and (ii)), granted, transferred or made available to Gilead or any of its Affiliates by or on behalf of Assembly or any of its Affiliates in accordance with the provisions of ARTICLE XVIII following or in connection with termination of this Agreement;

except, in the case of clauses (a) through (d), for those Losses for which Assembly, in whole or in part, has an obligation to indemnify any Gilead Indemnitee pursuant to Section 16.1 or under any Ancillary Agreement, as to which Losses each Party shall indemnify the other to the extent of their respective responsibility for the Losses. Gilead acknowledges and agrees that the terms of any separate written agreement contemplated to be entered into in accordance with this Agreement shall include indemnity obligations generally consistent with the allocation of liability between the Parties in this Agreement.

16.3 Indemnification Procedures. All indemnification claims with respect to a Gilead Indemnitee or Assembly Indemnitee (each, an “Indemnitee”) shall be made solely by Gilead or Assembly, as applicable. The Party claiming indemnity under this ARTICLE XVI (the “Indemnified Party”) shall give written notice to the Party from which indemnity is being sought (the “Indemnifying Party”) promptly after learning of the Third Party Claim for which indemnity is being sought. The Indemnifying Party’s obligations to defend, indemnify, and hold harmless pursuant to Section 16.1 or 16.2, as applicable, shall be reduced to the extent the Indemnified Party’s delay in providing notification pursuant to the previous sentence results in actual prejudice to the Indemnifying Party. At its option, the Indemnifying Party may assume the defense of any Third Party Claim for which indemnity is being sought by giving written notice to the Indemnified Party within [***] days after receipt of the notice of the Third Party Claim. The assumption of defense of a Third Party Claim shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. The Indemnified Party shall provide the Indemnifying Party with

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reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of any Third Party Claim. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense, subject to the Indemnifying Party’s right to assume and conduct the defense of the Third Party Claim with counsel of its choice. If the Indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, then (a) the Indemnified Party may defend against such Third Party Claim (and the Indemnified Party need not consult with the Indemnifying Party in connection therewith), and (b) the Indemnified Party reserves any rights it may have under this ARTICLE XVI to obtain indemnification from the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall not settle any Third Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed, unless the settlement involves only the payment of money for which the Indemnifying Party is responsible, contains no admission of liability or fault with respect to the Indemnified Party or its Indemnitees, and places no obligations other than financial on the Indemnified Party or its Indemnitees not set forth herein. The Indemnified Party shall not settle any Third Party Claim for which it has or will exercise its right under this ARTICLE XVI to obtain indemnification from the Indemnifying Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

16.4 Shared Development Losses.

(a) Following Assembly’s exercise of a Profit-Share Option with respect to an Optioned Program, Gilead share bear [***] percent ([***]%), and Assembly shall bear [***] percent ([***]%), of any Losses incurred by any Gilead Indemnitee or Assembly Indemnitee (collectively, “Party Indemnitees”) to the extent resulting from Third Party Claims against any such Party Indemnitee that arise from or are based on the performance of any activities under a Profit-Share Program and with respect to which R&D Costs are shared by the Parties under Section 12.11 (Gilead bearing [***]%, and Assembly bearing [***]%), to the extent (i) not arising from or based on the events described in clauses (a), (b), (c), and (e), of Section 16.1 or clauses (a), (b) and (c) of Section 16.2 or (ii) not otherwise provided in Section 14.7 (any such Losses, “Shared Development Losses” and any such Third Party Claims, “Shared Development Claims”). If either Party receives notice of any Shared Development Claim, such Party shall inform the other Party in writing as soon as reasonably practicable, and the Parties shall discuss a strategy for defending such Shared Development Claim.

(b) At its option, Gilead may assume the defense of any Shared Development Claim by giving written notice to Assembly within [***] days after the notice of the Shared Development Claim. If Gilead does not assume and conduct the defense of a Shared Development Claim as provided in the preceding sentence, then Assembly may defend against such Shared Development Claim. The non-defending Party shall provide the defending Party with reasonable assistance in connection with the defense of any Shared Development Claim, and the defending Party shall keep the non-defending Party reasonably informed as to the status of such defense and any material issues arising in connection therewith. The non-defending Party may participate in and monitor such defense with counsel of its own choosing, subject to the defending Party’s right to assume and conduct the defense of the Shared Development Claim with counsel of its choice. Neither Party shall settle any Shared Development Claim without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed.

16.5 Shared Commercialization Losses.

(a) Gilead shall bear [***] percent ([***]%), and Assembly shall bear [***] percent ([***]%), of any Losses incurred by any Party Indemnitees to the extent resulting from Third Party Claims against any such Party Indemnitee that arise from or are based on the performance of any Co-Promotion activities under a Profit-Share Program in the Profit-Share Territory, if any, with respect to which

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Commercialization costs are shared [***] by the Parties under Section 12.12, to the extent (i) not arising from or based on the events described in clauses (a)-(e) of Section 16.1 or clauses (a), (b), (c) and (e) of Section 16.2 or (ii) not otherwise provided in Section 14.7 (any such Losses, “Shared Commercialization Losses” and any such Third Party Claims, “Shared Commercialization Claims”). If either Party receives notice of any Shared Commercialization Claim, such Party shall inform the other Party in writing as soon as reasonably practicable, and the Parties shall discuss a strategy for defending such Shared Commercialization Claim.

(b) At its option, Gilead may assume the defense of any Shared Commercialization Claim by giving written notice to Assembly within [***] days after the notice of the Shared Commercialization Claim. If Gilead does not assume and conduct the defense of a Shared Commercialization Claim as provided in the preceding sentence, then Assembly may defend against such Shared Commercialization Claim, and the defending Party shall keep the non-defending Party reasonably informed as to the status of such defense and any material issues arising in connection therewith. The non-defending Party shall provide the defending Party with reasonable assistance in connection with the defense of any Shared Commercialization Claim. The non-defending Party may participate in and monitor such defense with counsel of its own choosing, subject to the defending Party’s right to assume and conduct the defense of the Shared Commercialization Claim with counsel of its choice. Neither Party shall settle any Shared Commercialization Claim without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed.

16.6 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES, INCLUDING (OTHER THAN WITH RESPECT TO PAYMENTS OWED FOR OPERATING PROFIT OR OPERATING LOSSES PURSUANT TO SECTION 12.12) FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY TORT CLAIMS ARISING HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 16.6 IS INTENDED, OR SHALL BE CONSTRUED, TO LIMIT OR RESTRICT (A) THE RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTIONS 16.1, 16.2, 16.4 OR 16.5; (B) LIABILITY FOR A PARTY’S BREACH OF THE LICENSES GRANTED TO OR BY SUCH PARTY PURSUANT TO ARTICLE XIII OR ARTICLE XVIII; (C) LIABILITY FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE XVII; OR (D) LIABILITY IN THE CASE OF A PARTY’S FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.

16.7 Insurance. Each Party shall maintain in full force and effect during the Term insurance required by Applicable Law in each country where such Party performs any activities under this Agreement. Without limiting the foregoing, each Party shall maintain in full force and effect during the Term either reasonable self-insurance with the ability to cover the liabilities of such Party that could reasonably occur in view of the activities of such Party under this Agreement and the Ancillary Agreements, or insurance policies with the following insurance coverages, with limits of liability not less than those specified below:

(a) Commercial general liability with minimum limits of $[***] each occurrence and $[***] general aggregate, including coverage for premises liability, personal and advertising injury, contractual liability and broad form property damage;

(b) Products and completed operations liability with minimum limits of $[***] each occurrence and $[***] general aggregate;

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(c) Clinical trial liability with minimum limits of $[***] each occurrence and $[***] general aggregate;

(d) Workers’ compensation insurance in compliance with Applicable Law of the state or other jurisdiction in which activities are performed under this Agreement and employer’s liability insurance in amounts not less than $[***] bodily injury by accident-each accident, $[***] bodily injury by disease-policy limit and $[***] bodily injury by disease-each employee. Where permitted by Applicable Law, such policies shall contain a waiver of the insurer’s subrogation rights against the other Party;

(e) All insurance programs required to be maintained hereunder shall be from insurers having an A.M. Best rating of [***] or better, or its equivalent;

(f) Automobile liability insurance for bodily injury, property damage and automobile contractual liability covering all owned, hired and non-owned autos with a combined single limit of liability for each accident of not less than $[***]; and

(g) To the extent requested by the other Party, each Party shall provide the other with an original certificate of insurance evidencing that (i) all such insurance coverages are in effect, and (ii) none of the required policies of insurance shall be terminated or canceled by insurers except upon at least [***] days’ written notice to the other Party. Nothing contained in this Section 16.7 is intended, or shall be construed, to limit either Party’s indemnity obligations.

ARTICLE XVII

CONFIDENTIALITY

17.1 Confidentiality Obligations.

(a) Confidential Information. “Confidential Information” means, with respect to a Party or any of its Affiliates, and subject to Section 17.1(a)(i) through Section 17.1(a)(v), all information that is disclosed by or on behalf of such Party or any of its Affiliates to the other Party or any of its Affiliates under this Agreement, any Ancillary Agreement or the Stock Purchase Agreement, except to the extent any such other agreement expressly provides otherwise. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the Term and for [***] years thereafter, it shall, and shall cause its Affiliates to, keep confidential and not publish or otherwise disclose to any Third Party, and not use for any purpose other than as provided for in this Agreement or any Ancillary Agreement, any Confidential Information of the other Party or any of its Affiliates. Gilead Licensed Know-How, Assembly Licensed Know-How and Collaboration Know-How, in each case, directed to an Optioned Program will be the Confidential Information of Gilead (and Assembly will be deemed the receiving Party thereto) beginning as of the Option Exercise Closing for such Optioned Program until expiration or termination of this Agreement with respect to such Optioned Program. Gilead Licensed Know-How, Assembly Licensed Know-How and Collaboration Know-How, in each case, directed to an Assembly Program will be the Confidential Information of Assembly (and Gilead will be deemed the receiving Party thereto) for the applicable Assembly Program Period. Gilead Licensed Know-How, Assembly Licensed Know-How and Collaboration Know-How, in each case, directed to a Non-Optioned Gilead Program or Excluded Assembly Program will be the Confidential Information of Assembly (and Gilead will be deemed the receiving Party thereto) upon the date that such Non-Optioned Gilead Program or Excluded Assembly Program was designated as such in accordance with the terms of this Agreement until the expiration or termination of this Agreement with respect to such program.

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Notwithstanding the foregoing, Confidential Information of a Party or its Affiliates shall exclude that portion of such information that the receiving Party (or the receiving Party’s applicable Affiliate) can demonstrate by competent written proof:

(i) was already known to the receiving Party or any of its Affiliates, other than under an obligation of confidentiality, at the time of disclosure to the receiving Party or any of its Affiliates;

(ii) was generally available to the public or part of the public domain at the time of its disclosure to the receiving Party or any of its Affiliates;

(iii) became generally available to the public or part of the public domain after its disclosure and other than through any breach of this Agreement, the Existing Confidentiality Agreement or any Ancillary Agreement by the receiving Party or any of its Affiliates;

(iv) was subsequently disclosed to the receiving Party or any of its Affiliates without obligations of confidentiality by a Third Party without obligations of confidentiality with respect thereto; or

(v) was independently discovered or developed by the receiving Party or any of its Affiliates without the aid, application, or use of the other Party’s Confidential Information;

provided that (x) sub-clause (i) above will not apply to any Assembly Licensed Know-How, Gilead Licensed Know-How or Collaboration Know-How and (y) specific disclosures made under this Agreement shall not be deemed to be subject to any of the foregoing exceptions merely because they are embraced by general disclosures in the public knowledge or literature or in the possession of the receiving Party or its Affiliates, and any combination of features disclosed under this Agreement shall not be deemed subject to the above exceptions merely because individual features are in the public knowledge or literature or in the possession of the receiving Party or its Affiliates. The Parties acknowledge that Confidential Information has been provided by the Parties (or their Affiliates) to each other prior to the Effective Date pursuant to the Existing Confidentiality Agreement, including the terms and conditions thereof. The Parties agree that as of the Effective Date, all such Confidential Information shall be protected by the terms and conditions of this Agreement, which shall replace those of such Existing Confidentiality Agreement.

17.2 Authorized Disclosure of Confidential Information. Notwithstanding Section 17.1, each Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following situations:

(a) filing or prosecuting Assembly Licensed Patents, Gilead Licensed Patents, Gilead Collaboration Patents or Joint Collaboration Patents in accordance with ARTICLE XIV with the consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned;

(b) regulatory filings and other filings with the FDA or other Governmental Authorities (including Regulatory Authorities), with respect to an Optioned Product or Non-Optioned Gilead Product as permitted hereunder;

(c) securities filings and other filings with the SEC or other Governmental Authorities, provided that any such disclosure in a filing with the SEC is, in the opinion of outside counsel, required;

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(d) responding to a valid order of a court of competent jurisdiction or other competent authority, or in the opinion of the receiving Party’s legal counsel, making such disclosure as required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party (or its parent entity) are listed (or to which an application for listing has been submitted); provided that the receiving Party shall, to the extent reasonably practicable under the circumstances, first have given to the disclosing Party notice and a reasonable opportunity to quash the order or obtain a protective order requiring that the Confidential Information be held in confidence or used only for the purpose for which the order was issued or such disclosure was required by Applicable Law or such rules; and provided further that if such order is not quashed or a protective order is not obtained, the Confidential Information disclosed shall be limited to the information that is legally required to be disclosed;

(e) disclosure to its Affiliates and its and its Affiliates’ officers, directors, employees, agents and advisors, and any other Third Parties, in each case, only on a need-to-know basis and solely in connection with the performance by the disclosing Party of its obligations or the exercise of its rights under this Agreement (including with respect to the Development, Manufacturing and Commercialization of Optioned Products and Non-Optioned Gilead Products), provided that prior to any such disclosure, each disclosee other than an advisor must be bound by obligations of confidentiality and non-use at least equivalent in scope as those set forth in Section 17.1 and Section 17.2 and each advisor must be bound by obligations of confidentiality and non-use that are commercially reasonable;

(f) with prior notice to the other Party as permitted by Applicable Law, disclosure of the material terms of this Agreement or any Ancillary Agreement to [***]; provided that each disclosee must be bound by obligations of confidentiality and non-use that are commercially reasonable prior to any such disclosure;

(g) a copy of this Agreement and other reports, information and notices provided hereunder to any counterparty of a Gilead Third Party Agreement or Assembly Third Party Agreement as required to be disclosed under such agreement or to otherwise fulfill such Party’s obligations under such agreement (in each case, subject to the confidentiality terms therein); and

(h) disclosure of any Collaboration Know-How or status reports (including data from any Clinical Trials) by either Party (i) with the consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned; provided that each disclosee must be bound by obligations of confidentiality and non-use at least equivalent in scope as those set forth in Section 17.1 and Section 17.2 prior to any such disclosure, or (ii) pursuant to Section 17.4.

[***].

Notwithstanding the foregoing, in the event that a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 17.2(a), 17.2(b), 17.2(c) or 17.2(d) it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure (and, in no event, less than [***] Business Days) and use reasonable efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

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17.3 Terms of Agreements.

(a) The Parties agree that the terms of this Agreement, any Ancillary Agreements, the Stock Purchase Agreement, and the Investor Rights Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Section 17.2 and this Section 17.3. The Parties have agreed to make a joint public announcement of the execution of this Agreement in mutually agreed form on the Effective Date.

(b) After release of such press release, if either Party or any of its Affiliates desires to make a press release or other similar public announcement concerning the terms of this Agreement or any Ancillary Agreement, such Party shall give reasonable prior advance notice of the proposed text of such press release or announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld, conditioned or delayed. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any Ancillary Agreement that have already been publicly disclosed by such Party or such Party’s Affiliates, or by the other Party or any of its Affiliates, in accordance with this Section 17.3; provided that such information remains accurate as of such repeat.

(c) The Parties acknowledge that either or both Parties (or their respective parent entities) may be obligated to make a filing (including to file a copy of this Agreement and the Stock Purchase Agreement) with the SEC or other Governmental Authorities. Each Party shall be entitled to make such a required filing, provided that it shall (i) agree (such agreement not to be unreasonably withheld, conditioned or delayed) with the other Party in advance regarding the form of the redacted copy of this Agreement and the Stock Purchase Agreement to be so filed (the “Redacted Agreements”), (ii) request, and use commercially reasonable efforts consistent with Applicable Laws to obtain, confidential treatment of all terms redacted from this Agreement and the Stock Purchase Agreement, as reflected in the Redacted Agreements, for a period of at least [***] years, (iii) promptly deliver to the other Party any written correspondence received by it or its representatives from such Governmental Authority with respect to such confidential treatment request and promptly advise the other Party of any other material communications between it or its representatives with such Governmental Authority with respect to such confidential treatment request, (iv) upon the written request of the other Party, if legally justifiable, request an appropriate extension of the term of the confidential treatment period, and (v) if such Governmental Authority requests any changes to the redactions set forth in the Redacted Agreements, use commercially reasonable efforts consistent with Applicable Laws to support the redactions in the Redacted Agreements as originally filed and not agree to any changes to the Redacted Agreements without, to the extent practical, first discussing such changes with the other Party and taking the other Party’s comments into consideration when deciding whether to agree to such changes. Each Party shall be responsible for its own legal and other external costs and expenses in connection with any such filing, registration or notification.

17.4 Public Disclosures of Data.

(a) Publications.

(i) “Publication” means, with respect to any information, data or results, the public disclosure of such information, data and results, including any oral presentation or abstract of such data and results at scientific and medical conferences or publications of, or investor communications regarding, such information, data and results in peer-reviewed journals.

(ii) Pre-Program Activities. Assembly may make Publications regarding the Pre-Program Activities in its sole discretion and no Gilead review or approval shall be required; provided,

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however, that Assembly shall use reasonable efforts to provide Gilead advanced written notice of such proposed Publication.

(iii) Assembly Programs. For each Assembly Program, and subject to the Gilead Third Party Obligations Schedule with respect to Gilead Programs, (a) the JRC shall establish, and inform the JSC of, a Publication strategy regarding Publications that contain any information, data or results arising from Research activities with respect to any Assembly Molecule or Assembly Product under such Assembly Program (including any data or results of Nonclinical Studies) and (b) the JDC shall establish, and inform the JSC of, a Publication strategy regarding Publications that contain any information, data or results arising from Development activities with respect to any Assembly Molecule or Assembly Product under such Assembly Program (including any data or results from Clinical Trials). Each Publication strategy shall be consistent with the Research Plan and Development Plan, as applicable, and may be amended by the relevant Committee from time to time. Each Party shall disclose such Publications consistent with such Publication strategy and, for Gilead Programs, any applicable terms of the Gilead Third Party Obligations Schedule; provided that the Party proposing a Publication shall provide the other Party a reasonable opportunity to review the proposed Publication, including by providing to such other Party at least [***] Business Days prior to its intended submission for poster publication, oral presentation or abstract of any data and results at scientific and medical conferences and [***] Business Days prior to its intended submission of manuscripts and journal publications. If the other Party offers any comments on the Publication, the submitting Party shall consider such comments in good faith.

(iv) Optioned Programs. Gilead shall maintain a Publication plan regarding Publications that contain any information, data or results with respect to each Optioned Program (including any data or results of Clinical Trials or Nonclinical Studies). Gilead shall provide such Publication plans to Assembly for its review. Gilead shall disclose such Publications consistent with the applicable Publication plan; provided that Gilead shall provide Assembly a reasonable opportunity to review each proposed Publication, including by providing to Assembly at least [***] Business Days prior to its intended submission for poster publication, oral presentation or abstract of any data and results at scientific and medical conferences and [***] Business Days prior to its intended submission of manuscripts and journal publications. If Assembly offers any comments on the Publication, Gilead shall consider such comments in good faith.

(v) Non-Optioned Gilead Programs. Assembly shall maintain a Publication plan regarding Publications that contain any information, data or results with respect to each Non-Optioned Gilead Program (including any data or results of Clinical Trials or Nonclinical Studies). Assembly shall provide such Publication plans to Gilead for its review. Assembly shall disclose such Publications consistent with the applicable Publication plan; provided that Assembly shall provide Gilead a reasonable opportunity to review each proposed Publication, including by providing to Gilead at least [***] Business Days prior to its intended submission for poster publication, oral presentation or abstract of any data and results at scientific and medical conferences and [***] Business Days prior to its intended submission of manuscripts and journal publications. If Gilead offers any comments on the Publication, Assembly shall consider such comments in good faith. For clarity, the foregoing is subject to any applicable terms of the Gilead Third Party Obligations Schedule with respect to Gilead Programs.

(vi) With respect to any publication pursuant to Section 17.4(a)(iii), Section 17.4(a)(iv), or Section 17.4(a)(v), each Party shall comply with the other Party’s request to delete references to such other Party’s Confidential Information in any such publication and will withhold disclosure of any such publication for an additional [***] days in order to permit the Parties to obtain Patent protection if such other Party deems it necessary, subject to a Party’s decision making authority for Patents pursuant to Section 14.2.

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(b) Press Releases. Except to the extent required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party (or its parent entity) are listed (or to which an application for listing has been submitted), at least [***] Business Days prior to either Party or its Affiliates issuing a press release with respect to any Assembly Program, Optioned Program or Non-Optioned Gilead Program, such disclosing Party shall provide a copy of such press release to the other Party. Except to the extent required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party (or its parent entity) are listed (or to which an application for listing has been submitted), neither Party nor its Affiliates shall issue any such press release unless and until such press release is approved by the other Party.

(c) Destruction of Confidential Information. Subject to Section 18.6, upon the earliest of (i) the expiration of the Assembly Program Period for each Assembly Program (with respect to Confidential Information of the disclosing Party related to such Assembly Program and that is not related to an Assembly Program, Optioned Program or Non-Optioned Gilead Program, in each case, for which this Agreement remains in effect), (ii) the expiration of the Collaboration Term (with respect to any Confidential Information of the disclosing Party that is not related to an Assembly Program, Optioned Program or Non-Optioned Gilead Program, in each case, for which this Agreement remains in effect), (iii) the effective date of termination of this Agreement for a given Pre-Program Activity, Assembly Program, Optioned Program or Non-Optioned Gilead Program (with respect to Confidential Information of the disclosing Party related to such Pre-Program Activity, Assembly Program, Optioned Program or Non-Optioned Gilead Program, as applicable, and not related to any Assembly Program, Optioned Program or Non-Optioned Gilead Program, in each case, for which this Agreement remains in effect), and (iv) the effective date of termination of this Agreement in its entirety (with respect to all Confidential Information of the disclosing Party), the receiving Party shall, as soon as reasonably practicable, destroy all copies of such Confidential Information in its and its Affiliates’ possession; provided that the receiving Party may retain one copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder, as required by Applicable Law, or for archival purposes. Notwithstanding the foregoing, this Section 17.4(c) shall not require either Party to destroy copies of any Information for which its license to use such Information hereunder survives in such circumstances.

ARTICLE XVIII

TERM AND TERMINATION

18.1 Term. This Agreement shall become effective on the Effective Date and, unless terminated earlier pursuant to this ARTICLE XVIII, shall expire in its entirety as of the expiration of the Collaboration Term; provided that:

(a) with respect to each Assembly Program in existence as of the expiration or termination of the Collaboration Term, whether as a result of the natural expiration of the Collaboration Term or as a result of Gilead’s termination pursuant to Section 11.1 or Section 11.2 (including any Assembly Program that is Suspended or Terminated), the Post-IND Term Extension shall continue in effect solely for such Assembly Programs until the expiration of the Post-IND Term Extension (and for clarity, this Agreement shall expire with respect to all Pre-Program Activities);

(b) with respect to each Optioned Program in existence as of expiration or termination (pursuant to Section 11.1 or Section 11.2) of the Collaboration Term and any Post-IND Term Extension, this Agreement shall continue in effect (i) for each country in the Gilead Royalty Territory, until the end of each applicable Royalty Term in effect for any Optioned Product included in such Optioned Program and

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(ii) for the Profit-Share Territory, [***]; and

(c) with respect to each Non-Optioned Gilead Program in existence as of expiration or termination pursuant to Section 11.1 or Section 11.2, this Agreement shall continue in effect for each country in the Territory (or, if Gilead has terminated its rights pursuant to Section 18.2(a)(i), Terminated Region) until [***];

(the period from the Effective Date through expiration (or earlier termination) of this Agreement as described in this Section 18.1, with respect to each Assembly Program and Optioned Program, the “Term”).

18.2 Termination at Will.

(a) Termination by Gilead at Will.

(i) Subject to Section 18.2(a)(ii) and Gilead’s rights to terminate the Collaboration Term under ARTICLE XI, Gilead shall have the right, with respect to (x) all Regions in the Gilead Territory, or (y) any Region or Regions, on a Region-by-Region basis (but in the case of (y), solely with respect to Optioned Product), in its sole discretion, to terminate this Agreement (A) on an Assembly Program-by-Assembly Program basis, and (B) (I) prior to [***] of the first Optioned Product in an Optioned Program, on an Optioned Program-by-Optioned Program basis, and (II) following [***] of the first Optioned Product in an Optioned Program, on an Optioned Product-by-Optioned Product basis with respect to such Optioned Program (which termination shall be with respect to all Optioned Molecules included in such Optioned Product), in each case ((A) and (B)) with respect to such Region in the Gilead Territory upon [***] days’ prior written notice to Assembly. In the case of each Existing Assembly Program, the termination right set forth in clause (A) of the preceding sentence may not be exercised by Gilead until [***]. If Gilead exercises such termination right for any Region (but not all Regions) in the Gilead Territory, then this Agreement shall remain in effect with respect to all other Regions in the Gilead Territory and such Region with respect to which Gilead exercised such termination right shall cease to be part of the Gilead Territory with respect to the applicable Assembly Programs, Optioned Programs or Optioned Products, as the case may be.

(ii) If Gilead exercises its rights pursuant to Section 18.2(a)(i) with respect to a Gilead Program, such Gilead Program will revert to Assembly, and the licenses in Section 13.1 will be deemed granted to Assembly with respect to such Gilead Program, from such date of termination as if Gilead had not exercised its Option with respect to such Gilead Program. From such date of termination, such Gilead Program will be deemed a “Non-Optioned Gilead Program” hereunder, and all Gilead Molecules thereunder will thereafter be deemed “Non-Optioned Gilead Molecules,” subject to Assembly’s compliance with its obligations under Section 9.4.

(b) Termination by Assembly at Will. Assembly shall have the right, with respect to any or all Regions in the Territory on a Region-by-Region basis, in its sole discretion, to terminate this Agreement (i) prior to [***] of the first Non-Optioned Gilead Product in a Non-Optioned Gilead Program, on a Non-Optioned Gilead Program-by-Non-Optioned Gilead Program basis, and (ii) following [***] of the first Non-Optioned Gilead Product in a Non-Optioned Gilead Program, on a Non-Optioned Gilead Product-by-Non-Optioned Gilead Product basis with respect to such Non-Optioned Gilead Program (which termination shall be with respect to all Non-Optioned Gilead Molecules included in such Non-Optioned Gilead Product), in each case ((i) and (ii)) with respect to such

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Region in the Territory upon [***] days’ prior written notice to Gilead. If Assembly exercises such termination right for any Region (but not all Regions) in the Territory, then this Agreement shall remain in effect with respect to all other Regions in the Territory and such Region with respect to which Assembly exercised such termination right shall cease to be part of the Territory with respect to the applicable Non-Optioned Gilead Programs, as the case may be.

18.3 Termination by Either Party for Material Breach.

(a) Termination and Other Rights.

(i) Rights of Assembly for Gilead’s Breach. Subject to Section 18.3(b) and Section 18.3(c), if Gilead materially breaches its obligations under this Agreement with respect to any Optioned Product, Assembly Product, or Non-Optioned Gilead Product, then Assembly shall have the right to terminate this Agreement with respect to such Optioned Product (which termination shall be with respect to all Optioned Molecules included in such Optioned Product) or Assembly Product (which termination shall be with respect to all Assembly Molecules included in such Assembly Product) or Non-Optioned Gilead Product (which termination shall be with respect to all Non-Optioned Gilead Molecules included in such Non-Optioned Gilead Product) by written notice to Gilead if, following Assembly’s provision of [***] days’ prior written notice (or [***] days for payment breaches) to Gilead identifying such material breach in reasonable detail and the Optioned Product(s) to which such material breach relates, Gilead has not cured the breach specified in such notice during such [***]-day period (or if curable but not cured within such [***]-day period, then within such period as is reasonably required to cure such breach; provided that, and for so long as, Gilead is using reasonable efforts to do so during such period). Notwithstanding the foregoing, in the event that the termination for material breach is solely with respect to one or more Regions but not all Regions, then for such Optioned Product, as the case may be, the Gilead Territory shall no longer include such Region or Regions and in lieu of termination of this Agreement under this Section 18.3(a)(i) and a transition analogous to the transition described in Section 18.6 shall be conducted.

(ii) Rights of Gilead for Assembly’s Breach. Subject to Section 18.3(b) and Section 18.3(c), if Assembly materially breaches its obligations under this Agreement with respect to any Assembly Product, Optioned Product or Non-Optioned Gilead Product, then Gilead shall have the right to terminate this Agreement with respect to such Assembly Product (which termination shall be with respect to all Assembly Molecules included in such Assembly Product), Optioned Product (which termination shall be with respect to all Optioned Molecules included in such Optioned Product) or Non-Optioned Gilead Product (which termination shall be with respect to all Non-Optioned Gilead Molecules included in such Non-Optioned Gilead Product) by written notice to Assembly if, following Assembly’s provision of [***] days’ prior written notice (or [***] days for payment breaches) to Assembly identifying such material breach in reasonable detail and the Assembly Product(s), Optioned Product(s) or Non-Optioned Gilead Product(s) to which such material breach relates, Assembly has not cured the breach specified in such notice during such [***]-day notice period (or, if curable but not cured within such [***]-day period, then within such period as is reasonably required to cure such breach; provided that, and for so long as, Assembly is using reasonable efforts to do so during such period). Notwithstanding the foregoing, in the event that the termination for material breach is solely with respect to one or more Regions but not all Regions, then for such Assembly Product, Optioned Product or Non-Optioned Gilead Product, as the case may be, the Territory shall no longer include such Region or Regions and in lieu of termination of this Agreement under this Section 18.3(a)(ii) and a transition analogous to the transition described in Section 18.6 shall be conducted.

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(b) Disputed Breach. If, during any applicable cure period described in Section 18.3(a), the allegedly breaching Party provides the other Party with (i) written notice disputing in good faith (A) the existence or materiality of a breach specified in a notice provided by such other Party in accordance with Section 18.3(a) or (B) whether a material breach has been cured within the applicable cure period and (ii) invokes and continues to pursue in good faith the dispute resolution procedures set forth in Section 19.1(b), then such other Party shall not have the right to terminate this Agreement for such breach unless and until (I) it has been determined by arbitration in accordance with Section 19.2 that such allegedly breaching Party has materially breached this Agreement or that such Party has failed to cure a material breach (as applicable) and (II) such allegedly breaching Party fails to cure such material breach within (1) [***] days following such determination, in the case of any failure to make payment or (2) [***] days following such determination, in the case of any other material breach. During the pendency of any such dispute, all of the terms and conditions of this Agreement shall remain in effect.

(c) Disfavored Remedy. The Parties agree that termination pursuant to this Section 18.3 is a remedy to be invoked only if a material breach cannot be adequately remedied through a combination of specific performance and the payment of monetary damages.

18.4 Termination by Either Party for Insolvency. If, at any time during the Term (a) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within [***] days after the commencement thereof, (b) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (c) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (d) a receiver or custodian is appointed for either Party’s business and is not dismissed within [***] days after the appointment thereof, or (e) a substantial portion of either Party’s business is subject to attachment or similar process and such attachment or similar process is not dismissed or withdrawn within [***] days after the commencement thereof, then, in any such case ((a), (b), (c), (d) or (e)), the other Party may terminate this Agreement upon written notice to such Party to the extent permitted under Applicable Law.

18.5 Termination of Gilead Program for Inactivity. Notwithstanding anything to the contrary, Gilead shall have the right to terminate this Agreement with respect to the Gilead [***] Program or Gilead [***] Program (as applicable) by providing [***] days’ written notice to Assembly if Assembly fails to conduct any material activities to Develop or Commercialize any Gilead Molecule or Gilead Product under the corresponding [***] or [***], in either case, for [***] consecutive months.

18.6 Effects of Termination of this Agreement.

(a) Conduct During Termination Notice Period. Following any notice of termination permitted under this ARTICLE XVIII, during any applicable termination notice period with respect to any Assembly Molecule, Assembly Product, Optioned Molecule, Optioned Product, Non-Optioned Gilead Molecule or Non-Optioned Gilead Product (as applicable, each, a “Termination Notice Period”), each Party shall continue to perform all of its obligations under this Agreement with respect to such Assembly Molecule, Assembly Product, Optioned Molecule, Optioned Product, Non-Optioned Gilead Molecule or Non-Optioned Gilead Product, including performing all activities allocated to it with respect thereto pursuant to any Research Plan or Development Plan then in effect, in each case, in accordance with the terms and conditions of this Agreement. Each Party shall also continue to bear its share of all R&D Costs

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and Allowable Expenses incurred during the Termination Notice Period with respect to any such Optioned Program, Optioned Molecule or Optioned Product (as applicable).

(b) Assembly Programs. In the case of a termination of this Agreement with respect to any Assembly Program or Assembly Product, all rights and licenses granted to Gilead under this Agreement with respect to such Assembly Program or Assembly Product (including with respect to the Assembly Molecule that is included in such Assembly Product), as applicable, shall terminate, subject to Gilead’s reversion rights in any Gilead Program or Gilead Product as described herein.

(c) Optioned Programs and Gilead Programs. In the case of a termination of this Agreement with respect to any Optioned Product or Non-Optioned Gilead Product (each of the foregoing, a “Terminated Product”), the following shall apply with respect to such Terminated Product (in addition to any other rights and obligations under this ARTICLE XVIII or otherwise under this Agreement with respect to such termination) in the applicable Terminated Regions:

(i) Licenses. The licenses and other rights granted to a Party under this Agreement (a “Reverting Party”) shall terminate with respect to any such Terminated Product for the Terminated Region(s) (in the case of termination by the other Party (a “Reverted Party”) pursuant to Section 18.3, subject to the sell-off period set forth in Section 18.6(c)(vii)). In connection with the Transition Agreement set forth in and negotiated pursuant to Section 18.6(c)(v)with respect to any applicable Reversion Product(s), each Reverting Party hereby grants to the Reverted Party (effective only as of the effective date of such termination), subject to Section 18.6(c)(v), an irrevocable, perpetual, exclusive (even as to such Reverting Party and its Affiliates, subject to the sell-off period set forth in Section 18.6(c)(vii)) license, with the right to grant multiple tiers of sublicenses, under any such Reverting Party’s Reversion Patents and Reversion Know-How solely to Develop, Manufacture and Commercialize and otherwise Exploit such Reversion Product(s) (in their current form) in the Field for the applicable Terminated Region(s); provided that for clarity, such license shall take account of and be subject to such Reverting Party’s continuing rights with respect to molecules and products (including non-terminated Assembly Molecules, Assembly Products, Optioned Molecules, Optioned Products, Non-Optioned Gilead Molecules and Non-Optioned Gilead Products and any upstream license obligations of such Reverting Party that have been disclosed in writing to the other Party); provided, however, that (A) if such termination is by such Reverting Party pursuant to Section 18.2 (as applicable) or by the Reverted Party pursuant to Section 18.3, 18.4 or 18.5, then such license shall be [***], and (B) if such termination is by the Reverting Party pursuant to Section 18.3 or 18.4, then such license shall [***]. For clarity, such license extends solely to those elements of such a Reversion Product that were incorporated into such Reversion Product as of the effective date of termination and shall not be construed as a right to modify such elements or to incorporate additional elements or technology that would infringe a Reverting Party’s Reversion Patent.

(ii) Product Trademarks. Pursuant to the Transition Agreement, a Reverting Party shall assign to the Reverted Party all of its right, title and interest in and to any Product Trademarks Controlled by such Reverting Party and used exclusively with any applicable Reversion Product(s) (excluding any such Product Trademarks to the extent that it includes, in whole or part, any corporate name or logo of such Reverting Party or any of its Affiliates or Sublicensees) in the applicable Terminated Region(s).

(iii) Regulatory Materials. Effective as of the effective date of such termination, a Reverting Party hereby grants to the Reverted Party such rights of reference (sublicensable

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through multiple tiers) as required to utilize any Regulatory Materials and Regulatory Approvals Controlled by such Reverting Party, that are to be assigned to the Reverted Party pursuant to Section 18.6(c)(v) prior to such assignment, or that are otherwise necessary for the Reverted Party (or its Affiliates or Sublicensees) to Develop and Commercialize the applicable Reversion Product(s).

(iv) Reverting Clinical Trials.

(A) With respect to each Clinical Trial for any Terminated Product entirely in or for the benefit of the applicable Terminated Region(s) being conducted by or on behalf of a Reverting Party that was Initiated prior to the effective date of termination (each such Clinical Trial, a “Reverting Clinical Trial”), a Reverting Party shall, at the Reverted Party’s election, (1) continue to timely perform all activities necessary to continue such Reverting Clinical Trial through its database lock in accordance with the protocol in effect for such Reverting Clinical Trial as of the effective date of the applicable termination, (2) to the extent that such Clinical Trial does not include the use of such Terminated Product in combination with any other product, work with the Reverted Party to promptly transfer such Reverting Clinical Trial to the Reverted Party in an orderly manner, or (3) promptly wind-down such Reverting Clinical Trial in an orderly manner consistent with ethical and clinical obligations and Applicable Law.

(B) With respect to each such Reverting Clinical Trial, the costs and expenses reasonably incurred by the Parties after the effective date of termination to conduct, transfer or wind-down such Reverting Clinical Trial, as applicable, shall be allocated as follows:

(1) If the Reverting Party terminated this Agreement with respect to the Terminated Product pursuant to Section 18.2 (as applicable), or if the Reverted Party terminated this Agreement with respect to the Terminated Product for such Reverting Clinical Trial pursuant to Section 18.3 or 18.4, then with respect to each Reverting Clinical Trial for the applicable Terminated Product, the Reverting Party shall be responsible for [***] percent ([***]%) of such costs and expenses, and shall reimburse the Reverted Party for [***] percent of any such costs and expenses incurred by the Reverted Party. Such reimbursement payment shall be made to the Reverted Party within [***] days after receipt of an invoice with respect thereto, which invoice must be accompanied by a report in reasonable detail of such costs and expenses.

(2) If the Reverting Party terminated this Agreement with respect to the Terminated Product for such Reverting Clinical Trial pursuant to Section 18.3 or 18.4, or if the Reverted Party terminated this Agreement pursuant to Section 18.2, then the Reverted Party shall be responsible for [***] percent ([***]%) of such costs and expenses, and shall reimburse the Reverting Party for [***] percent ([***]%) of such costs and expenses incurred by the Reverting Party. Such reimbursement payment shall be made to the Reverting Party within [***] days after receipt of an invoice with respect thereto, which invoice must be accompanied by a report in reasonable detail of such costs and expenses.

(v) Transition Agreement. For any Terminated Product, and with respect to the applicable Terminated Region(s), the Parties shall enter into a written agreement (a “Transition Agreement”) that would memorialize and/or effectuate the terms and conditions of this Section 18.6(c)(v), as well as such elements to be included in such Transition Agreement pursuant to Sections 18.6(c), and would include other reasonable terms and conditions, including terms allocating costs and expenses, describing the Parties’ indemnification obligations, setting forth the Parties’ obligations with respect to unauthorized sales, and setting forth other coordination obligations. If, despite such efforts, the Parties are unable to agree upon the terms and conditions of any Transition Agreement within [***] days after the

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effective date of termination of this Agreement with respect to the applicable Terminated Product, then either Party may refer the dispute for resolution by arbitration in accordance with Section 19.2(d).

(A) Transition Assistance. If the Reverted Party terminated the Terminated Product for such Reverting Clinical Trial pursuant to Section 18.3, 18.4 or 18.5 or if the Reverting Party terminated the Terminated Product for such Reverting Clinical Trial pursuant to Section 18.2(a) or 18.2(b), the Transition Agreement shall require the Reverting Party, at no cost to the Reverted Party, to (1) reasonably disclose and provide to the Reverted Party information Controlled by the Reverting Party that is not already in the Reverted Party’s possession and that is necessary for the Reverted Party to Develop, Manufacture or Commercialize the applicable Reversion Product(s) with respect to the applicable Terminated Region(s) and [***] and (2) at the Reverted Party’s request, shall use commercially reasonable efforts to transfer any existing contractual relationships that are specific with respect to Reversion Product(s) being Commercialized in the applicable Terminated Region(s) as of the effective date of termination; however if such relationships are not specific, then the Reverting Party, if requested by the Reverted Party, will [***]. The Transition Agreement will, if requested by the Reverted Party, address any commercial supply of such Reversion Product(s) to be provided by the Reverting Party on a transitional basis and the terms with respect thereto, which will be negotiated in good faith (or in the event that a CMO is providing such commercial supply on behalf of the Reverting Party, then good faith efforts will be used to [***]. Further, if this Agreement is terminated solely with respect to Regions that do not include all Regions in the Territory, as applicable, and the Reverting Party continues to Manufacture the applicable Reversion Product in the Territory, as applicable, then, upon the Reverted Party’s request, the Parties will discuss in good faith with respect to assistance from the Reverting Party in providing ongoing supply of the Reversion Product to the Reverted Party in such Terminated Regions. Notwithstanding the foregoing, if the Reverting Party terminated the applicable Reversion Product(s) pursuant to Section 18.3 or 18.4, or if the Reverted Party terminated pursuant to Section 18.2, the Reverted Party shall be solely responsible for any costs incurred in connection with any transition activities pursuant to this Section 18.6(c)(v).

(B) Regulatory Materials. The Transition Agreement shall address the transfer and assignment to the Reverted Party of [***], specific to the Reversion Product(s) in or for the benefit of the applicable Terminated Region(s) but for clarity not [***] relating to any product other than the Reversion Product(s), including any non-terminated Optioned Molecule, Assembly Molecule, or Non-Optioned Gilead Molecule. The Transition Agreement shall contain terms governing the coordination of any ongoing regulatory responsibilities with respect to such Reversion Product(s) that are required under Applicable Law to be conducted by the Reverting Party with respect to the applicable Terminated Region(s).

(vi) Third Party Agreements. To the extent that any payments would be owed by the Reverting Party or any of its Affiliates to any Third Party (including royalties, milestones and other amounts) under any Third Party agreements that are applicable to, and arise from, the grant to or exercise by the Reverted Party of any (sub)license, right of reference or other right provided in this Section 18.6 or any Transition Agreement, or that are applicable to, and arise from, the exercise by the Reverted Party or any of its Affiliates or Sublicensees of any sublicense or other right with respect thereto, the Reverting Party shall notify the Reverted Party of the existence and anticipated amounts of such payments and the Reverted Party shall have the right either to decline such (sub)license, right of reference or other right

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provided in this Section 18.6 or such Transition Agreement or to accept the same, in which case the Reverted Party shall (A) comply with any obligations under any such Third Party agreement that apply to the Reverted Party (provided that the Reverting Party has notified the Reverted Party of such obligation in writing) and (B) be responsible for any such payments.

(vii) [***].

(viii) Survival of Option Continuation Payments. In the case of termination by Gilead of this Agreement in its entirety pursuant to Section 18.2(a), or termination by Assembly of this Agreement in its entirety pursuant to Section 18.3 or 18.4, Section 12.4(a) shall survive until the [***] anniversary of the Effective Date, and shall terminate on the later of (A) the [***] anniversary of the Effective Date and (B) the effective date of termination. In the case of termination by Gilead of this Agreement in its entirety pursuant to Section 18.3 or 18.4, Section 12.4(a) shall terminate on the effective date of termination.

18.7 Alternative to Termination. In the event that a Party has the right to terminate this Agreement with respect to an Assembly Product, Optioned Product or Non-Optioned Gilead Product pursuant to Section 18.3 (provided that all dispute resolution proceedings required by Section 18.3(b) have been resolved in such Party’s favor) or 18.4 (each, a “Potentially Terminated Product”) with respect to one or more Regions (each, a “Potentially Terminated Region”), such Party may, in lieu of termination, elect (in its sole discretion) by written notice to the non-terminating Party (“Alternative Remedy Notice”) any or all of the following remedies:

(a) With respect to each Clinical Trial for any Potentially Terminated Product in or for the benefit of the applicable Potentially Terminated Region(s) being conducted by or on behalf of the other Party that was Initiated prior to the effective date of termination (each such Clinical Trial, a “Ongoing Clinical Trial”), the non-terminating Party shall, at the terminating Party’s election, (i) continue to timely perform all activities necessary to continue such Ongoing Clinical Trial through its database lock in accordance with the protocol in effect for such Ongoing Clinical Trial as of the date of the terminating Party’s Alternative Remedy Notice, (ii) work with the terminating Party to promptly transfer such Ongoing Clinical Trial to the terminating Party in an orderly manner, or (iii) promptly wind-down such Ongoing Clinical Trial in an orderly manner consistent with ethical and clinical obligations and Applicable Law.

(b) Any amounts, after giving effect to any deductions allowable hereunder, that would have been due to the non-terminating Party by the terminating Party pursuant to Section 12.2, Section 12.3, Section 12.5, Section 12.6 or Section 12.8 with respect to Potentially Terminated Products after the date of the terminating Party’s Alternative Remedy Notice shall be reduced by [***] percent ([***]%), subject to Section 12.6(e), and paid to the non-terminating Party in accordance with this Section and the payment provisions of this Agreement; provided that such reduction shall terminate and the terminating Party shall again be responsible for the full amounts payable to the non-terminating Party at such time as the aggregate reduction in payments made by the terminating Party hereunder equals [***].

Option, License and Collaboration Agreement

18.8 Other Remedies. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

18.9 Rights in Bankruptcy. The Parties intend to take advantage of the protections of Section 365(n) (or any successor provision) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction to the maximum extent permitted by law. All rights and licenses granted under or pursuant to this Agreement, but only to the extent they constitute licenses of a right to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code, shall be deemed to be “intellectual property” for the purposes of Section 365(n) or any analogous provisions in any other country or jurisdiction. The Parties shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, including the right to obtain the intellectual property from another entity. In the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party that is not subject to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property (including all embodiments of such intellectual property), which, if not already in the non-subject Party’s possession, shall be promptly delivered to it upon the non-subject Party’s written request (a) upon commencement of a bankruptcy proceeding, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement, or (b) if not delivered pursuant to clause (a) because the subject Party continues to perform, upon the rejection of this Agreement by or on behalf of the subject Party. Unless and until the subject Party rejects this Agreement, the subject Party shall perform this Agreement or provide the intellectual property (including all embodiments of such intellectual property) to the non-subject Party, and shall not interfere with the rights of the non-subject party to such intellectual property, including the right to obtain the intellectual property from another entity. In the case of an insolvency that is governed by non-U.S. bankruptcy law, the Parties agree that, to the extent not prohibited by the applicable insolvency law, the non-subject Party will be entitled to at least the same rights and protections afforded by the U.S. Bankruptcy Code, including survival of the licenses granted hereunder even if the subject Party revokes or terminates this Agreement and a copy of the embodiments of such intellectual property, without conditions other than any legally required payment of royalties.

18.10 Survival. Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement. [***].

Option, License and Collaboration Agreement

In addition, the other applicable provisions of ARTICLE XII shall survive and apply to the extent required to make final reimbursements, reconciliations or other payments incurred or accrued prior to the date of termination or expiration or pursuant to Section 18.6(c)(iv) or Section 18.6(c)(vii). For any surviving provisions requiring action or decision by a Committee or an Executive Officer, each Party will appoint representatives to act as its Committee members or Executive Officer, as applicable. All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect. If this Agreement is terminated with respect to one or more Terminated Regions but not in its entirety, then following such termination the foregoing provisions of this Agreement shall remain in effect with respect to the Terminated Regions (to the extent they would survive and apply in the event the Agreement expires or is terminated in its entirety), and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to the applicable Terminated Region(s) and be of no further force and effect (and for the avoidance of doubt all provisions of this Agreement shall remain in effect with respect to any countries that are not part of the Terminated Region(s)).

ARTICLE XIX

DISPUTE RESOLUTION

19.1 Disputes.

(a) Generally. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation or arbitration.

(b) Non-Committee Disputes. In the event of any dispute that may arise between the Parties out of or in relation to or in connection with this Agreement (a “Dispute”) that does not arise from a matter within the decision-making jurisdiction of a Committee (a “Non-Committee Dispute”), including any alleged failure to perform, or breach of this Agreement, or any issue relating to the formation, interpretation, application, termination, validity or enforceability of this Agreement, either Party may refer such Non-Committee Dispute to the Executive Officers of the Parties. Following referral to the Executive Officers, the Executive Officers shall attempt to reach consensus on such Non-Committee Dispute during

Option, License and Collaboration Agreement

a period of [***] Business Days thereafter, and any final decision agreed to in writing by the Executive Officers with respect to such Non-Committee Dispute shall be binding on the Parties. If the Executive Officers cannot reach consensus on such Non-Committee Dispute within such period, then either Party may then invoke the applicable provisions of Section 19.2(a), Section 19.2(d) or Section 19.7, as applicable; provided, however, that with respect to any dispute that relates to Prosecution of the Assembly Licensed Patents or Gilead Licensed Patents, such provisions shall not be invoked and rather be decided as specified in ARTICLE XIV. Any disputes concerning the propriety of the commencement of the arbitration or the determination of the scope or applicability of the agreement to arbitrate shall be finally settled by arbitration in accordance with Section 19.2(c).

(c) Committee Disputes. In the event of a Dispute that arises from a Committee and is within the decision-making jurisdiction of such Committee (a “Committee Dispute”), the Parties shall first attempt to resolve such Committee Dispute pursuant to ARTICLE II, including Section 2.4. If the Committee Dispute is not resolved pursuant to ARTICLE II, then such Committee Dispute shall be resolved in accordance with Section 2.4 (and if provided for in the applicable Section therein, Section 19.2(b), 19.2(c) and 19.2(d), as applicable). Any disputes concerning the applicability of Section 19.2(b), 19.2(c) or 19.2(d) shall be finally settled by arbitration in accordance with Section 19.2(c).

19.2 Arbitration.

(a) Arbitration of Non-Committee Disputes. With respect to any Non-Committee Dispute other than a Non-Committee Dispute covered by Section 19.2(d) or Section 19.7, either Party shall have the right, following the end of the [***] Business Day period referenced in Section 19.1(b), to refer such Non-Committee Dispute to binding arbitration in accordance with Section 19.2(c).

(b) Arbitration of Committee Disputes Regarding [***]. Following the end of the period set forth in Section 2.4(b)(iii) for the Executive Officers to discuss any Dispute thereunder, either Party shall have the right to refer such Dispute to arbitration in accordance with Section 19.2(c). With respect to the arbitration of any Dispute submitted to arbitration pursuant to this Section 19.2(b), the following shall apply: (i) the Parties shall each choose their respective arbitrator pursuant to Section 19.2(c) within [***] Business Days after commencement of the arbitration, such arbitrators shall mutually agree upon the third arbitrator pursuant to Section 19.2(c) with [***] Business Days after their collective appointment, which arbitrators shall have expertise with respect to development in the pharmaceutical and biotechnology industries, and an arbitrator shall be deemed to meet these qualifications unless a Party objects within [***] Business Days after the arbitrator is selected; (ii) within [***] Business Days after appointment of such third arbitrator, each Party shall deliver to the arbitrators and to the other Party a memorandum in support of its position; (iii) within [***] Business Days after the delivery of such memorandum, the Parties and arbitrators shall meet to discuss the Dispute; and (iv) within [***] Business Days after such meeting, the arbitrators shall issue their determination with respect to such Dispute in accordance with Section 19.2(c). The foregoing time periods for the Parties’ memorandum, meeting with arbitrators and/or the issuance of the determination may be extended if the Parties jointly so request or the arbitrators determine in a reasoned decision that interests of justice or complexity of the Dispute require an extension. If the arbitrators determine that a [***], then the arbitrators shall set forth in writing the [***]. If the arbitrators determine that a [***], then the arbitrators shall set forth in writing [***].

Option, License and Collaboration Agreement

(c) Arbitration Procedures.

(i) For Disputes referred to arbitration in accordance with Section 19.2(b), Section 19.2(b) shall control in the event of any conflict between Section 19.2(b) and this Section 19.2(c).

(ii) Any arbitration shall be administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules by a tribunal comprised of three (3) arbitrators. Each Party shall select one (1) arbitrator, and the two (2) arbitrators so selected by the Parties shall select the third arbitrator within [***] Business Days after the second arbitrator’s appointment. The arbitrators shall have significant experience and shall have expertise in licensing and partnering agreements in the pharmaceutical and biotechnology industries, including expertise in the applicable subject matter of the Dispute (e.g., co-promotion arrangements). An arbitrator shall be deemed to meet these qualifications unless a Party objects within [***] Business Days after the arbitrator is selected.

(iii) The seat, or legal place, of arbitration shall be San Francisco, CA and the language (including all testimony, evidence and written documentation) shall be English. The arbitrators shall establish procedures to facilitate and complete such arbitration as soon and efficiently as practicable. Unless the arbitrators expressly determine otherwise, neither Party shall be required to give general discovery of documents, but may be required only to produce specific, identified documents or categories of documents that are relevant to the Dispute. The Parties shall have the right to be represented by counsel.

(iv) Any judgment or award rendered by the arbitrators shall be final and binding on the Parties, and shall be governed by the terms and conditions hereof, including the limitation on damages set forth in Section 16.6. The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding the provision in Section 19.3 with respect to the applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C. § 1 et. seq.). The statute of limitations of the State of New York applicable to the commencement of a lawsuit shall apply to the commencement of arbitration under this ARTICLE XIX. The arbitrators shall determine the allocation of costs and expenses and attorneys’ fees in the arbitration to be borne by each Party. All proceedings and decisions of the arbitrators shall be deemed Confidential Information of both of the Parties, and shall be subject to ARTICLE XVII. The arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by Applicable Law, neither Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party. The existence of any Dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with an action in aid of arbitration, to enforce or challenge an award or as otherwise required by Applicable Law.

(d) Baseball Arbitration. With respect to any Baseball Matter, either Party shall have the right, following the end of the period referenced in Section [***], as applicable, to refer such Baseball Matter to arbitration in accordance with Section 19.2(c). In addition to the procedures set forth in Section 19.2(c), the following shall apply with respect to any such Baseball Matter:

(i) Within [***] Business Days after appointment of the third arbitrator pursuant to Section 19.2(c), each Party shall deliver to the arbitrators and to the other Party its proposal regarding such Baseball Matter (each, a “Proposal”), as applicable, and a memorandum in support thereof. Within [***] Business Days after receipt of the other Party’s Proposal and memorandum, each Party may submit to the arbitrators (with a copy to the other Party) a response to the other Party’s Proposal. Except as directed by the arbitrators and in any event with both Parties present or participating, neither Party may

Option, License and Collaboration Agreement

have any other communications (either written or oral) with the arbitrators other than for the sole purpose of engaging the arbitrators.

(ii) With respect to any Baseball Matters, within [***] days after the receipt of the Proposals and memoranda from both Parties, the arbitrators shall, if either Party so requests or the arbitrators so decide, hold a hearing for oral submissions on the Parties’ Proposals and memoranda. Within [***] days after (A) conclusion of the hearing, or (B) in the event no hearing is convened, after receipt of the Proposals and memoranda from both Parties, the arbitrators shall select the Proposal provided by one Party (without modification) that the arbitrators believe is most consistent with the terms of this Agreement (including, if applicable, any terms that are expressly required to be included in any agreement related to such Baseball Matter) and industry standards, and are otherwise commercially reasonable. The arbitrators must select, as the only method to resolve such a Dispute, the Proposal of one Party and, absent agreement by the Parties, may not combine elements of both of the Parties’ Proposals or terms or award any other relief or take any other action. The selection by the arbitrators of the applicable Proposal shall be binding and conclusive on the Parties.

(iii) With respect to any Dispute regarding the contents of the [***] for an Optioned Program, the arbitrators shall have [***].

(iv) With respect to any Dispute regarding the contents of [***], the arbitrators shall have [***]. An arbitrator [***] a Party objects within [***] Business Days after the arbitrator is selected. Without limiting Section 19.2(d)(ii), such arbitrators shall [***]. For clarity, [***].

(e) Survivability. Any obligation to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

19.3 Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The provisions of the United Nations Convention on Contracts for the International Sale of Goods are expressly excluded.

19.4 Award. Any award to be paid by one Party to the other Party as determined by the arbitrators pursuant to Section 19.2 shall be promptly paid in Dollars free of any Tax, deduction or offset, and any costs, expenses, fees or Taxes incident to enforcing the award shall, to the maximum extent permitted by Applicable Law, be charged against the Party resisting enforcement. The Parties undertake to carry out any award rendered in any arbitration conducted pursuant to this ARTICLE XIX, without delay, and judgment on the award may be entered in any court of competent jurisdiction.

19.5 Injunctive Relief. Nothing in this ARTICLE XIX will preclude either Party from seeking interim equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a Dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the

Option, License and Collaboration Agreement

status quo pending the arbitration proceeding. Therefore, in addition to its rights and remedies otherwise available at law, including the recovery of damages for breach of this Agreement, upon an adequate showing of material breach, and without further proof of irreparable harm other than this acknowledgement, such non-breaching Party shall be entitled to seek (a) immediate equitable relief, specifically including both interim restraining orders and injunctions, and (b) such other and further interim equitable relief as the court may deem proper under the circumstances. For the avoidance of doubt, nothing in this Section 19.5 shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 18.3.

19.6 Jurisdiction. For the purposes of this ARTICLE XIX, and except as provided in Section 19.7, the Parties agree to accept the jurisdiction of any United States District Court located in the Northern District of California for the purposes of enforcing or challenging any awards rendered pursuant to this ARTICLE XIX and for enforcing the agreements reflected in this ARTICLE XIX.

19.7 Patent and Trademark Disputes. Notwithstanding Section 19.2, any Dispute between the Parties or their respective Affiliates relating to the scope, validity, enforceability or infringement of any Patents or Trademarks covering the manufacture, use, importation, offer for sale or sale of Assembly Molecules, Assembly Products, Optioned Molecules, Optioned Products, Non-Optioned Gilead Molecules, and Non-Optioned Gilead Products shall be submitted to a court or other tribunal of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

ARTICLE XX

MISCELLANEOUS

20.1 Entire Agreement; Amendment. This Agreement, including the Appendices and Schedules hereto, and the Ancillary Agreements (if and when executed) set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties existing as of the Effective Date with respect to the subject matter hereof, including the Existing Confidentiality Agreement. In the event of any inconsistency between any plan hereunder (including any Pre-Program Plan, Research Plan and Development Plan) and this Agreement, the terms of this Agreement shall prevail. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

20.2 No Third Party Beneficiary Rights. Except as set forth in ARTICLE XVI, this Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

20.3 Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented or delayed by Force Majeure and the nonperforming Party promptly provides notice of the prevention or delay to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove such condition. For purposes of this Agreement, “Force Majeure” shall mean conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, global health conditions (including any epidemic, pandemic, or disease

Option, License and Collaboration Agreement

outbreak), failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances), or other Force Majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a Force Majeure affecting such Party.

20.4 Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing (whether or not specifically stated), shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 20.4, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable international expedited delivery service (with receipt confirmed), or (b) five (5) Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested. This Section 20.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement (for which e-mail or other methods of communications shall suffice).

If to Assembly:	Assembly Biosciences, Inc.
331 Oyster Point Blvd., Fourth Floor South San Francisco, CA 94080 Attn: General Counsel

With a copy to (which shall not constitute notice):	Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, CA 94304 Attn: Ian Edvalson

If to Gilead:	Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 Attention: Alliance Management

With a copy to (which shall not constitute notice):	Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 Attention: General Counsel Ropes & Gray LLP 1900 University Avenue, 6th Floor East Palo Alto, CA 94303-2284 Attention: Megan Baca

20.5 No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against either Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference

Option, License and Collaboration Agreement

only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

20.6 Assignment, Change of Control.

(a) Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that (i) a Party may make such an assignment to an Affiliate without the other Party’s consent; (ii) Gilead may make such an assignment with respect to its interest in any Optioned Program without Assembly’s consent to a successor to substantially all of the business relating to one or more Optioned Programs, whether in a merger, sale of stock, sale of assets, reorganization or other transaction; (iii) Assembly may make such an assignment with respect to its interest in any Non-Optioned Gilead Program without Gilead’s consent to a successor to substantially all of the business relating to a one or more Non-Optioned Gilead Programs, whether in a merger, sale of stock, sale of assets, reorganization or other transaction; and (iv) [***], provided, however, that [***]. Any permitted successor or assignee of rights or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights or obligations (and in any event, any Party assigning this Agreement to an Affiliate shall remain bound by the terms and conditions hereof). Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 20.6 shall be null, void and of no legal effect.

(b) Performance by Affiliates. Subject to the limitations of Section 13.4, each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

20.7 Subcontractors. Without the prior written approval of the other Party, and subject to the terms of any Ancillary Agreement, each Party may itself or any of its Affiliates or Sublicensees may exercise such Party’s rights or perform such Party’s obligations under this Agreement through one or more (sub)contractors or consultants; provided that (a) such Party remains responsible for the work allocated to, and payment to, such (sub)contractors and consultants to the same extent it would if it had done such work itself; (b) such Party conducts appropriate risk-based due diligence to assess the capabilities, compliance and reputation of such subcontractors or consultants; (c) the (sub)contractor or consultant undertakes in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to ARTICLE XVII hereof; and (d) (i) with respect to any subcontracting of any Research, Development or Manufacturing

Option, License and Collaboration Agreement

activities, such Party require that the subcontractor or consultant undertakes in writing to assign or exclusively license back (with the right to sublicense) to such Party all intellectual property with respect to Assembly Molecules, Assembly Products, Optioned Molecules, Optioned Products, Non-Optioned Gilead Molecules and Non-Optioned Gilead Products, as applicable, which intellectual property is conceived, discovered, developed, reduced to practice, generated or otherwise made by or on behalf of such subcontractor or consultant in the course of performing any such work (subject to reasonable and customary exclusions relating to improvements to such subcontractor’s generally applicable technology), and (ii) with respect to (sub)contracting of any other activities, such Party uses reasonable efforts to provide that the (sub)contractor or consultant undertakes in writing to assign or exclusively license back (with the right to sublicense) to such Party all intellectual property with respect to Assembly Molecules, Assembly Products, Optioned Molecules, Optioned Products, Non-Optioned Gilead Molecules and Non-Optioned Gilead Products, as applicable, which intellectual property is conceived, discovered, developed, reduced to practice, generated or otherwise made by or on behalf of such (sub)contractor or consultant in the course of performing any such work.

20.8 Compliance with Applicable Law. Each Party shall comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement.

20.9 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

20.10 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitrator or by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering into this Agreement may be realized.

20.11 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

20.12 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

20.13 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signature pages of this Agreement may be exchanged by email or in .pdf or other electronic means without affecting the validity thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

ASSEMBLY BIOSCIENCES, INC.		GILEAD SCIENCES, INC.

By:	/s/ Jason A. Okazaki	By:	/s/ Andrew D. Dickinson

Name:	Jason A. Okazaki	Name:	Andrew D. Dickinson

Title:	Chief Executive Officer and President	Title:	Chief Financial Officer

Signature Page to Option, License and Collaboration Agreement

Schedule 1.1	Access Territory
Schedule 1.19	Assembly Option Exercise Representations
Schedule 1.62	TCT Minimum Criteria
Schedule 1.72	Excluded Licenses
Schedule 1.75	Existing Assembly Licensed Patents
Schedule 1.76	Existing Assembly Program
Schedule 1.78	Existing Gilead Licensed Patents
Schedule 1.79	Existing Gilead Third Party Agreements
Schedule 1.80	Existing Gilead Third Party Obligations Schedule
Schedule 1.81	Existing Gilead Third Party Reps Schedule
Schedule 1.99	Gilead Molecule
Schedule 1.104(a)	Gilead [***] Program
Schedule 1.104(b)	Gilead [***] Program
Schedule 1.183	Qualifying Data Package
Schedule 1.220	Initial TPP – [***]
Schedule 10.2	Co-Promotion Agreement Terms
Schedule 15.3	Gilead Schedule of Exceptions
Exhibit 3.3(a)	Initial Research Plan – [***]
Exhibit 3.3(b)	Initial Research Plan – [***]
Exhibit 3.4(a)	Initial Development Plan – [***]
Exhibit 3.4(b)	Initial Development Plan – [***]
Exhibit 3.4(c)	Initial Development Plan – [***]
Exhibit 3.4(d)	Initial Development Plan – [***]